                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

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                                 $1,750,000,000
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                                (euro)88,000,000
                                CREDIT AGREEMENT

                          Dated as of November 4, 2003,

                                      Among

                               NALCO HOLDINGS LLC,

                         NALCO COMPANY,as U.S. Borrower,

        THE FOREIGN SUBSIDIARY BORROWERS FROM TIME TO TIME PARTY HERETO,

                            THE LENDERS PARTY HERETO,

         CITIGROUP GLOBAL MARKETS INC.andBANC OF AMERICA SECURITIES LLC,
                             as Global Coordinators,

                          CITICORP NORTH AMERICA, INC.,
                            as Administrative Agent,

                             BANK OF AMERICA, N.A.,
                            as Documentation Agent,

                         DEUTSCHE BANK SECURITIES INC.,
                          J.P. MORGAN SECURITIES INC.,
                       GOLDMAN SACHS CREDIT PARTNERS L.P.
                                       and
                               UBS SECURITIES LLC,
                           as Co-Syndication Agents,

                         CITIGROUP GLOBAL MARKETS INC.,
                        BANC OF AMERICA SECURITIES LLC,
                         DEUTSCHE BANK SECURITIES INC.,
                          J.P. MORGAN SECURITIES INC.,
                       GOLDMAN SACHS CREDIT PARTNERS L.P.
                                      and
                              UBS SECURITIES LLC,
                as Joint Lead Arrangers and Joint Book Managers

                          CAHILL GORDON & REINDEL LLP
                                 80 PINE STREET
                            NEW YORK, NEW YORK 10005

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                                TABLE OF CONTENTS

                                    ARTICLE I

                                  Definitions

                                                                                   Page
                                                                                   ----

                                   ARTICLE II

                                  The Credits

SECTION 2.22.     Increase in Revolving Facility Commitments and/or Tranche B
                    Term Loan Commitments...........................................76

SECTION 2.23.     Illegality........................................................78

                                   ARTICLE III

                         Representations and Warranties

SECTION 3.01.     Organization; Powers..............................................78

                                      -i-

                                                                                   Page
                                                                                   ----

                                   ARTICLE IV

                             Conditions of Lending

                                    ARTICLE V

                             Affirmative Covenants

                                      -ii-

                                                                                  Page
                                                                                  ----

SECTION 5.14.     Post-Closing Reorganization......................................101

SECTION 5.15.     Post-Closing Matters.............................................101

                                     ARTICLE VI

                                 Negative Covenants

SECTION 6.09.     Limitation on Modifications of Indebtedness; Modifications
                    of Certificate of Incorporation, By-Laws and Certain Other

                                     ARTICLE VII

                                 Events of Default

                                    ARTICLE VIII

                                     The Agents

                                     -iii-

                                   ARTICLE IX

                                 Miscellaneous
                                                                                  Page
                                                                                  ----

                                      ARTICLE X

                           Collection Allocation Mechanism

SECTION 10.01.    Implementation of CAM............................................141

                                      -iv-

Exhibits and Schedules

Exhibit A                       Form of Assignment and Acceptance
Exhibit B                       Form of Administrative Questionnaire
Exhibit C-1                     Form of Borrowing Request
Exhibit C-2                     Form of Swingline Borrowing Request
Exhibit D                       Form of U.S. Mortgage
Exhibit E                       Form of U.S. Collateral Agreement
Exhibit F                       Form of Foreign Guarantee
Exhibit G-1                     Form of Foreign Subsidiary Borrower Agreement
Exhibit G-2                     Form of Foreign Subsidiary Borrower Termination
Exhibit H                       Reserve Costs for Mandatory Costs Rate
Exhibit I                       Form of Solvency Certificate
Exhibit J                       Form of Real Property Officers' Certificate
Schedule 1.01(h)                Certain U.S. Subsidiaries
Schedule 1.01(i)                Post-Closing Reorganization
Schedule 1.01(j)                Pro Forma Adjusted EBITDA
Schedule 2.01                   Commitments
Schedule 2.05(a)                Existing Letters of Credit
Schedule 3.01                   Organization and Good Standing
Schedule 3.04                   Governmental Approvals
Schedule 3.07(c)                Intellectual Property
Schedule 3.08(b)                Subsidiaries
Schedule 3.08(c)                Subscriptions
Schedule 3.09                   Litigation
Schedule 3.13                   Taxes
Schedule 3.16                   Environmental Matters
Schedule 3.20                   Labor Matters
Schedule 3.21                   Insurance
Schedule 4.02(b)                Local U.S. and/or Foreign Counsel
Schedule 5.15                   Post-Closing Matters
Schedule 6.01                   Indebtedness
Schedule 6.02(a)                Liens
Schedule 6.04                   Investments
Schedule 6.07                   Transactions with Affiliates

                                      -v-

         CREDIT AGREEMENT dated as of November 4, 2003 (this "Agreement"), among
NALCO HOLDINGS LLC, a Delaware limited liability company ("Holdings"), NALCO
COMPANY, a Delaware corporation ( "Nalco" or the "U.S. Borrower"), the FOREIGN
SUBSIDIARY BORROWERS from time to time party hereto (the "Foreign Subsidiary
Borrowers" and collectively with the U.S. Borrower, the "Borrowers"), the
LENDERS party hereto from time to time, CITIGROUP GLOBAL MARKETS INC. ("CGMI")
and BANC OF AMERICA SECURITIES LLC ("BAS"), as global coordinators (in such capacity, the "Global Coordinators"), CITICORP NORTH AMERICA, INC., as
administrative agent (in such capacity, the "Administrative Agent") and as collateral agent (in such capacity, the "Collateral Agent") for the Lenders,
Bank of America, N.A., as documentation agent (in such capacity, the
"Documentation Agent"), DEUTSCHE BANK SECURITIES INC. ("DBSI"), J.P. MORGAN
SECURITIES INC. ("JPMSI"), GOLDMAN SACHS CREDIT PARTNERS L.P. ("GSCP") and UBS
SECURITIES LLC ("UBSS"), each as co-syndication agent (in such capacity, a
"Co-Syndication Agent"), and CGMI, BAS, DBSI, JPMSI, GSCP and UBSS, as joint lead arrangers and joint book managers (in such capacity, the "Joint Lead
Arrangers").

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, Blackstone Capital Partners IV L.P., Apollo Investment Fund V,
L.P. and GS Capital Partners 2000, L.P. (collectively, the "Funds") have formed
Holdings, solely for the purpose of entering into that certain Stock Purchase
Agreement (the "Acquisition Agreement") dated August 31, 2003 with Leo Holding
Company, a Delaware corporation ("Leo"), and Nalco International S.A.S., a societe par actions simplifiee organized under the laws of the Republic of
France ("NIS" and together with Leo, the "Sellers"), pursuant to which Holdings will acquire a portion of the outstanding common stock of Nalco, and Nalco will redeem all of its remaining outstanding common stock and all of its preferred stock, and a newly formed, wholly owned subsidiary of Holdings ("NI Acquisition
Co.") will acquire indirectly all of the issued and outstanding Equity Interests of certain subsidiaries of NIS (the "NIS Subsidiaries" and collectively with
Nalco, the "Ondeo Nalco Group") (collectively, the "Acquisition");

         WHEREAS, in connection with the consummation of the Acquisition, the
Funds and their Affiliates will through a holding company contribute cash common equity to Holdings in an aggregate amount of not less than $1,002.6 million (the
"Equity Financing") on the terms and conditions set forth in the Equity
Commitment Letters;

         WHEREAS, approximately $300.0 million of the Equity Financing will be contributed by Holdings to the common equity of NI Acquisition Co., which will contribute such amount to the common equity of Neighborhood Development Corp., a
Delaware corporation and a subsidiary of Nalco ("NI Holdings"), and approximately $1.0 million of the Equity Financing will be contributed by
Holdings to the common equity of NI Holdings, and the remaining amounts of the
Equity Financing will be used by Holdings to purchase a portion of the common stock of Nalco;

         WHEREAS, NI Acquisition Co. will create a new company organized in
England ("UK1") and UK1 will create a new company organized in England ("UK2"),
NI Acquisition Co. will contribute UK1 and UK2 and approximately $300.0 million to NI Holdings, NI

                                      -1-

Holdings will partially contribute and partially loan substantially all of such cash to UK1, which will contribute substantially all of such cash to UK2, and
UK2 will use such amount to purchase the outstanding Equity Interests of the NIS
Subsidiaries;

         WHEREAS, as of the Closing Date, Holdings will own 100% of the outstanding Equity Interests of each of the U.S. Borrower and NI Acquisition
Co., NI Acquisition Co. will own substantially all of, and the U.S. Borrower will own a minority interest in, the outstanding Equity Interests of NI
Holdings, and NI Holdings will own indirectly all of the outstanding Equity
Interests of the NIS Subsidiaries;

         WHEREAS, it is expected that as soon as reasonably practicable after the Closing Date, the U.S. Borrower will indirectly own between approximately
70% and 79% of NI Holdings and NI Acquisition Co., and Holdings will own the remaining outstanding Equity Interests of NI Holdings;

         WHEREAS, in connection with the consummation of the Acquisition, the
U.S. Borrower will simultaneously herewith issue a total of up to the Dollar
Equivalent of $1,600.0 million in aggregate principal amount of (i) its Senior
Notes (as defined herein) and (ii) its Senior Subordinated Notes (as defined herein) in a public offering or in a Rule 144A or other private placement; and

         WHEREAS, the U.S. Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $1,500.0 million and (euro)88.0 million, and (b)
Revolving Facility Loans and Letters of Credit at any time and from time to time prior to the Revolving Facility Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $250.0 million, of which none may be drawn on the Closing Date;

         NOW, THEREFORE, the Lenders are willing to extend such credit to
Borrowers on the terms and subject to the conditions set forth herein.
Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

         SECTION 1.01. Defined Terms.

         As used in this Agreement, the following terms shall have the meanings specified below:

         "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

         "ABR Loan" shall mean any ABR Term Loan, ABR Revolving Loan or
Swingline Dollar Loan.

         "ABR Revolving Borrowing" shall mean a Borrowing comprised of ABR
Revolving Loans.

                                      -2-

         "ABR Revolving Loan" shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

         "ABR Term Loan" shall mean any Tranche A-1 Term Loan or Tranche B Term
Loan bearing interest at a rate determined by reference to the Alternate Base
Rate in accordance with the provisions of Article II.

         "Acquisition" shall have the meaning assigned to such term in the first recital hereto.

         "Acquisition Agreement" shall have the meaning assigned to such term in the first recital hereto.

         "Acquisition Agreement Payments" shall mean cash amounts received by
Holdings, the U.S. Borrower or any of their Affiliates in respect of any claim under the Acquisition Agreement or as a direct or indirect result of any breach of any term or provision of the Acquisition Agreement or otherwise in respect of any claim by Holdings, the U.S. Borrower or any of their Affiliates arising out of the Acquisition (other than any working capital adjustments under the
Acquisition Agreement), in an aggregate amount in excess of $10.0 million;
provided, however, that Acquisition Agreement Payments shall not include such cash amounts relating to indemnification of amounts actually paid or reasonably expected to be paid by any of Holdings, the U.S. Borrower or any of their
Affiliates to persons other than Holdings, the U.S. Borrower or any of their
Affiliates.

         "Acquisition Documents" shall mean the collective reference to the
Acquisition Agreement, and all material exhibits and schedules thereto.

         "Additional Mortgage" shall have the meaning assigned to such term in
Section 5.10(c).

         "Adjusted LIBO Rate" shall mean, with respect to any Eurocurrency
Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves applicable to such
Eurocurrency Borrowing, if any.

         "Administrative Agent" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

         "Administrative Agent Fees" shall have the meaning assigned to such term in Section 2.12(c).

         "Administrative Questionnaire" shall mean an Administrative
Questionnaire in the form of Exhibit B.

         "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries,
Controls or is Controlled by or is under common Control with the person specified.

                                      -3-

         "Agent Parties" shall have the meaning assigned to such term in Section
9.18(c).

         "Agents" shall mean the Administrative Agent and the Collateral Agent.

         "Agreement" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

         "Agreement Currency" shall have the meaning assigned to such term in
Section 9.17(b).

         "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) Citibank, N.A.'s Base Rate, (b) the three-month certificate of deposit plus 1/2 of 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal
Funds Effective Rate, respectively.

         "Applicable Agent" shall mean (a) with respect to a Loan or Borrowing denominated in Dollars or with respect to any payment that does not relate to any Loan or Borrowing, the Administrative Agent and (b) with respect to a Loan or Borrowing denominated in Euros, a Swingline Euro Borrowing or Swingline Euro
Loan, the Administrative Agent or an Affiliate thereof designated pursuant to
Section 8.07.

         "Applicable Creditor" shall have the meaning assigned to such term in
Section 9.17(b).

         "Applicable Margin" shall mean (i) for any day with respect to any
Eurocurrency Loan that is a Tranche A Term Loan or a Revolving Facility Loan and
any ABR Loan that is a Tranche A Term Loan or a Revolving Facility Loan, the
applicable margin per annum set forth below under the caption "Revolving
Facility Loan ABR Spread," "Revolving Facility Loan Eurocurrency Spread,"
"Tranche A Term Loan ABR Spread" and "Tranche A Term Loan Eurocurrency Spread,"
as applicable, based upon the Leverage Ratio as of the most recent determination date, and (ii) for any day with respect to any Eurocurrency Loan that is a
Tranche B Term Loan, 2.50% per annum, and for any ABR Loan that is a Tranche B
Term Loan, 1.50%.

--------------------------------------------------------------------------------------------
                                                 Revolving                       Tranche A
                                  Revolving     Facility Loan     Tranche A       Term Loan
  Leverage                      Facility Loan   Eurocurrency      Term Loan     Eurocurrency
   Ratio:                        ABR Spread        Spread        ABR Spread        Spread
--------------------------------------------------------------------------------------------

     Category 1                     1.50%           2.50%            1.50%          2.50%
Greater than 4.75 to
      1.00
--------------------------------------------------------------------------------------------

                                      -4-

--------------------------------------------------------------------------------------------
                                                 Revolving                       Tranche A
                                  Revolving     Facility Loan     Tranche A       Term Loan
  Leverage                      Facility Loan   Eurocurrency      Term Loan     Eurocurrency
   Ratio:                        ABR Spread        Spread        ABR Spread        Spread
--------------------------------------------------------------------------------------------
     Category 2                     1.25%           2.25%            1.25%          2.25%
Less than or equal
to 4.75 to 1.00 but
greater than 4.25 to
      1.00
--------------------------------------------------------------------------------------------
     Category 3                     1.00%           2.00%            1.00%          2.00%
Less than or equal
  to 4.25 to 1.00
--------------------------------------------------------------------------------------------

         For purposes of the foregoing, (1) the Leverage Ratio shall be determined as of the end of each fiscal quarter of Holdings' fiscal year based upon the consolidated financial information of Holdings and the Subsidiaries delivered pursuant to Section 5.04(a) or (b) and (2) each change in the
Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that until the
Trigger Date, the Leverage Ratio shall be deemed to be in Category 1; provided, further, that the Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or the Required Lenders, at any time during which Holdings fails to deliver the consolidated financial information when required to be delivered pursuant to Section 5.04(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

         "Applicant Party" shall mean, with respect to a Letter of Credit, the
Borrower that requested such Letter of Credit.

         "Approved Fund" shall have the meaning assigned to such term in Section
9.04(b).

         "Asset Acquisition" shall mean any Permitted Business Acquisition, the aggregate consideration for which exceeds $15.0 million.

         "Asset Disposition" shall mean any sale, transfer or other disposition by Holdings or any of the Subsidiaries to any person other than Holdings or any
Subsidiary to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the Net Proceeds from which exceed $15.0 million.

         "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative
Agent and the U.S. Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the
Administrative Agent.

                                      -5-

         "Availability Period" shall mean the period from and including the
Closing Date to but excluding the earlier of the Revolving Facility Maturity
Date and in the case of each of the Revolving Facility Loans, Revolving Facility
Borrowings, Swingline Dollar Loans, Swingline Dollar Borrowings, Swingline Euro
Loans and Swingline Euro Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments.

         "Available Investment Basket Amount" shall mean, on any date of determination, an amount equal to (a) the Cumulative Retained Excess Cash Flow
Amount on such date plus the aggregate amount of proceeds received after the
Closing Date and prior to such date that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x) or (y) of the second proviso thereof, minus (b) any amounts thereof used to make Investments pursuant to Section 6.04(b), clause (ii) of Section
6.04(l) and/or clause (iii) of Section 6.04(m) after the Closing Date and on or prior to such date, minus (c) the aggregate amount of Capital Expenditures made after the Closing Date and on or prior to such date pursuant to Section 6.10(c).

         "Available Unused Commitment" shall mean, with respect to a Revolving
Facility Lender at any time, an amount equal to the amount by which (a) the
Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility
Lender at such time.

         "Base Rate" shall mean the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25% to the next higher 0.25%) of (i) 0.5% per annum, (ii)
the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank, N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the
Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A.
from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal
Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank,
N.A. in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United
States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank, N.A. for determining the then current annual assessment payable by Citibank, N.A. to the Federal Deposit Insurance
Corporation (or any successor) for insuring U.S. Dollar deposits in the United
States.

         "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

         "Borrowers" shall mean the U.S. Borrower and the Foreign Subsidiary
Borrowers.

                                      -6-

         "Borrowing" shall mean a group of Loans of a single Type under a single
Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

         "Borrowing Minimum" shall mean (a) in the case of an ABR Revolving
Borrowing, $5.0 million, (b) in the case of a Eurocurrency Revolving Borrowing denominated in Dollars, $5.0 million, (c) in the case of a Revolving Facility
Borrowing denominated in Euros, (euro)3.0 million, (d) in the case of a
Swingline Dollar Borrowing, $500,000 and (e) in the case of a Swingline Euro
Borrowing, (euro)500,000.

         "Borrowing Multiple" shall mean (a) in the case of a Revolving
Borrowing $1.0 million or (euro)1.0 million, as applicable, (b) in the case of a
Swingline Dollar Borrowing, $500,000 and (c) in the case of a Swingline Euro
Borrowing, (euro)500,000.

         "Borrowing Request" shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

         "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a
Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the
London interbank market and (b) when used in connection with a Loan denominated in Euros, the term "Business Day" shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euros.

         "Calculation Date" shall mean (a) the last Business Day of each calendar month, (b) each date (with such date to be reasonably determined by the
Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Facility Loan denominated in Euros, (ii) the issuance, amendment, renewal or extension of a
Euro Letter of Credit or (iii) a request for a Swingline Euro Borrowing and (c)
if an Event of Default has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.

         "CAM" shall mean the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Article X.

         "CAM Dollar Lender" shall mean each Lender other than a CAM Euro
Lender.

         "CAM Euro Lender" shall mean a Lender that has made or holds only
Tranche A-2 Loans.

         "CAM Exchange" shall mean the exchange of the Lenders' interests provided for in Section 10.01.

         "CAM Exchange Date" shall mean the first date after the Closing Date on which there shall occur (a) any event described in paragraph (h) or (i) of
Section 7.01 with respect to any Borrower or (b) an acceleration of Loans pursuant to Section 7.01.

                                      -7-

         "CAM Percentage" shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of (i) the Dollar
Equivalent, determined using the Exchange Rates calculated as of the CAM
Exchange Date, of the aggregate Obligations owed to such Lender, (ii) the
Revolving L/C Exposure, if any, of such Lender and (iii) the Swingline Exposure, if any, of such Lender, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the Dollar Equivalent, determined using the Exchange Rates calculated as of the CAM Exchange Date, of the aggregate Obligations owed to all the Lenders and (ii) the aggregate
Revolving L/C Exposure of all the Lenders, in each case immediately prior to the
CAM Exchange Date; provided that, for purposes of clause (a) above, the
Obligations owed to a Swingline Lender will be deemed not to include any
Swingline Loans except to the extent provided in clause (a)(iii) above.

         "Capital Expenditures" shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for
Holdings and the Subsidiaries shall not include:

              (a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings after the Closing Date to any Fund or Fund Affiliate or with funds that would have constituted Net Proceeds under clause (a) of the definition of the term "Net Proceeds" (but that will not constitute Net Proceeds as a result of the first proviso to such clause
    (a)),

              (b) expenditures of proceeds of insurance settlements,
    condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the U.S. Borrower and the Subsidiaries within 12 months of receipt of such proceeds,

              (c) interest capitalized during such period,

              (d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding
    Holdings or any Subsidiary thereof) and for which neither Holdings nor any
    Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

              (e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such

                                      -8-

    expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

              (f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i)
    used or surplus equipment traded in at the time of such purchase and (ii)
    the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

              (g) Investments in respect of a Permitted Business Acquisition, or

              (h) the purchase price of equipment that is purchased
    substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

         "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

         "Cash Interest Expense" shall mean, with respect to Holdings and the
Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other noncash
Interest Expense (including as a result of the effects of purchase accounting),
(b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, Holdings or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of Holdings and its Subsidiaries for such period; provided that (i) Cash
Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or any amendment of this Agreement or upon entering into a
Permitted Receivables Financing and (ii) historical Cash Interest Expense shall be deemed to be (x) for the fiscal quarter ended June 30, 2003, $48.4 million,
(y) for the fiscal quarter ended September 30, 2003, $48.4 million and (z) for the period beginning October 1, 2003 through to and excluding the Closing
Date,$17.88 million.

         A "Change in Control" shall be deemed to occur if:

         (a) at any time, (i) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding
Equity Interests of the U.S. Borrower, (ii) Holdings shall fail to own directly, beneficially and of record, 100% of the issued and outstanding Equity Interests of NI Acquisition Co., (iii) a majority of the seats (other than vacant seats)
on the board of directors of Holdings shall at any time be occupied by persons who were neither (A) nominated by the board of directors of Holdings or a
Permitted Holder, (B) appointed by directors so nominated nor (C) appointed by a
Permitted Holder or (iv) a "Change in Control" shall occur under the Senior Note
Indenture or the Senior Subordinated Note Indenture or under any Permitted Debt
Securities;

                                      -9-

              (b) at any time prior to an initial public offering of Equity
    Interests of Holdings, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity
    Interests representing at least 51% of (i) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings or (ii) the common economic interest represented by the issued and outstanding Equity Interests of Holdings; or

              (c) at any time from and after an initial public offering of
    Equity Interests of Holdings, any person or group (within the meaning of
    Rule 13d-5 of the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders, shall own beneficially (as defined above), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the Permitted
    Holders own beneficially (as defined above), directly or indirectly, a smaller percentage of such ordinary voting power at such time than the
    Equity Interests owned by such other person or group.

         "Change in Law" shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such
Lender's or Issuing Bank's holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any
Governmental Authority made or issued after the Closing Date.

         "Charges" shall have the meaning assigned to such term in Section 9.09.

         "Closing Date" shall mean November 4, 2003.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral" shall mean all the "Collateral" as defined in any Security
Document and shall also include the Mortgaged Properties.

         "Collateral Agent" shall have the meaning given such term in the introductory paragraph of this Agreement.

         "Collateral and Guarantee Requirement" shall mean the requirement that:

         (a) on the Closing Date, the Collateral Agent shall have received from
Holdings, the U.S. Borrower and each Domestic Subsidiary Loan Party a counterpart of the U.S. Collateral Agreement duly executed and delivered on behalf of such person;

              (b) on the Closing Date, the Collateral Agent shall have received
    (I) all the issued and outstanding Equity Interests of (A) the U.S. Borrower and NI Acquisition Co., (B) NI Holdings that are owned directly or indirectly by the U.S. Borrower, and (C) each Domestic Subsidiary Loan
    Party, (D) any other Domestic

                                      -10-

    Subsidiary owned on the Closing Date directly by or on behalf of the U.S.
    Borrower or any Domestic Subsidiary Loan Party, except to the extent that a pledge of such Equity Interests would violate applicable law or a contractual obligation binding upon such Equity Interests as of the Closing
    Date and for so long as such restriction exists; and (II) 65% of the outstanding Equity Interests of each "first tier" Foreign Subsidiary directly owned by Holdings, the U.S. Borrower or a Domestic Subsidiary Loan
    Party; and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

              (c) on the Post-Closing Reorganization Date, the Collateral Agent
    shall have received all of the issued and outstanding Equity Interests of NI
    Holdings that are owned directly or indirectly by the U.S. Borrower;

              (d) in the case of any person that is designated as a Foreign
    Subsidiary Borrower after the Closing Date, the Collateral Agent shall have received:

         (i) a counterpart of a Foreign Pledge Agreement by the direct parent company of such Foreign Subsidiary Borrower with respect to all of the
    Equity Interests owned by such parent company in the Foreign Subsidiary
    Borrower if not already pledged by another Security Document,

         (ii) from such Foreign Subsidiary Borrower and each Wholly Owned
    Subsidiary of such Foreign Subsidiary Borrower existing or thereafter created or acquired to the extent legally permitted to guarantee and provide security for Loans made to Foreign Subsidiary Borrowers, a counterpart of a
    Foreign Pledge Agreement and, subject to clause (ii) of Section 5.10(g), a
    Foreign Security Agreement and a Foreign Mortgage, duly executed and delivered on behalf of such Foreign Subsidiary Borrower and such Subsidiary, covering substantially all of the property and assets of such Foreign
    Subsidiary Borrower and such Subsidiary, and

         (iii) from such Foreign Subsidiary Borrower and each of its Wholly
    Owned Subsidiaries existing or thereafter created or acquired to the extent legally permitted to guarantee the Loans made to Foreign Subsidiary Loan
    Parties, a counterpart of the Foreign Guarantee, duly executed and delivered on behalf of each such person and such Subsidiary;

              (e) in the case of any person that becomes a Domestic Subsidiary
    Loan Party after the Closing Date (including, without limitation, the
    Post-Closing Reorganization Date), the Collateral Agent shall have received
    (i) a supplement to the U.S. Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Domestic Subsidiary
    Loan Party, (ii) if such Subsidiary owns Equity Interests of a Foreign
    Subsidiary that, as a result the law of the jurisdiction or organization of such Foreign Subsidiary, cannot be pledged under local applicable law to the
    Collateral Agent under the U.S. Collateral Agreement, a counterpart of a
    Foreign Pledge Agreement with respect to such Equity Interests (provided that in no event shall more than 65% of the issued and outstanding Equity
    Interests of any Foreign Subsidiary

                                      -11-

    be pledged to secure Obligations of the U.S. Borrower), duly executed and delivered on behalf of such Subsidiary and (iii) a Foreign Pledge Agreement with respect to the portion that is not being pledged pursuant to clause
    (ii) above of the Equity Interests of a Foreign Subsidiary Loan Party owned by it, duly executed and delivered on behalf of such Subsidiary;

              (f) after the Closing Date, all the outstanding Equity Interests of (A) any person that becomes a Foreign Subsidiary Loan Party after the
    Closing Date and each Wholly Owned Subsidiary thereof owned by a Foreign
    Subsidiary that is party to a Foreign Guarantee, (B) any person that becomes a Domestic Subsidiary Loan Party after the Closing Date and (C) subject to
    Section 5.10(g), all the Equity Interests that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the U.S.
    Collateral Agreement or a Foreign Pledge Agreement, as applicable (provided that in no event shall more than 65% of the issued and outstanding Equity
    Interests of any Foreign Subsidiary be pledged to secure Obligations of the
    U.S. Borrower), and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity
    Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

              (g) all Indebtedness of Holdings, the U.S. Borrower and each
    Subsidiary having an aggregate principal amount that has a Dollar Equivalent in excess of $10.0 million (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries) that is owing to any
    Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the U.S. Collateral Agreement or a
    Foreign Pledge Agreement, as applicable, and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

              (h) all documents and instruments, including Uniform Commercial
    Code financing statements, required by law or reasonably requested by the
    Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

              (i) after the Closing Date, the Collateral Agent shall have received within the time periods specified on Schedule 5.15 or Section 5.10,
    (i) counterparts of each Mortgage to be entered into after the Closing Date as set forth on Schedule 5.15 or Section 5.10, with respect to each
    Mortgaged Property duly executed and delivered by the record owner of such
    Mortgaged Property, (ii) a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the U.S. Borrower, issued by a nationally recognized title insurance company insuring the Lien of each U.S. Mortgage specified on Schedule 5.15 or pursuant to Section 5.10 to be entered into after the Closing Date as a valid first Lien on the

                                      -12-

    Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02 and Liens arising by operation of law, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) a survey of any Mortgaged Property (and all improvements thereon), or foreign equivalent thereof, as applicable, which is (1) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such
    Mortgaged Property, in which event such survey shall be dated (or redated)
    after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (2) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative
    Agent, the Collateral Agent and the title insurance company insuring the
    Mortgage, (3) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (4) sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Collateral Agent, (iv) such legal opinions, or foreign equivalent thereof, as applicable, and other documents as the Collateral
    Agent may reasonably request with respect to any such Mortgage or Mortgaged
    Property and (v) a Real Property Officers' Certificate substantially in the form of Exhibit J attached hereto with respect to each Mortgaged Property indicated on Schedule 5.15 and Section 5.10; and

              (j) each Loan Party shall have obtained (i) all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder, (B) in the case of each Domestic Subsidiary Loan Party, the performance of its obligations thereunder and (C) in the case of each Foreign Subsidiary Loan Party and each Wholly Owned Subsidiary thereof, the performance of its obligations under the Foreign Guarantee and (ii) in the case of a Foreign Subsidiary
    Loan Party and each Wholly Owned Subsidiary thereof, all material consents and approvals required to be obtained by it in connection with the performance by it of its obligations under the Security Documents (other than the Foreign Guarantee).

         "Commitment Fee" shall have the meaning assigned to such term in
Section 2.12(a).

         "Commitments" shall mean (a) with respect to any Lender, such Lender's
Revolving Facility Commitment, Tranche A-1 Term Loan Commitment, Tranche A-2
Term Loan Commitment and Tranche B Term Loan Commitment and (b) with respect to any Swingline Lender, its Swingline Dollar Commitment or Swingline Euro
Commitment, as applicable.

         "Communications" shall have the meaning assigned to such term in
Section 9.18.

         "Consolidated Debt" at any date shall mean the sum of (without duplication) (i) all Indebtedness consisting of Capital Lease Obligations,
Indebtedness for borrowed money

                                      -13-

(other than letters of credit to the extent undrawn) and Indebtedness in respect of the deferred purchase price of property or services of Holdings and its
Subsidiaries determined on a consolidated basis on such date plus (ii) any
Receivables Net Investment.

         "Consolidated Net Debt" at any date shall mean (A) Consolidated Debt on such date less (B) unrestricted cash or marketable securities (determined in accordance with GAAP) of Holdings and its Subsidiaries on such date.

         "Consolidated Net Income" shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that

         (i) any net after-tax extraordinary or nonrecurring gains or losses or income or expenses (less all fees and expenses relating thereto) including, without limitation any severance expenses, transition expenses incurred as a direct result of the transition of the U.S. Borrower and any Subsidiaries to an independent operating company in connection with the Transactions and fees, expenses or charges related to any offering of Equity Interests of
    Holdings, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the
    Transactions, in each case, shall be excluded; provided that, with respect to each nonrecurring item, Holdings shall have delivered to the
    Administrative Agent an officers' certificate specifying and quantifying such item and stating that such item is a nonrecurring item,

         (ii) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

         (iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of Holdings) shall be excluded,

         (iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

         (v) (A) the Net Income for such period of any person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

         (vi) the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval
    (which has not been obtained) or,

                                      -14-

    directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived (provided that the net loss of any such subsidiary shall be included),

         (vii) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

         (viii) an amount equal to the amount of Tax Distributions actually made to the holders of capital stock of Holdings in respect of the net taxable income allocated by such person to such holders for such period shall be included as though such amounts had been paid as income taxes directly by such person for such period,

         (ix) any increase in amortization or depreciation or any one-time noncash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Closing Date, and

         (x) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded.

         "Consolidated Total Assets" shall mean, as of any date, the total assets of Holdings and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Holdings as of such date.

         "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

         "Co-Syndication Agent" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

         "Credit Event" shall have the meaning assigned to such term in Article
IV.

         "Cumulative Retained Excess Cash Flow Amount" shall mean, at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for all Excess Cash Flow Periods ending after the
Closing Date that is not (and, in the case of any Excess Cash Flow Period where the respective required date of prepayment has not yet occurred pursuant to
Section 2.11(d), will not on such date of required prepayment be) required to be applied in accordance with Section 2.11(d).

         "Cure Amount" shall have the meaning assigned to such term in Section
7.03.

         "Cure Right" shall have the meaning assigned to such term in Section
7.03.

                                      -15-

         "Current Assets" shall mean, with respect to Holdings and the
Subsidiaries on a consolidated basis at any date of determination, the sum of
(a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred
Taxes based on income or profits, and (b) in the event that a Permitted
Receivables Financing is accounted for off-balance sheet, (x) gross accounts receivable comprising part of the Receivables Assets subject to such Permitted
Receivables Financing less (y) collections against the amounts sold pursuant to clause (x); provided that receivables under the Reimbursement Agreement shall be excluded from Current Assets.

         "Current Liabilities" shall mean, with respect to Holdings and the
Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any debt or Capital
Lease Obligations, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the
Transactions, and (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to
EBITDA included in clauses (a)(iv) through (a)(ix) of the definition of such term.

         "Debt Service" shall mean, with respect to Holdings and the
Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

         "Default" shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

         "Defaulting Lender" shall mean any Lender with respect to which a
Lender Default is in effect.

         "Documentation Agent" shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

         "Dollar Equivalent" shall mean, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in Euros, the equivalent in Dollars of such amount, determined by the
Administrative Agent (or, in the case of a Euro Letter of Credit, the Issuing
Bank) pursuant to Section 1.03(b) using the Exchange Rate with respect to Euros at the time in effect under the provisions of such Section.

         "Dollar Letter of Credit" shall mean a Letter of Credit denominated in
Dollars.

         "Dollars" or "$" shall mean lawful money of the United States of
America.

         "Domestic Subsidiary Loan Party" shall mean (A) each Wholly Owned
Subsidiary of Holdings (other than NI Acquisition Co. and NI Holdings and their
Subsidiaries) that is not (a) a Foreign Subsidiary or (b) listed on Schedule
1.01(h) and (B) each Domestic

                                      -16-

Subsidiary of Holdings or the Subsidiaries that guarantees any Indebtedness of
Holdings or any of the Subsidiaries.

         "EBITDA" shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Holdings and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i)
through (ix) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

         (i) provision for Taxes based on income, profits or capital of Holdings and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes (such as the Texas franchise tax and the Michigan
Single Business Tax) (including any Tax Distributions taken into account in calculating Consolidated Net Income),

              (ii) Interest Expense of Holdings and the Subsidiaries for such period (net of interest income of Holdings and its Subsidiaries for such period),

              (iii) depreciation and amortization expenses of Holdings and the
    Subsidiaries for such period,

              (iv) business optimization expenses and other restructuring charges; provided that with respect to each business optimization expense or other restructuring charge, Holdings shall have delivered to the
    Administrative Agent an officers' certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be,

              (v) any other noncash charges (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period); provided that, for purposes of this subclause (v) of this clause (a), any noncash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made;

              (vi) the income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity
    Interests held by third parties,

              (vii) the amount of any profit sharing expense to the extent a corresponding amount is received in cash by the U.S. Borrower under the
    Reimbursement Agreement (it being understood that if the amounts received in cash under the Reimbursement Agreement in any period exceed the amount of profit sharing expense in respect of such period, such excess amounts received may be carried forward and applied against profit sharing expense in future periods),

              (viii) the noncash portion of "straight-line" rent expense, and

              (ix) the amount of management, consulting, monitoring and advisory fees and related expenses paid to the Funds and/or Fund Affiliates (or any accruals related to such fees and related expenses) during such period;
    provided that such amount

                                      -17-

    shall not exceed in any four quarter period the greater of (x) $10.0 million and (y) 2% of EBITDA of Holdings and the Subsidiaries (assuming for purposes of this clause (y) that the amount to be added to Consolidated Net Income under this clause (ix) is $10.0 million); and

minus (b) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) and (iii) of this clause (b)
increased such Consolidated Net Income for the respective period for which
EBITDA is being determined):

         (i)the loss attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary,

              (ii) noncash items increasing Consolidated Net Income of Holdings and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and

              (iii) the cash portion of "straight-line" rent expense which exceeds the amount expensed in respect of such rent expense.

         For purposes of determining EBITDA under this Agreement, EBITDA may include adjustments appropriate, in the reasonable determination of Holdings as set forth in an officers' certificate, to reflect all adjustments used in connection with the calculation of "Pro Forma Adjusted EBITDA" as set forth in footnote (h) to the "Notes to Unaudited Pro Forma Statements of Operations"
under "Unaudited Pro Forma Financial Information" in the Offering Memorandum, a
copy of which is attached hereto as Schedule 1.01(j), to the extent such adjustments, without duplication, continue to be applicable during the Test
Period for which EBITDA is being measured.

         "EMU Legislation" shall mean the legislative measures of the European
Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

         "environment" shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

         "Environmental Laws" shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management,
Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or
Hazardous Materials).

         "Equity Commitment Letters" shall mean the letter agreements between
(i) Blackstone Capital Partners IV L.P. and Nalco Holdings LLC (f/k/a
Blackstone/Neptune Acquisition Company L.L.C.), (ii) Apollo Investment Fund V,
L.P. and Nalco Holdings LLC

                                      -18-

(f/k/a Blackstone/Neptune Acquisition Company L.L.C.) and (iii) GS Capital
Partners 2000, L.P. and Nalco Holdings LLC (f/k/a Blackstone/Neptune Acquisition
Company L.L.C.), each dated as of September 3, 2003, which, in the aggregate, provide for the contribution of the Equity Financing to Holdings by the Funds.

         "Equity Financing" shall have the meaning assigned to such term in the second recital hereto.

         "Equity Interests" of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

         "Equity Percentage" shall mean (i) 50% if the Leverage Ratio as of the last day of the most recent Test Period is greater than or equal to 4.50 to 1.00 and (ii) 25% if the Leverage Ratio as of the last day of the most recent Test
Period is less than 4.50 to 1.00.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with Holdings, the U.S. Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is
treated as a single employer under Section 414 of the Code.

         "ERISA Event" shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in
Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an
application for a waiver of the minimum funding standard with respect to any
Plan, the failure to make by its due date a required installment under Section
412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the U.S.
Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of
ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, the U.S. Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, the U.S. Borrower, a Subsidiary or any ERISA Affiliate
of any liability with respect to the withdrawal or partial withdrawal from any
Plan or Multiemployer Plan; or (g) the receipt by Holdings, the U.S. Borrower, a
Subsidiary or any ERISA Affiliate of any notice, or the receipt by any
Multiemployer Plan from Holdings, the U.S. Borrower, a Subsidiary or any ERISA
Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

         "Euro" or "(euro)" shall mean the single currency of the European Union as constituted by the treaty establishing the European Community being the
Treaty of Rome, as amended from time to time and as referred to in the EMU
Legislation.

                                      -19-

         "Euro Equivalent" shall mean, on any date of determination, (a) with respect to any amount in Euros, such amount and (b) with respect to any amount in Dollars, the equivalent in Euros of such amount or determined by the
Administrative Agent (or, in the case of Euro Letters of Credit, the Issuing
Bank) pursuant to Section 1.03(b) using the Exchange Rate with respect to such currency of the time in effect under the provisions of such Section.

         "Euro Letter of Credit" shall mean a Letter of Credit denominated in
Euros.

         "Eurocurrency Borrowing" shall mean a Borrowing comprised of
Eurocurrency Loans.

         "Eurocurrency Loan" shall mean any Eurocurrency Term Loan or
Eurocurrency Revolving Loan.

         "Eurocurrency Revolving Borrowing" shall mean a Borrowing comprised of
Eurocurrency Revolving Loans.

         "Eurocurrency Revolving Loan" shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

         "Eurocurrency Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

         "Event of Default" shall have the meaning assigned to such term in
Section 7.01.

         "Excess Cash Flow" shall mean, with respect to Holdings and the
Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of
Holdings and the Subsidiaries on a consolidated basis for such Excess Cash Flow
Period, minus, without duplication,

         (a) Debt Service for such Excess Cash Flow Period,

              (b) (i) any voluntary prepayments of Term Loans during such Excess
    Cash Flow Period, (ii) any permanent voluntary reductions during such Excess
    Cash Flow Period of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid and (iii)
    any voluntary prepayment permitted hereunder of term Indebtedness during such Excess Cash Flow Period to the extent not financed, or intended to be financed, using the proceeds of the incurrence of Indebtedness, so long as the amount of such prepayment is not already reflected in Debt Service,

              (c) (i) Capital Expenditures by Holdings and the Subsidiaries on a
    consolidated basis during such Excess Cash Flow Period (excluding Capital
    Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered) that are paid in cash, and (ii) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of

                                      -20-

    Permitted Business Acquisitions and other Investments permitted hereunder
    (less any amounts received in respect thereof as a return of capital),

         (d) Capital Expenditures that Holdings or any Subsidiary shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period, provided that Holdings shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Holdings and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following Excess Cash Flow Period,

         (e) Taxes paid in cash by Holdings and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period (provided that any amount so deducted that will be paid after the close of such Excess
    Cash Flow Period shall not be deducted again in a subsequent Excess Cash
    Flow Period) and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries,

         (f) an amount equal to any increase in Working Capital of Holdings and its Subsidiaries for such Excess Cash Flow Period,

         (g) cash expenditures made in respect of Swap Agreements during such
    Excess Cash Flow Period, to the extent not reflected in the computation of
    EBITDA or Interest Expense,

         (h) permitted dividends or distributions or repurchases of its Equity
    Interests paid in cash by Holdings during such Excess Cash Flow Period and permitted dividends paid by the U.S. Borrower or by any Subsidiary to any person other than Holdings, the U.S. Borrower or any of the Subsidiaries during such Excess Cash Flow Period, in each case in accordance with Section
    6.06,

         (i) amounts paid in cash during such Excess Cash Flow Period on account of (x) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated
    Net Income in determining EBITDA of Holdings and its Subsidiaries in a prior
    Excess Cash Flow Period and (y) reserves or accruals established in purchase accounting,

         (j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

         (k) the amount related to items that were added to or not deducted from
    Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash
    Flow upon the accrual

                                      -21-

    thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by Holdings and its Subsidiaries or did not represent cash received by Holdings and its Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period,

         (l) Tax Distributions which are paid during the respective Excess Cash
    Flow Period or will be paid within six months after the close of such Excess
    Cash Flow Period (as reasonably determined in good faith by Holdings), provided that to the extent such Tax Distributions are not actually paid within such six month period such amounts shall be added to Excess Cash Flow the next succeeding Excess Cash Flow Period,

plus, without duplication,

         (m) an amount equal to any decrease in Working Capital for such Excess
    Cash Flow Period,

         (n) all proceeds received during such Excess Cash Flow Period of
    Capital Lease Obligations, purchase money Indebtedness, Sale and Lease-Back
    Transactions pursuant to Section 6.03 and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than
    Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such
    Borrowings),

         (o) all amounts referred to in clause (c) above to the extent funded with the proceeds of the issuance of Equity Interests of, or capital contributions to, Holdings after the Closing Date (to the extent not previously used to prepay Indebtedness (other than Revolving Facility Loans or Swingline Loans), make any investment or capital expenditure or otherwise for any purpose resulting in a deduction to Excess Cash Flow in any prior
    Excess Cash Flow Period) or any amount that would have constituted Net
    Proceeds under clause (a) of the definition of the term "Net Proceeds" if not so spent, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

         (p) to the extent any permitted Capital Expenditures and the corresponding delivery of equipment referred to in clause (d) above do not occur in the Excess Cash Flow Period of Holdings specified in the certificate of Holdings provided pursuant to clause (d) above, the amount of such Capital Expenditures that were not so made in the Excess Cash Flow
    Period of Holdings specified in such certificates,

         (q) cash payments received in respect of Swap Agreements during such
    Excess Cash Flow Period to the extent (i) not included in the computation of
    EBITDA or (ii) such payments do not reduce Cash Interest Expense,

         (r) any extraordinary or nonrecurring gain realized in cash during such
    Excess Cash Flow Period (except to the extent such gain consists of Net
    Proceeds subject to Section 2.11(c)),

                                      -22-

         (s) to the extent deducted in the computation of EBITDA, cash interest income, and

         (t) the amount related to items that were deducted from or not added to
    Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by Holdings or any Subsidiary or (y) does not represent cash paid by Holdings or any
    Subsidiary, in each case on a consolidated basis during such Excess Cash
    Flow Period.

         "Excess Cash Flow Period" shall mean (i) the period taken as one accounting period beginning on January 1, 2004 and ending on December 31, 2004, and (ii) each fiscal year of Holdings ended thereafter.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Rate" shall mean on any day, for purposes of determining the
Dollar Equivalent or Euro Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars or Euros (as applicable), as set forth at approximately 11:00 a.m., London time, on such day on the Reuters
World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent (or, in the case of Euro
Letters of Credit, the Issuing Bank) and the U.S. Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent (or, in the case of
Euro Letters of Credit, the Issuing Bank) in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of
Dollars or Euros (as applicable) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent (or, in the case of Euro Letters of
Credit, the Issuing Bank) may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

         "Excluded Equity Issuances" shall mean (i) the issuance of Equity
Interests by Holdings to any Fund or Fund Affiliate, (ii) the issuance of Equity
Interests by Holdings the proceeds of which are used to fund Investments permitted by Section 6.04, (iii) Equity Interests issued by Holdings (x) as compensation to employees of Holdings or any of its Subsidiaries or (y) to members of management of Holdings or any Subsidiary within one year of the
Closing Date, in each case in the ordinary course of business and (iv) Permitted
Cure Securities.

         "Excluded Indebtedness" shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than Sections 6.01(o) and (t)).

         "Excluded Taxes" shall mean, with respect to the Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal

                                      -23-

office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) in the case of a
Lender making a Loan to the U.S. Borrower (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any withholding tax imposed by the
United States (other than a withholding tax levied upon any amounts payable to such Lender in respect of any interest in any Loan acquired by such Lender pursuant to Section 10.01) that is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to the U.S. Borrower (or designates a new lending office) or is attributable to such Lender's failure to comply with Section 2.17(e) with respect to such Loan except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c).

         "Existing Letter of Credit" shall mean each letter of credit previously issued for the account of the U.S. Borrower or any Subsidiary by a Lender or an
Affiliate that is (a) outstanding on the Closing Date and (b) listed on Schedule
2.05(a).

         "Existing Notes" shall mean the 6 1/4% Senior Unsecured Notes due 2008.

         "Facility" shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are four Facilities, i.e., the Tranche A-1
Facility, the Tranche A-2 Facility, the Tranche B Facility and the Revolving
Facility.

         "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business
Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "Fee Letter" shall mean that certain Fee Letter dated October 6, 2003 by and among Nalco Holdings LLC (f/k/a Blackstone/Neptune Acquisition Company
L.L.C.), the Administrative Agent, the Joint Lead Arrangers, Deutsche Bank Trust
Company Americas, Deutsche Bank AG Cayman Islands Branch, JPMorgan Chase Bank,
Goldman, Sachs & Co. and UBS Cayman Islands Branch.

         "Fees" shall mean the Commitment Fees, the L/C Participation Fees, the
Issuing Bank Fees and the Administrative Agent Fees.

         "Financial Officer" of any person shall mean the Chief Financial
Officer, principal accounting officer, Treasurer, Assistant Treasurer or
Controller of such person.

         "Financial Performance Covenants" shall mean the covenants of Holdings set forth in Sections 6.11 and 6.12.

                                      -24-

         "Flow Through Entity" shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for United States federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

         "Foreign Guarantee" shall mean the Foreign Guarantee Agreement, in substantially the form of Exhibit F and as modified by the Administrative Agent in its reasonable discretion with the consent (not to be unreasonably withheld)
of Holdings to comply with applicable law, among the Foreign Subsidiary Loan
Parties and, if applicable, their subsidiaries and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

         "Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of
Columbia shall be deemed to constitute a single jurisdiction.

         "Foreign Mortgages" shall mean the mortgages, deeds of trust, charges, assignments of leases and rents and other security documents with respect to
Mortgaged Properties located outside the United States of America pursuant to
Section 5.10, each in form and substance reasonably satisfactory to the
Collateral Agent, that will secure the Obligations of the Foreign Subsidiary
Loan Parties.

         "Foreign Perfection Certificate" shall mean a certificate with respect to a Foreign Subsidiary Loan Party in the form approved by the Collateral Agent.

         "Foreign Pledge Agreement" shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a Foreign
Subsidiary Loan Party and its subsidiaries that have executed a Foreign
Guarantee, in form and substance reasonably satisfactory to the Collateral
Agent, as amended, supplemented or otherwise modified from time to time, that will secure the Obligations of the Foreign Subsidiary Loan Parties.

         "Foreign Security Agreement" shall mean one or more security agreements, charges, mortgages, pledges or other agreements with respect to the
Collateral (other than Pledged Collateral or Collateral that is subject to a
Foreign Mortgage) of a Foreign Subsidiary Loan Party and its subsidiaries that have executed a Foreign Guarantee, each in form and substance reasonably satisfactory to the Collateral Agent, as amended, supplemented or otherwise modified from time to time, that will secure the Obligations of the Foreign
Subsidiary Loan Parties.

         "Foreign Subsidiary" shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of
America, any State thereof or the District of Columbia.

         "Foreign Subsidiary Borrower" shall mean, at any time, each Foreign
Subsidiary Loan Party that has been designated as a Foreign Subsidiary Borrower by the U.S. Borrower pursuant to Section 2.20, other than a Foreign Subsidiary
Borrower that has ceased to be a Foreign Subsidiary Borrower as provided in
Section 2.20.

                                      -25-

         "Foreign Subsidiary Borrower Agreement" shall mean a Foreign Subsidiary
Borrower Agreement substantially in the form of Exhibit G-1.

         "Foreign Subsidiary Borrower Termination" shall mean a Foreign
Subsidiary Borrower Termination substantially in the form of Exhibit G-2.

         "Foreign Subsidiary Loan Party" shall mean each Wholly Owned Foreign
Subsidiary that is a Foreign Subsidiary Borrower and each Wholly Owned
Subsidiary thereof to the extent legally permitted to guarantee and provide security for the Loans.

         "Fund Affiliate" shall mean (i) each Affiliate of the Funds that is neither a portfolio company nor a company controlled by a portfolio company and
(ii) each general partner of the Funds or any Fund Affiliate who is a partner or employee of the Blackstone Group L.P., Apollo Management, L.P. or GS Capital
Partners.

         "Funds" shall have the meaning assigned to such term in the first recital hereto.

         "GAAP" shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

         "Global Lending Office" shall mean, as to any Revolving Facility
Lender, the applicable branch, office or Affiliate of such Revolving Facility
Lender designated by such Revolving Facility Lender to make Loans denominated in
Euros.

         "Governmental Authority" shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

         "Guarantee" of or by any person (the "guarantor") shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(i) to purchase or pay (or advance or supply funds for the purchase or payment
of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or- pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such
Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such
Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term
"Guarantee" shall not include endorsements for

                                      -26-

collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

         "Hazardous Materials" shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

         "Holdings" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

         "Increased Amount Date" shall have the meaning assigned to such term in
Section 2.22.

         "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g)
all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Permitted Receivables Financing.

         "Indemnified Taxes" shall mean all Taxes other than Excluded Taxes.

         "Indemnitee" shall have the meaning assigned to such term in Section
9.05(b).

         "Information Memorandum" shall mean (a) the Confidential Information
Memorandum dated October 2003, as modified or supplemented prior to the Closing
Date, and (b) the Offering Memorandum.

         "Installment Date" shall mean a Tranche A Installment Date or a Tranche
B Installment Date, as applicable.

                                      -27-

         "Intercreditor Agreement" shall mean an intercreditor agreement entered into in connection with a Permitted Receivables Financing in form and substance reasonably satisfactory to the Collateral Agent.

         "Interest Coverage Ratio" shall have the meaning assigned to such term in Section 6.11.

         "Interest Election Request" shall mean a request by a Borrower to convert or continue a Term Borrowing or Revolving Borrowing in accordance with
Section 2.07.

         "Interest Expense" shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements)
payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with any
Permitted Receivables Financing which are payable to any person other than
Holdings, the U.S. Borrower or a Subsidiary Loan Party, and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Holdings and the Subsidiaries with respect to Swap Agreements.

         "Interest Payment Date" shall mean, (a) with respect to any
Eurocurrency Loan, the last day of the Interest Period applicable to the
Borrowing of which such Loan is a part and, in the case of a Eurocurrency
Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each calendar quarter, (c) with respect to any Swingline Dollar Loan, the day that such Swingline Dollar Loan is required to be repaid pursuant to Section 2.09(a)
and (d) with respect to any Swingline Euro Loan, the last day of the Interest
Period applicable to such Swingline Euro Loan or any day otherwise agreed to by the Swingline Euro Lenders.

         "Interest Period" shall mean, (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1,
2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant
Borrowing, all Lenders make interest periods of such length available), as the applicable Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, unless the
Administrative Agent shall otherwise agree, that prior to the 31st day after the
Closing Date, the Borrowers shall only be permitted to request Interest Periods of seven days; and (b) as to any Swingline Euro Borrowing, the period commencing on the date of such Borrowing and ending on the day that is designated in the notice delivered pursuant to Section 2.04 with respect to such Swingline Euro
Borrowing, which shall not be later than the

                                      -28-

seventh day thereafter; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest
Period.

         "Issuing Bank" shall mean Bank of America, N.A. and each other Issuing
Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) and, solely with respect to an Existing Letter of
Credit (and any amendment, renewal or extension thereof in accordance with this
Agreement), the Lender that issued such Existing Letter of Credit. An Issuing
Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank"
shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

         "Issuing Bank Fees" shall have the meaning assigned to such term in
Section 2.12(b).

         "Joint Lead Arrangers" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

         "Judgment Currency" shall have the meaning assigned to such term in
Section 9.17(b).

         "L/C Disbursement" shall mean a payment or disbursement made by an
Issuing Bank pursuant to a Letter of Credit.

         "L/C Participation Fee" shall have the meaning assigned such term in
Section 2.12(b).

         "Lender" shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a "Lender" hereunder pursuant to Section
9.04.

         "Lender Default" shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05(e), or (ii) a Lender having notified in writing the applicable Borrower and/or the Applicable Agent that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.06.

         "Leo" shall have the meaning assigned to such term in the first recital hereto.

         "Letter of Credit" shall mean any letter of credit (including each
Existing Letter of Credit) issued pursuant to Section 2.05.

         "Leverage Ratio" shall mean, on any date, the ratio of (a) Consolidated
Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of Holdings

                                      -29-

most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that to the extent any Asset Disposition or any
Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section
6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective
Test Period on a Pro Forma Basis for such occurrences.

         "LIBO Rate" shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Applicable Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest
Period by reference to the British Bankers' Association Interest Settlement
Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period;
provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBO Rate" shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such
Borrowing are offered for such Interest Period to major banks in the London interbank market by Citicorp North America, Inc. at approximately 11:00 a.m.,
London time, on the Quotation Day for such Interest Period.

         "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing)
relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

         "Loan Documents" shall mean this Agreement, the Letters of Credit, the
Security Documents, the Intercreditor Agreement and any promissory note issued under Section 2.09(e), and solely for the purposes of Section 7.01(c) hereof, the Fee Letter.

         "Loan Parties" shall mean Holdings, the Borrowers and the Subsidiary
Loan Parties.

         "Loans" shall mean the Term Loans, the Revolving Facility Loans and the
Swingline Loans (and shall include any Replacement Term Loans and any Loans under the New Revolving Facility Commitments or New Term B Commitments).

         "Local Time" shall mean (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time and (b) with respect to a Loan or
Borrowing denominated in Euros, London time.

         "Majority Lenders" of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than
50% of the sum of all Loans outstanding under such Facility and unused
Commitments under such Facility at such time.

                                      -30-

         "Management Group" means the group consisting of the directors, executive officers and other management personnel of the U.S. Borrower and
Holdings, as the case may be, on the Closing Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the U.S. Borrower or Holdings, as the case may be, was approved by a vote of a majority of the directors of the U.S. Borrower or Holdings, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the U.S. Borrower or Holdings, as the case may be, hired at a time when the directors on the
Closing Date together with the directors so approved constituted a majority of the directors of the U.S. Borrower or Holdings, as the case may be.

         "Margin Stock" shall have the meaning assigned to such term in
Regulation U.

         "Material Adverse Effect" shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have
(a) a materially adverse effect on the business, operations, properties, assets or financial condition of Holdings and the Subsidiaries, taken as a whole, or
(b) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the
Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent
under, any Loan Document.

         "Material Indebtedness" shall mean Indebtedness (other than Loans and
Letters of Credit) of any one or more of Holdings or any Subsidiary in an aggregate principal amount exceeding $25.0 million.

         "Maximum Rate" shall have the meaning assigned to such term in Section
9.09.

         "Moody's" shall mean Moody's Investors Service, Inc.

         "Mortgaged Properties" shall mean the owned real properties of the Loan
Parties set forth on Schedule 5.15 and each additional real property encumbered by a Mortgage pursuant to Section 5.10.

         "Mortgages" shall mean the U.S. Mortgages and the Foreign Mortgages.

         "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA to which a Borrower, Holdings or any ERISA Affiliate
(other than one considered an ERISA Affiliate only pursuant to subsection (m) or
(o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

         "Nalco" shall have the meaning assigned to such term in the first recital hereto.

         "Nalco India" shall mean Ondeo Nalco India Ltd.

         "Net Income" shall mean, with respect to any person, the net income
(loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

                                      -31-

         "Net Proceeds" shall mean:

         (a) 100% of the cash proceeds actually received by Holdings, the U.S.
Borrower or any of their Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of
Holdings or any Subsidiary (other than those pursuant to Section 6.05(a), (b),
(c), (e), (f), (g), (i) or (j)), net of (i) attorneys' fees, accountants' fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto or pursuant to the Senior Notes or Senior Subordinated Notes or any Permitted Debt Securities), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes or Tax Distributions paid or payable as a result thereof, provided that, except in the case of the sale, transfer or other disposition of an asset or group of related assets resulting in Net Proceeds in excess of $75.0 million, if no Event of Default exists and Holdings shall deliver a certificate of a Responsible Officer of Holdings to the Administrative
Agent promptly following receipt of any such proceeds setting forth Holdings'
intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Holdings and the Subsidiaries, or make investments pursuant to Section 6.04(m), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used within such 12-month period, and provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5.0 million and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $15.0 million,

              (b) 100% of the cash proceeds from the incurrence, issuance or sale by Holdings or any Subsidiary of any Indebtedness (other than Excluded
    Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale, and

              (c) the Equity Percentage of the cash proceeds from the issuance or sale by Holdings of any Equity Interests (other than Excluded Equity
    Issuances), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the U.S. Borrower or any
Affiliate of either of them shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Funds.

         "New Commitments" shall have the meaning assigned to such term in
Section 2.22.

         "New Lender" shall have the meaning assigned to such term in Section
2.22.

                                      -32-

         "New Revolving Facility Commitments" shall have the meaning assigned to such term in Section 2.22.

         "New Revolving Facility Lender" shall have the meaning assigned to such term in Section 2.22.

         "New Tranche B Term Commitments" shall have the meaning assigned to such term in Section 2.22.

         "New Tranche B Term Lender" shall have the meaning assigned to such term in Section 2.22.

         "New Tranche B Term Loan" shall have the meaning assigned to such term in Section 2.22.

         "NI Acquisition Co." shall have the meaning assigned to such term in the first recital hereto.

         "NI Holdings" shall have the meaning assigned to such term in the third recital hereto.

         "NIS" shall have the meaning assigned to such term in the first recital hereto.

         "NIS Subsidiaries" shall have the meaning assigned to such term in the first recital hereto.

         "Non-Consenting Lender" shall have the meaning assigned to such term in
Section 2.19(c).

         "Obligations" shall mean all amounts owing to any of the Agents or any
Lender pursuant to the terms of this Agreement or any other Loan Document.

         "Offering Memorandum" shall mean the Offering Memorandum, dated October
29, 2003, in respect of the Senior Notes and the Senior Subordinated Notes.

         "ONC" shall have the meaning assigned to such term in the Acquisition
Agreement.

         "Ondeo Nalco Group" shall have the meaning assigned to such term in first recital hereto.

         "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

         "Participant" shall have the meaning assigned to such term in Section
9.04(c).

         "Parties" shall have the meaning assigned to such term in Section
9.16(a).

                                      -33-

         "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

         "Perfection Certificates" shall mean the U.S. Perfection Certificate and the Foreign Perfection Certificates.

         "Permitted Business Acquisition" shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors' qualifying shares) in, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer and (b) immediately after giving effect thereto: (i) no Event of
Default shall have occurred and be continuing or would result therefrom; (ii)
all transactions related thereto shall be consummated in accordance with applicable laws; and (iii) (A) Holdings and the Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the covenants contained in Sections 6.11 and 6.12 recomputed as at the last day of the most recently ended fiscal quarter of Holdings and the
Subsidiaries, and Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Holdings to such effect, together with all relevant financial information for such Subsidiary or assets, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness
(except for Indebtedness permitted by Section 6.01).

         "Permitted Business Acquisition Step-Up Period" shall mean any period commencing on the first day on which the Leverage Ratio on a Pro Forma basis is less than 4.00 to 1.00 and ending on the first day thereafter on which the
Leverage Ratio on a Pro Forma basis is greater than or equal to 4.00 to 1.00.

         "Permitted Cure Security" shall mean an equity security of Holdings having no mandatory redemption, repurchase or similar requirements prior to 91 days after the Tranche B Maturity Date, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security.

         "Permitted Debt Securities" shall mean Permitted Senior Debt Securities or Permitted Senior Subordinated Debt Securities.

         "Permitted Holder" shall mean each of (i) the Funds and the Fund
Affiliates and (ii) the Management Group, with respect to not more than 10% of the total voting power of the Equity Interests of Holdings or the U.S. Borrower.

         "Permitted Investments" shall mean:

         (a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United
States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

              (b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the
    United States of America, any state

                                      -34-

    thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits having a Dollar Equivalent that is in excess of $500.0 million and whose long-term debt, or whose parent holding company's long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities
    Act);

              (c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

              (d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of any
    Borrower) organized and in existence under the laws of the United States of
    America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1
    (or higher) according to Moody's, or A-1 (or higher) according to S&P;

              (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody's;

              (f) shares of mutual funds whose investment guidelines restrict
    95% of such funds' investments to those satisfying the provisions of clauses
    (a) through (e) above;

              (g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by
    S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000.0 million; and

              (h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of the U.S. Borrower and the Subsidiaries, on a consolidated basis, as of the end of the U.S. Borrower's most recently completed fiscal year.

         "Permitted NI Holdings Purchases" shall mean any acquisition of common
Equity Interests of the U.S. Borrower by NI Holdings for cash representing the fair market value of such Equity Interests (as determined by the Board of
Directors of Holdings in good faith) so long as NI Holdings and NI Acquisition
Co. are in compliance with Section 6.08(b); provided that Holdings shall not hold directly less than a majority of the outstanding Equity Interests of the
U.S. Borrower.

         "Permitted Receivables Documents" shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted
Receivables Financing.

         "Permitted Receivables Financing" shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables

                                      -35-

Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets;
provided that (A) recourse to Holdings or any Subsidiary (other than the Special
Purpose Receivables Subsidiaries) and any obligations or agreements of Holdings or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a "true sale"/"absolute transfer" opinion with respect to any transfer by Holdings or any Subsidiary
(other than a Special Purpose Receivables Subsidiary), and (B) the aggregate
Receivables Net Investment since the Closing Date shall not exceed $150.0 million at any time.

         "Permitted Refinancing Indebtedness" shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to "Refinance"), the
Indebtedness being Refinanced (or previous refinancings thereof constituting
Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the
Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon),
(b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the
Indebtedness being Refinanced is subordinated in right of payment to the
Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the
Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the
Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the
Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the
Indebtedness being Refinanced.

         "Permitted Senior Debt Securities" shall mean unsecured senior notes issued by the U.S. Borrower, (i) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date on which the final maturity of the Senior Notes occurs (as in effect on the Closing Date), (ii) the covenants, events of default, Subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to Holdings and the Subsidiaries than those in the Senior Notes and (iii) of which no Subsidiary of Holdings (other than the U.S. Borrower or a Domestic Subsidiary Loan Party) is an obligor under such notes that is not an obligor under the Senior Notes.

         "Permitted Senior Subordinated Debt Securities" shall mean unsecured senior subordinated notes issued by the U.S. Borrower, (i) the terms of which
(1) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date on which the final maturity of the Senior
Subordinated Notes occurs (as in effect on the Closing

                                      -36-

Date) and (2) provide for subordination to the Obligations under the Loan
Documents to substantially the same extent as the Senior Subordinated Note
Indenture, (ii) the covenants, events of default, Subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to Holdings and the Subsidiaries than those in the Senior Subordinated Notes and (iii) of which no Subsidiary of Holdings
(other than the U.S. Borrower or a Domestic Subsidiary Loan Party) is an obligor under such notes that is not an obligor under the Senior Subordinated Notes.

         "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

         "Plan" shall mean any employee pension benefit plan (other than a
Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section
412 of the Code and in respect of which Holdings, the U.S. Borrower, any
Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section
3(5) of ERISA.

         "Platform" shall have the meaning assigned to such term in Section
9.18(b).

         "Pledged Collateral" shall have the meaning assigned to such term in the U.S. Collateral Agreement or a Foreign Pledge Agreement, as applicable.

         "Post-Closing Reorganization" means a series of transactions set forth on Schedule 1.01(i) pursuant to which (i) the U.S. Borrower (through Nalco
Worldwide Holdings LLC ("Nalco Worldwide"), which is a Domestic Subsidiary Loan
Party) shall acquire between approximately 70% and 79% of the outstanding Equity
Interests of NI Holdings, (ii) the U.S. Borrower shall acquire all of the outstanding Equity Interests of Degremont America Holdings, which will become a
Domestic Subsidiary Loan Party, and (iii) NI Holdings shall, directly or indirectly, acquire all of the outstanding Equity Interests of Nalco Holdings
B.V. and Nalco Netherlands B.V.

         "Post-Closing Reorganization Date" shall mean the date that the
Post-Closing Reorganization is consummated.

         "Presumed Tax Rate" shall mean the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

         "primary obligor" shall have the meaning given such term in the definition of the term "Guarantee."

         "Primary Portal" shall have the meaning assigned to such term in
Section 9.18(b).

                                      -37-

         "Pro Forma Basis" shall mean, as to any person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the "Reference Period"):

              (i) in making any determination of EBITDA, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any
    similar transaction or transactions that require a waiver or consent of the
    Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term "Asset Acquisition," occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated); and

              (ii) in making any determination on a Pro Forma Basis, (x) all
    Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any
    Permitted Receivables Financing, in each case not to finance any acquisition) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term
    "Asset Acquisition," occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

         Pro forma calculations made pursuant to the definition of the term "Pro
Forma Basis" shall be determined in good faith by a Responsible Officer of
Holdings and, for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that Holdings delivers to the Administrative Agent
(i) a certificate of a Financial Officer of Holdings setting forth such operating expense reductions and other operating improvements or synergies and
(ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

         "Projections" shall mean the projections of Holdings and the
Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to

                                      -38-

the Lenders or the Administrative Agent by or on behalf of Holdings, the U.S.
Borrower or any of the Subsidiaries prior to the Closing Date.

         "Quotation Day" shall mean, with respect to any Eurocurrency Borrowing or Swingline Euro Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

         "Receivables Assets" shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by Holdings or any Subsidiary.

         "Receivables Net Investment" shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by,
Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net
Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

         "Reference Period" shall have the meaning assigned to such term in the definition of the term "Pro Forma Basis."

         "Refinance" shall have the meaning assigned to such term in the definition of the term "Permitted Refinancing Indebtedness," and "Refinanced"
shall have a meaning correlative thereto.

         "Refinanced Term Loans" shall have the meaning assigned to such term in
Section 9.08(e).

         "Register" shall have the meaning assigned to such term in Section
9.04(b).

         "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Reimbursement Agreement" shall mean that certain reimbursement agreement between the U.S. Borrower and Suez S.A. ("Suez"), dated as of the
Closing Date providing for the reimbursement by Suez of all contributions required to be made by the U.S. Borrower to the Profit Sharing and Savings Plan
pursuant to the Contribution Agreement between the U.S. Borrower and Northern
Trust Company, dated as of November 2, 1999, as amended.

                                      -39-

         "Related Parties" shall mean, with respect to any specified person, such person's Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person's Affiliates.

         "Release" shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

         "Remaining Present Value" shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

         "Replacement Term Loans" shall have the meaning assigned to such term in Section 9.08(e).

         "Reportable Event" shall mean any reportable event as defined in
Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of
ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

         "Required Lenders" shall mean, at any time, Lenders having (a) Loans
(other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c)
Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans)
outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the
total Available Unused Commitments at such time. The Loans, Revolving L/C
Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting
Lender shall be disregarded in determining Required Lenders at any time.

         "Required Percentage" shall mean, with respect to an Excess Cash Flow
Period, (i) 75%, if the Leverage Ratio at the end of such Excess Cash Flow
Period is greater than or equal to 5.00 to 1.00, (ii) 50%, if the Leverage Ratio at the end of such Excess Cash Flow Period is greater than or equal to 4.00 to
1.00 but less than 5.00 to 1.00 and (iii) 25%, if the Leverage Ratio at the end
of such Excess Cash Flow Period is less than 4.00 to 1.00.

         "Reset Date" shall have the meaning assigned to such term in Section
1.03(a).

         "Responsible Officer" of any person shall mean any executive officer or
Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

         "Revolving Facility" shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

         "Revolving Facility Borrowing" shall mean a Borrowing comprised of
Revolving Facility Loans.

                                      -40-

         "Revolving Facility Commitment" shall mean, with respect to each
Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility
Lender's Revolving Facility Credit Exposure hereunder, as such commitment may be
(a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under
Section 9.04. The initial amount of each Revolving Facility Lender's Revolving
Facility Commitment is set forth on Schedule 2.01, or in the Assignment and
Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the
Revolving Facility Commitments on the date hereof is $250.0 million.

         "Revolving Facility Credit Exposure" shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of the Revolving Facility Loans denominated in
Euros outstanding at such time, (c) the Swingline Dollar Exposure at such time,
(d) the Swingline Euro Exposure at such time and (e) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility
Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender's Revolving Facility Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of Revolving Facility Lender's Revolving Facility Loans denominated in
Euros outstanding at such time and (c) such Revolving Facility Lender's
Revolving Facility Percentage of the Swingline Dollar Exposure, Swingline Euro
Exposure and Revolving L/C Exposure at such time.

         "Revolving Facility Lender" shall mean a Lender with a Revolving
Facility Commitment or with outstanding Revolving Facility Loans (including any
New Revolving Facility Lenders).

         "Revolving Facility Loan" shall mean a Loan made by a Revolving
Facility Lender pursuant to Section 2.01 or a New Revolving Facility Lender pursuant to Section 2.22. Each Revolving Facility Loan denominated in Dollars shall be a Eurocurrency Loan or an ABR Loan, and each Revolving Facility Loan denominated in Euros shall be a Eurocurrency Loan.

         "Revolving Facility Maturity Date" shall mean November 4, 2009.

         "Revolving Facility Percentage" shall mean, with respect to any
Revolving Facility Lender, the percentage of the total Revolving Facility
Commitments represented by such Lender's Revolving Facility Commitment. If the
Revolving Facility Commitments have terminated or expired, the Revolving
Facility Percentages shall be determined based upon the Revolving Facility
Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

         "Revolving L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all Letters of Credit denominated in Euros outstanding at such time,
(c) the aggregate principal amount of all L/C Disbursements

                                      -41-

(i) made in Dollars that have not yet been reimbursed at such time or (ii) made in Euros and converted into Dollars pursuant to Section 2.05(e) or 2.05(k) and
(d) the Dollar Equivalent of the aggregate principal amount of all L/C
Disbursements made in Euros that have not yet been reimbursed or converted into
Dollars pursuant to Section 2.05(e) or 2.05(k). The Revolving L/C Exposure of
any Revolving Facility Lender at any time shall mean its Revolving Facility
Percentage of the aggregate Revolving L/C Exposure at such time.

         "S&P" shall mean Standard & Poor's Ratings Group, Inc.

         "Sale and Lease-Back Transaction" shall have the meaning assigned to such term in Section 6.03.

         "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

         "Secured Parties" shall mean the "Secured Parties" as defined in the
U.S. Collateral Agreement.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Security Documents" shall mean the Mortgages, the U.S. Collateral
Agreement, the Foreign Pledge Agreements, the Foreign Security Agreements, the
Foreign Guarantee and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

         "Sellers" shall have the meaning assigned to such term in the first recital hereto.

         "Senior Note Documents" shall mean the Senior Notes and the Senior Note
Indenture.

         "Senior Note Indenture" shall mean the Indenture dated as of November
4, 2003 under which the Senior Notes were issued, among the U.S. Borrower,
Holdings and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

         "Senior Notes" shall mean the U.S. Borrower's 7 3/4% Senior Notes due
2011, issued pursuant to the Senior Note Indenture and any notes issued by the
U.S. Borrower in exchange for, and as contemplated by, the Senior Notes and the related registration rights agreement with substantially identical terms as the
Senior Notes.

         "Senior Subordinated Note Documents" shall mean the Senior Subordinated
Notes and the Senior Subordinated Note Indenture.

         "Senior Subordinated Note Indenture" shall mean the Indenture dated as of November 4, 2003 under which the Senior Subordinated Notes were issued, among the U.S. Borrower, Holdings and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or

                                      -42-

otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

         "Senior Subordinated Notes" shall mean the U.S. Borrower's 9% Senior
Subordinated Notes due 2013 and 8-7/8% Senior Subordinated Notes due 2013,
issued pursuant to the Senior Subordinated Note Indenture and any notes issued by the U.S. Borrower in exchange for, and as contemplated by, the Senior
Subordinated Notes and the related registration rights agreement with substantially identical terms as the Senior Subordinated Notes.

         "Special Purpose Receivables Subsidiary" shall mean a direct or indirect Subsidiary of the U.S. Borrower established in connection with a
Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Holdings or any such Subsidiary becomes subject to a proceeding under the
U.S. Bankruptcy Code (or other insolvency law).

         "Statutory Reserves" shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental
Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

         "Sublease Agreement" shall mean that certain Sublease Agreement dated as of the Closing Date between Leo, as sublandlord and the U.S. Borrower, as subtenant, related to the U.S. Borrower's Naperville, Illinois headquarters.

         "Subordinated Intercompany Debt" shall have the meaning assigned to such term in Section 6.01(e).

         "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "Subsidiary" shall mean, unless the context otherwise requires, a subsidiary of Holdings.

         "Subsidiary Loan Party" shall mean each Subsidiary that is a (a)
Domestic Subsidiary Loan Party, (b) Foreign Subsidiary Loan Party and (c)
Foreign Subsidiary party to a Foreign Guarantee.

         "Swap Agreement" shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference

                                      -43-

to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its
Subsidiaries shall be a Swap Agreement.

         "Swingline Borrowing Request" shall mean a request by a Borrower substantially in the form of Exhibit C-2.

         "Swingline Dollar Borrowing" shall mean a Borrowing comprised of
Swingline Dollar Loans.

         "Swingline Dollar Commitment" shall mean, with respect to each
Swingline Dollar Lender, the commitment of such Swingline Dollar Lender to make
Swingline Dollar Loans pursuant to Section 2.04. The aggregate amount of the
Swingline Dollar Commitments on the Closing Date is $25.0 million.

         "Swingline Dollar Exposure" shall mean at any time the aggregate principal amount of all outstanding Swingline Dollar Borrowings at such time.
The Swingline Dollar Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Dollar
Exposure at such time.

         "Swingline Dollar Lender" shall mean Citicorp North America, Inc., in its capacity as a lender of Swingline Dollar Loans, and/or any other Revolving
Facility Lender designated as such by the U.S. Borrower after the Closing Date that is reasonably satisfactory to the U.S. Borrower and the Administrative
Agent and executes a counterpart to this Agreement as a Swingline Dollar Lender.

         "Swingline Dollar Loans" shall mean the swingline loans denominated in
Dollars and made to the U.S. Borrower pursuant to Section 2.04.

         "Swingline Euro Borrowing" shall mean a Borrowing comprised of
Swingline Euro Loans.

         "Swingline Euro Commitment" shall mean, with respect to each Swingline
Euro Lender, the commitment of such Swingline Euro Lender to make Swingline Euro
Loans pursuant to Section 2.04. The aggregate amount of the Swingline Euro
Commitments on the Closing Date is $25.0 million.

         "Swingline Euro Exposure" shall mean at any time the Dollar Equivalent of the aggregate principal amount of all outstanding Swingline Euro Loans at such time. The Swingline Euro Exposure of any Revolving Facility Lender at any
time shall mean its Revolving Facility Percentage of the aggregate Swingline
Euro Exposure at such time.

         "Swingline Euro Lender" shall mean any Revolving Facility Lender designated as such by the U.S. Borrower after the Closing Date that is reasonably satisfactory to the U.S.

                                      -44-

Borrower and the Administrative Agent and executes a counterpart to this
Agreement as a Swingline Euro Lender.

         "Swingline Euro Loans" shall mean the swingline loans denominated in
Euros and made to a Foreign Subsidiary Borrower pursuant to Section 2.04.

         "Swingline Exposure" shall mean at any time the sum of the Swingline
Dollar Exposure and the Swingline Euro Exposure.

         "Swingline Lender" shall mean (i) the Swingline Dollar Lenders, in their respective capacities as Lenders of Swingline Dollar Loans, and (ii) the
Swingline Euro Lenders, in their respective capacities as Lenders of Swingline
Euro Loans.

         "Swingline Loans" shall mean the Swingline Dollar Loans and the
Swingline Euro Loans.

         "Tax Distributions" shall mean any distributions described in Section
6.06(e).

         "Taxes" shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

         "Term Borrowing" shall mean a Borrowing comprised of Term Loans.

         "Term Loan Tranche" shall mean any of the Tranche A-1 Facility, the
Tranche A-2 Facility or the Tranche B Facility.

         "Term Loans" shall mean the Tranche A Term Loans and the Tranche B
Term Loans. Each Tranche A-1 Term Loan and each Tranche B Term Loan shall be a
Eurocurrency Term Loan or an ABR Term Loan. Each Tranche A-2 Term Loan shall be a Eurocurrency Term Loan.

         "Test Period" shall mean, on any date of determination, the period of four consecutive fiscal quarters of Holdings then most recently ended (taken as one accounting period).

         "Tranche A Installment Date" shall have the meaning assigned to such term in Section 2.10(a).

         "Tranche A Maturity Date" shall mean November 4, 2009.

         "Tranche A Term Loans" shall mean the Tranche A-1 Term Loans and the
Tranche A-2 Term Loans.

         "Tranche A-1 Facility" shall mean the Tranche A-1 Term Loan Commitments and the Tranche A-1 Term Loans made hereunder.

                                      -45-

         "Tranche A-1 Term Borrowing" shall mean a Borrowing comprised of
Tranche A-1 Term Loans.

         "Tranche A-1 Term Loan Commitment" shall mean with respect to each
Lender, the commitment of such Lender to make Tranche A-1 Term Loans as set forth in Section 2.01. The aggregate amount of the Tranche A-1 Term Loan
Commitments on the Closing Date is $200.0 million.

         "Tranche A-1 Term Loans" shall mean the term loans made by the Lenders in Dollars to the U.S. Borrower pursuant to Section 2.01.

         "Tranche A-2 Facility" shall mean the Tranche A-2 Term Loan Commitments and the Tranche A-2 Term Loans made hereunder.

         "Tranche A-2 Term Borrowing" shall mean a Borrowing comprised of
Tranche A-2 Term Loans.

         "Tranche A-2 Term Loan Commitment" shall mean with respect to each
Lender, the commitment of such Lender to make Tranche A-2 Term Loans as set forth in Section 2.01. The aggregate amount of the Tranche A-2 Term Loan
Commitments on the Closing Date is (euro)88.0 million.

         "Tranche A-2 Term Loans" shall mean the term loans made by the Lenders in Euros to the U.S. Borrower pursuant to Section 2.01.

         "Tranche B Facility" shall mean the Tranche B Term Loan Commitments and the Tranche B Term Loans made hereunder.

         "Tranche B Installment Date" shall have the meaning assigned to such term in Section 2.10(b).

         "Tranche B Maturity Date" shall mean November 4, 2010.

         "Tranche B Term Borrowing" shall mean a Borrowing comprised of Tranche
B Term Loans.

         "Tranche B Term Lender" shall mean a Lender with a Tranche B Term Loan
Commitment or with outstanding Tranche B Term Loans (including any New Tranche B
Term Lender).

         "Tranche B Term Loan Commitment" shall mean with respect to each
Lender, the commitment of such Lender to make Tranche B Term Loans hereunder as set forth in Section 2.01. The aggregate amount of the Tranche B Term Loan
Commitments on the Closing Date is $1,300.0 million.

         "Tranche B Term Loans" shall mean the term loans made by the Lenders to the U.S. Borrower pursuant to Section 2.01 or 2.22 (including New Tranche B Term
Loans).

                                      -46-

         "Transaction Documents" shall mean the Acquisition Documents, the
Senior Note Documents, the Senior Subordinated Note Documents, the Equity
Financing Documents and the Loan Documents.

         "Transactions" shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including
(a) the consummation of the Acquisition; (b) the execution and delivery of the
Loan Documents and the initial borrowings hereunder; (c) the Equity Financing;
(d) the issuance of the Senior Notes and the Senior Subordinated Notes; and (e)
the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

         "Trigger Date" shall mean the date of delivery of financial statements for the fiscal quarter ending at least six months after the Closing Date.

         "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

         "UK1" shall have the meaning assigned to such term in the fourth recital hereto.

         "UK2" shall have the meaning assigned to such term in the fourth recital hereto.

         "U.S. Bankruptcy Code" shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

         "U.S. Borrower" shall have the meaning assigned to such term in the first recital hereto.

         "U.S. Collateral Agreement" shall mean the U.S. Guarantee and
Collateral Agreement, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit E, among Holdings, the U.S. Borrower, each
Domestic Subsidiary Loan Party and the Collateral Agent.

         "U.S. Lending Office" shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make
Loans in Dollars.

         "U.S. Mortgages" shall mean the mortgages, deeds of trust, assignments of leases and rents and other security documents delivered pursuant to Section
5.10 or 5.15, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties located in the United States of America, each substantially in the form of Exhibit D.

         "U.S. Perfection Certificate" shall mean a certificate in the form of
Annex I to the U.S. Collateral Agreement or any other form approved by the
Collateral Agent.

         "Wholly Owned Subsidiary" of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors' qualifying shares or nominee or

                                      -47-

other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

         "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         "Working Capital" shall mean, with respect to Holdings and the
Subsidiaries on a consolidated basis at any date of determination, Current
Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

         SECTION 1.02. Terms Generally.

         The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Holdings notifies the Administrative
Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative
Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For the purposes of determining compliance with Section 6.01 through
Section 6.10 with respect to any amount in a currency other than Dollars, amounts shall be deemed to equal the Dollar Equivalent thereof determined using the Exchange Rate calculated as of the Business Day on which such amounts were incurred or expended, as applicable.

         SECTION 1.03. Exchange Rates.

         (a) Not later than 1:00 p.m., New York City time, on each Calculation
Date, the Administrative Agent shall (i) determine the Exchange Rate as of such
Calculation Date and (ii) give notice thereof to the Borrowers. The Exchange
Rates so determined shall become effective on the first Business Day immediately following the relevant

                                      -48-

Calculation Date (a "Reset Date") or other date of determination, shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any other provision expressly requiring the use of an
Exchange Rate calculated as of a specified date) be the Exchange Rates employed in converting any amounts between Dollars and Euros.

         (b) Not later than 5:00 p.m., New York City time, on each Reset Date, the Administrative Agent shall (i) determine the aggregate amount of the Dollar
Equivalents of the principal amounts of the Loans denominated in Euros then outstanding (after giving effect to any Loans denominated in Euros made or repaid on such date) and the Revolving L/C Exposure and (ii) notify the Lenders, each Issuing Bank and the Borrowers of the results of such determination.

         SECTION 1.04. Effectuation of Transfers.

         Each of the representations and warranties of Holdings and the
Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

                                   ARTICLE II

                                  The Credits

         SECTION 2.01. Commitments.

         Subject to the terms and conditions set forth herein, each Lender agrees

              (a) to make (i) Tranche A-1 Term Loans to the U.S. Borrower on the
    Closing Date from its U.S. Lending Office in Dollars in a principal amount not to exceed its Tranche A-1 Term Loan Commitment and (ii) Tranche A-2 Term
    Loans to the U.S. Borrower on the Closing Date from its U.S. Lending Office in Euros in a principal amount not to exceed its Tranche A-2 Term Loan
    Commitment,

              (b) to make Tranche B Term Loans to the U.S. Borrower on the
    Closing Date from its U.S. Lending Office in Dollars in a principal amount not to exceed its Tranche B Term Loan Commitment, and

              (c) to make (i) Revolving Facility Loans denominated in Dollars to the U.S. Borrower from its U.S. Lending Office and (ii) Revolving Facility
    Loans denominated in Euros to Foreign Subsidiary Borrowers from its Global
    Lending Office, in the case of clauses (i) and (ii) from time to time during the Availability Period in an aggregate principal amount that will not result in (A) such Lender's Revolving Facility Credit Exposure exceeding such Lender's Revolving Facility Commitment or (B) the Revolving Facility
    Credit Exposure exceeding the total Revolving Facility Commitments; provided that the Dollar Equivalent of Revolving Facility Loans, Swingline Euro Loans
    and Letters of Credit denominated in Euros outstanding at any time shall not exceed $100.0 million. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans.

                                      -49-

         SECTION 2.02. Loans and Borrowings.

         (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline
Dollar Commitments or Swingline Euro Commitments, as applicable); provided, however, that Revolving Facility Loans shall be made by the Revolving Facility
Lenders ratably in accordance with their respective Revolving Facility
Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

         (b) Subject to Section 2.14, (i) each Borrowing denominated in Dollars
(other than a Swingline Dollar Borrowing) shall be comprised entirely of ABR
Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith and (ii) each Borrowing denominated in Euros shall be comprised entirely of Eurocurrency Loans. Each Swingline Dollar Borrowing shall be an ABR
Borrowing. Each Swingline Euro Borrowing shall be comprised entirely of
Swingline Euro Loans. Each Lender at its option may make any ABR Loan or
Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such
Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15, 2.17 or 2.21 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

         (c) At the commencement of each Interest Period for any Eurocurrency
Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing
Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing
Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving
Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each
Swingline Dollar Borrowing and Swingline Euro Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the
Borrowing Minimum. Borrowings of more than one Type and under more than one
Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) 3 Eurocurrency Borrowings outstanding under each of the Tranche A-1 Facility, the Tranche A-2 Facility and the Tranche B
Facility and (ii) 20 Eurocurrency Borrowings outstanding under the Revolving
Facility.

         (d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the
Revolving Facility Maturity Date, Tranche A Maturity Date or Tranche B Maturity
Date, as applicable.

                                      -50-

         SECTION 2.03. Requests for Borrowings.

         To request a Revolving Borrowing and/or a Term Borrowing, the applicable Borrower shall notify the Applicable Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00
a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an L/C
Disbursement as contemplated by Section 2.05(e) may be given not later than
10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written
Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

              (i) the Borrower requesting such Borrowing;

              (ii) whether the requested Borrowing is to be a Revolving Facility
    Borrowing;

              (iii) the aggregate amount of the requested Borrowing (expressed in Dollars or Euros);

              (iv) the date of such Borrowing, which shall be a Business Day;

              (v) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

              (vi) in the case of a Eurocurrency Borrowing, the initial Interest
    Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term "Interest Period"; and

              (vii) the location and number of the applicable Borrower's account to which funds are to be disbursed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing, unless such Revolving
Facility Borrowing (i) is denominated in Euros and (ii) is being requested by a
Foreign Subsidiary Borrower, in which case such Revolving Facility Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.
Promptly following receipt of a Borrowing Request in accordance with this
Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested
Borrowing.

         SECTION 2.04. Swingline Loans.

         (a) Subject to the terms and conditions set forth herein, (i) each
Swingline Dollar Lender agrees to make Swingline Dollar Loans to the U.S.
Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding

                                      -51-

that will not result in (x) the aggregate principal amount of outstanding
Swingline Dollar Loans exceeding the Swingline Dollar Commitment or (y) the
Revolving Facility Credit Exposure exceeding the total Revolving Facility
Commitments and (ii) on and after the execution and delivery of a counterpart to this Agreement by one or more Swingline Euro Lenders, each such Swingline Euro
Lender agrees to make Swingline Euro Loans to the Foreign Subsidiary Borrowers
from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Euro Loans exceeding the Swingline Euro Commitment or (y) the sum of the Revolving Facility Credit
Exposure exceeding the total Revolving Facility Commitments; provided that no
Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Dollar Borrowing or Swingline Euro Borrowing. Within the
foregoing limits and subject to the terms and conditions set forth herein, the
Borrowers may borrow, prepay and reborrow Swingline Loans.

         (b) To request a Swingline Dollar Borrowing or Swingline Euro
Borrowing, the applicable Borrower shall notify the Applicable Agent and the
Swingline Dollar Lenders or Swingline Euro Lenders, as applicable, of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Dollar
Borrowing or Swingline Euro Borrowing. Each such notice and Swingline Borrowing
Request shall be irrevocable and shall specify (i) in the case of a Swingline
Euro Borrowing, the Borrower requesting such Borrowing, (ii) the requested date
(which shall be a Business Day), (iii) the amount of the requested Swingline
Dollar Borrowing (expressed in Dollars) or Swingline Euro Borrowing (expressed in Euros), as applicable, and (iv) in the case of a Swingline Euro Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by clause (b) of the definition of the term "Interest Period." The applicable Swingline Lender shall consult with the Applicable Agent as to whether the making of the applicable Swingline Loan is in accordance with the terms of this Agreement prior to such Swingline Lender funding such Swingline
Loan. Each Swingline Dollar Lender shall make each Swingline Dollar Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local
Time, to the account of the U.S. Borrower (or, in the case of a Swingline Dollar
Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank). Each
Swingline Euro Lender shall make each Swingline Euro Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the applicable Foreign Subsidiary Borrower.

         (c) A Swingline Lender may by written notice given to the Applicable
Agent (and to the other Swingline Dollar Lenders or Swingline Euro Lenders, as applicable) not later than 10:00 a.m., Local Time, on, in the case of Swingline
Dollar Loans, any Business Day and, in the case of Swingline Euro Loans, the third Business Day preceding the requested participation funding date, require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the
Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each such Lender, specifying in such notice such Lender's Revolving Facility Lender's Revolving
Facility Percentage of such Swingline Loan or Loans. Each

                                      -52-

Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent in the currency of the respective Swingline Loan or Loans for the account of the applicable Swingline Lender, such Revolving Facility Lender's Revolving Facility
Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Applicable Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such
Swingline Loan shall be made to the Applicable Agent and not to the applicable
Swingline Lender. Any amounts received by a Swingline Lender from the applicable
Borrower (or other party on behalf of such Borrower) in respect of a Swingline
Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by the Applicable Agent shall be promptly remitted by the
Applicable Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

         SECTION 2.05. Letters of Credit.

         (a) General. Each Existing Letter of Credit is deemed to be a letter of credit issued hereunder for all purposes of this Agreement and the other Loan
Documents. In addition, subject to the terms and conditions set forth herein, the U.S. Borrower may request the issuance of Dollar Letters of Credit for its own account and each Foreign Subsidiary Borrower may request the issuance of
Euro Letters of Credit for its own account, in each case in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Revolving Facility Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the
Applicant Party to, or entered into by the Applicant Party with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

                                      -53-

         (b) Notice of Issuance, Amendment, Renewal, Extension; Certain
Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Applicant
Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank)
to the applicable Issuing Bank and the Administrative Agent (two Business Days
in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, (subject to paragraph (n) of this Section) the currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Applicant Party also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Applicant Party shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Revolving L/C Exposure shall not exceed, in respect of Dollar Letters of Credit, $100.0 million, and in respect of Euro
Letters of Credit, $35.0 million and (ii) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments.

         (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on (i) the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Revolving Facility Maturity Date;
provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (i)(B) of this paragraph (c))
or (ii) with respect to Euro and/or Dollar Letters of Credit not to exceed an aggregate of the Dollar Equivalent of $10.0 million, the earlier of (A) the date that is three years after the date of issuance of such Letter of Credit and (B)
the date that is five Business Days prior to the Revolving Facility Maturity
Date.

         (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving
Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility
Lender, and each Revolving Facility Lender hereby acquires from such Issuing
Bank, a participation in such Letter of Credit equal to such Revolving Facility
Lender's Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Bank, such Revolving Facility Lender's Revolving Facility
Percentage of (i) each L/C Disbursement made by such Issuing Bank in Dollars and
(ii) the Dollar Equivalent, determined using the Exchange Rate calculated as of the date such payment is required, of each L/C Disbursement made by such Issuing
Bank in Euros and, in each case, not reimbursed by the U.S. Borrower on the date due as provided in paragraph (e) of this Section, or

                                      -54-

of any reimbursement payment required to be refunded to the U.S. Borrower for any reason (or, if such reimbursement payment was refunded in a Euros, the
Dollar Equivalent thereof determined using the Exchange Rates calculated as of the date of such refund). Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

         (e) Reimbursement. If the applicable Issuing Bank shall make any L/C
Disbursement in respect of a Letter of Credit, the U.S. Borrower and the
Applicant Party in respect of such Letter of Credit shall reimburse such L/C
Disbursement by paying to the Administrative Agent an amount equal to such L/C
Disbursement in Dollars (determined, for purposes of Euro Letters of Credit, using the Dollar Equivalent (determined using the Exchange Rates calculated as of the date when such payment is due) of such L/C Disbursement), not later than
5:00 p.m., New York City time, on the Business Day immediately following the date the U.S. Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, provided that in the case of any L/C Disbursement under a
Dollar Letter of Credit issued for the account of the U.S. Borrower, the U.S.
Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an
ABR Revolving Borrowing or a Swingline Dollar Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the U.S. Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR
Revolving Borrowing or Swingline Dollar Borrowing. If the U.S. Borrower or the
Applicant Party fails to reimburse any L/C Disbursement when due, then (i) if such payment relates to a Euro Letter of Credit, automatically and with no further action required, the obligation to reimburse the applicable L/C
Disbursement shall be permanently converted into an obligation to reimburse the
Dollar Equivalent, determined using the Exchange Rates calculated as of the date when such payment was due, of such L/C Disbursement and (ii) the Administrative
Agent shall promptly notify the applicable Issuing Bank and each other Revolving
Facility Lender of the applicable L/C Disbursement, the Dollar Equivalent thereof (if such L/C Disbursement relates to a Euro Letter of Credit), the payment then due from the U.S. Borrower and the Applicant Party in respect thereof and, in the case of a Revolving Facility Lender, such Lender's Revolving
Facility Percentage thereof. Promptly following receipt of such notice, each
Revolving Facility Lender shall pay to the Administrative Agent in Dollars its
Revolving Facility Percentage of the payment then due from the U.S. Borrower and the Applicant Party (determined as provided in clause (i) of the immediately preceding sentence, if such payment relates to a Euro Letter of Credit), in the same manner as provided in Section 2.06 with respect to Loans made by such
Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent
shall promptly pay to the applicable Issuing Bank in Dollars the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the U.S. Borrower or the
Applicant Party pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that
Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender

                                      -55-

pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement
(other than the funding of an ABR Revolving Loan or a Swingline Dollar Borrowing
as contemplated above) shall not constitute a Loan and shall not relieve the
U.S. Borrower and the Applicant Party of its obligation to reimburse such L/C
Disbursement.

         (f) Obligations Absolute. The obligation of the U.S. Borrower and the
Applicant Party to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of
Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of
Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this
Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the U.S. Borrower's or the Applicant Party's obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct. Neither the
Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related
Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to an Applicant Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Applicant Party to the extent permitted by applicable law) suffered by such Applicant Party that are determined by a court having jurisdiction to have been caused by (i) such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing
Bank's refusal to issue a Letter of Credit in accordance with the terms of this
Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable
Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

         (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative

                                      -56-

Agent, the Applicant Party and the U.S. Borrower (if the U.S. Borrower is not
the Applicant Party) by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the U.S. Borrower and the Applicant Party of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

         (h) Interim Interest. If an Issuing Bank shall make any L/C
Disbursement, then, unless the U.S. Borrower or the Applicant Party shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the U.S. Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the U.S. Borrower or the Applicant Party when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply; provided, further, that, in the case of a L/C Disbursement made under a Euro Letter of
Credit, the amount of interest due with respect thereto shall (i) in the case of any L/C Disbursement that is reimbursed on or before the date such L/C
Disbursement is required to be reimbursed under paragraph (e) of this Section,
(A) be payable in Euros and (B) bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such
Issuing Bank of funding such L/C Disbursement plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time and (ii) in the case of any L/C Disbursement that is reimbursed after the date such L/C Disbursement is required to be reimbursed under paragraph (e) of this Section, (A) be payable in
Dollars, (B) accrue interest on the Dollar Equivalent, determined using the
Exchange Rates calculated as of the date such L/C Disbursement was made, of such
L/C Disbursement, (C) bear interest at the rate per annum then applicable to ABR
Revolving Loans and (D) Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving
Facility Lender pursuant to paragraph (e) of this Section to reimburse such
Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

         (i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the U.S. Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative
Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the U.S. Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to
Letters of Credit to be issued thereafter and (ii) references herein to the term
"Issuing Bank" shall be deemed to refer to such successor or to any previous
Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

                                      -57-

         (j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h)
or (i), on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the U.S.
Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C
Exposure representing greater than 50% of the total Revolving L/C Exposure)
demanding the deposit of cash collateral pursuant to this paragraph, the U.S.
Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in
Dollars in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portion of such amount attributable to undrawn Euro Letters of Credit or L/C Disbursements in
Euros that the U.S. Borrower is not late in reimbursing pursuant to Section
2.05(e) shall be deposited with the Administrative Agent in Euros in the actual amounts of such undrawn Letters of Credit and L/C Disbursements and (ii) upon the occurrence of any Event of Default with respect to a Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind. The U.S. Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit pursuant to this paragraph or pursuant to Section 2.11(b) shall be held by the
Administrative Agent as collateral for the payment and performance of the obligations of the U.S. Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the
Administrative Agent and (ii) at any other time, the U.S. Borrower, in each case, in Permitted Investments and at the risk and expense of the U.S. Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C
Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of
Revolving Facility Lenders with Revolving L/C Exposure representing greater than
50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the U.S. Borrower under this Agreement. If the U.S. Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the U.S. Borrower within three Business Days after all Events of Default have been cured or waived. If the U.S. Borrower is required to provide an amount of cash collateral hereunder pursuant to Section
2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the U.S. Borrower as and to the extent that, after giving effect to such return, the U.S. Borrower would remain in compliance with Section 2.11(b) and no
Event of Default shall have occurred and be continuing.

         (k) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the U.S.
Borrower and the Applicant Party is at such time or thereafter become required to reimburse or otherwise pay to the Administrative Agent in respect of L/C
Disbursements made under any Euro Letter of Credit

                                      -58-

(other than amounts in respect of which the U.S. Borrower has deposited cash collateral pursuant to Section 2.05(j), if such cash collateral was deposited in
Euros to the extent so deposited or applied), (ii) that the Revolving Facility
Lenders are at the time or thereafter become required to pay to the
Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to an Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed L/C Disbursements made under any Euro
Letter of Credit and (iii) that constitute each Revolving Facility Lender's participation in any Euro Letter of Credit under which a L/C Disbursement has been made, in each case, shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange
Rates calculated as of such date (or in the case of any L/C Disbursement made after such date, on the date such L/C Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to an Agent, an Issuing
Bank or any Lender in respect of the Obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

         (l) Additional Issuing Banks. From time to time, the U.S. Borrower may by notice to the Administrative Agent designate up to three Lenders (in addition to Bank of America, N.A.) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing
Banks. Each such additional Issuing Bank shall execute a counterpart of this
Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

         (m) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from an Applicant Party pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such
Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing
Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing
Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

         (n) Notwithstanding any other provision of this Agreement, if, after the Closing Date, any Change in Law shall make it unlawful for an Issuing Bank to issue Letters of Credit denominated in Euros, then by prompt written notice thereof to the Borrowers and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), such Issuing Bank may declare that Letters of Credit will not thereafter (for the duration of such declaration) be issued by it in Euros.

                                      -59-

         SECTION 2.06. Funding of Borrowings.

         (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders; provided that
Swingline Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Applicable Agent (i) in New York City, in the case of Loans denominated in Dollars, or (ii) in London, in the case of Loans denominated in
Euros and designated by the applicable Borrower in the applicable Borrowing
Request; provided that ABR Revolving Loans and Swingline Dollar Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

         (b) Unless the Applicable Agent shall have received notice from a
Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender's share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the
Applicable Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Rate and a rate determined by the Administrative
Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount
(in the case of a Borrowing denominated in Euros) or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans (in the case of a
Borrowing denominated in Dollars) or the rate reasonably determined by the
Applicable Agent to be the cost to it of funding such amount (in the case of a
Borrowing denominated in Euros). If such Lender pays such amount to the
Applicable Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

         SECTION 2.07. Interest Elections.

         (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.
Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest
Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected
Borrowing, in which case each such portion shall be allocated ratably among the
Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate

                                      -60-

Borrowing. This Section shall not apply to Swingline Euro Borrowings or
Swingline Dollar Borrowings, which may not be converted or continued.

         (b) To make an election pursuant to this Section, the applicable
Borrower shall notify the Applicable Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such
Borrower were requesting a Borrowing of the Type and denominated in Euros resulting from such election to be made on the effective date of such election.
Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Applicable Agent and signed by the applicable Borrower.

         (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

              (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting
    Borrowing (in which case the information to be specified pursuant to clauses
    (iii) and (iv) below shall be specified for each resulting Borrowing);

              (ii) the effective date of the election made pursuant to such
    Interest Election Request, which shall be a Business Day;

              (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; provided that the resulting Borrowing is required to be a Eurocurrency Borrowing in the case of a Borrowing denominated in
    Euros; and

              (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the
    Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term "Interest Period."

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.

         (d) Promptly following receipt of an Interest Election Request, the
Applicable Agent shall advise each Lender to which such Interest Election
Request relates of the details thereof and of such Lender's portion of each resulting Borrowing.

         (e) If the applicable Borrower fails to deliver a timely Interest
Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in Euros, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an
Interest Period of one month's duration commencing on the last day of such
Interest Period). Notwithstanding any contrary provision hereof, if an Event of
Default has occurred and is continuing and the Administrative Agent, at the written request (including a

                                      -61-

request through electronic means) of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency
Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in
Dollars shall be converted to an ABR Borrowing at the end of the Interest Period
applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in Euros shall be continued as a Eurocurrency Borrowing with an
Interest Period of one month's duration.

         SECTION 2.08. Termination and Reduction of Commitments.

         (a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date. The parties hereto acknowledge that the Tranche A-1 Term Loan Commitments, Tranche A-2 Term Loan
Commitments and the Tranche B Term Loan Commitments will terminate at 5 p.m. New
York City time on the Closing Date.

         (b) The U.S. Borrower (on behalf of itself and all Foreign Subsidiary
Borrowers) may at any time terminate, or from time to time reduce, the
Commitments under any Facility; provided that (i) each reduction of the
Commitments under any Facility shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the U.S.
Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

         (c) The U.S. Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the
Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the U.S. Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving
Facility Commitments delivered by the U.S. Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the U.S. Borrower (by notice to the Administrative
Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent.
Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

         SECTION 2.09. Repayment of Loans; Evidence of Debt.

         (a) The U.S. Borrower hereby unconditionally promises to pay (i) to the
Applicable Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the U.S. Borrower on the Revolving Facility Maturity Date, (ii) to the Applicable Agent for the
account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Dollar Lender
the then unpaid principal amount of each Swingline Dollar

                                      -62-

Loan on the earlier of the Revolving Facility Maturity Date and the first date after such Swingline Dollar Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Dollar
Loan is made; provided that on each date that a Revolving Facility Borrowing is made by the U.S. Borrower, the U.S. Borrower shall repay all Swingline Dollar
Loans then outstanding. Each Foreign Subsidiary Borrower hereby unconditionally promises to pay (i) to the Applicable Agent for the account of each Revolving
Facility Lender the then unpaid principal amount of each Revolving Facility Loan to such Foreign Subsidiary Borrower on the Revolving Facility Maturity Date and
(ii) to each Swingline Euro Lender the then unpaid principal amount of each
Swingline Euro Loan made by such Lender on the earlier of the Revolving Facility
Maturity Date and the last day of the Interest Period applicable to such
Swingline Euro Loan.

         (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

         (c) Each Applicable Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each
Borrower to each Lender hereunder and (iii) any amount received by such
Applicable Agent hereunder for the account of the Lenders and each Lender's share thereof.

         (d) The entries made in the accounts maintained pursuant to paragraph
(b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any
Lender or an Applicable Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

         (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender
(or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Applicable Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times(including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

         SECTION 2.10. Repayment of Term Loans and Revolving Facility Loans.

         (a) Subject to adjustment pursuant to paragraph (d) of this Section, the U.S. Borrower shall repay Tranche A Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (each such date being referred to as a "Tranche A Installment Date"):

                                      -63-

                           Amount of Tranche A-1 Term    Amount of Tranche A-2 Term
Date                         Borrowings to Be Repaid       Borrowings to Be Repaid
-----------------------------------------------------------------------------------

March 31, 2004                    $ 2,500,000.00            (euro)1,100,000.00
June 30, 2004                     $ 2,500,000.00            (euro)1,100,000.00
September 30, 2004                $ 2,500,000.00            (euro)1,100,000.00
December 31, 2004                 $ 2,500,000.00            (euro)1,100,000.00
March 31, 2005                    $ 5,000,000.00            (euro)2,200,000.00
June 30, 2005                     $ 5,000,000.00            (euro)2,200,000.00
September 30, 2005                $ 5,000,000.00            (euro)2,200,000.00
December 31, 2005                 $ 5,000,000.00            (euro)2,200,000.00
March 31, 2006                    $ 7,500,000.00            (euro)3,300,000.00
June 30, 2006                     $ 7,500,000.00            (euro)3,300,000.00
September 30, 2006                $ 7,500,000.00            (euro)3,300,000.00
December 31, 2006                 $ 7,500,000.00            (euro)3,300,000.00
March 31, 2007                    $10,000,000.00            (euro)4,400,000.00
June 30, 2007                     $10,000,000.00            (euro)4,400,000.00
September 30, 2007                $10,000,000.00            (euro)4,400,000.00
December 31, 2007                 $10,000,000.00            (euro)4,400,000.00
March 31, 2008                    $12,500,000.00            (euro)5,500,000.00
June 30, 2008                     $12,500,000.00            (euro)5,500,000.00
September 30, 2008                $12,500,000.00            (euro)5,500,000.00
December 31, 2008                 $12,500,000.00            (euro)5,500,000.00
March 31, 2009                    $12,500,000.00            (euro)5,500,000.00
June 30, 2009                     $12,500,000.00            (euro)5,500,000.00
September 30, 2009                $12,500,000.00            (euro)5,500,000.00
Tranche A Maturity Date           $12,500,000.00            (euro)5,500,000.00

         (b) Subject to adjustment pursuant to paragraph (d) of this Section, the U.S. Borrower shall repay Tranche B Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (each such date being referred to as a "Tranche B Installment Date"):

Date                                    Amount
----                                    ------
March 31, 2004                 $    3,250,000.00
June 30, 2004                  $    3,250,000.00
September 30, 2004             $    3,250,000.00
December 31, 2004              $    3,250,000.00
March 31, 2005                 $    3,250,000.00
June 30, 2005                  $    3,250,000.00
September 30, 2005             $    3,250,000.00
December 31, 2005              $    3,250,000.00
March 31, 2006                 $    3,250,000.00
June 30, 2006                  $    3,250,000.00
September 30, 2006             $    3,250,000.00
December 31, 2006              $    3,250,000.00
March 31, 2007                 $    3,250,000.00

                                      -64-

Date                               Amount
----                               ------

June 30, 2007                  $    3,250,000.00
September 30, 2007             $    3,250,000.00
December 31, 2007              $    3,250,000.00
March 31, 2008                 $    3,250,000.00
June 30, 2008                  $    3,250,000.00
September 30, 2008             $    3,250,000.00
December 31, 2008              $    3,250,000.00
March 31, 2009                 $    3,250,000.00
June 30, 2009                  $    3,250,000.00
September 30, 2009             $    3,250,000.00
December 31, 2009              $    3,250,000.00
March 31, 2010                 $    3,250,000.00
June 30, 2010                  $    3,250,000.00
September 30, 2010             $    3,250,000.00
Tranche B Maturity Date        $1,212,250,000.00

         In the event that any New Tranche B Term Loans are made on an Increased
Amount Date, the amount due on each Tranche B Installment Date (other than the
Tranche B Maturity Date) occurring after the Increased Amount Date shall increase by an amount equal to 1/4 of 1% per annum of the principal amount of such New Tranche B Term Loans, with the remaining principal amount of the New
Tranche B Term Loans being repaid on the Tranche B Maturity Date.

         (c) To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date and (ii) all Tranche B
Term Loans shall be due and payable on the Tranche B Maturity Date.

         (d) Prepayment of the Term Borrowings from:

              (i) all Net Proceeds (other than from issuances of Equity
    Interests) or Acquisition Agreement Payments pursuant to Section 2.11(c) or
    2.11(e), respectively, shall be applied among the Tranche A-1 Term
    Borrowings, Tranche A-2 Term Borrowings and Tranche B Term Borrowings on a
    pro rata basis and, as to any such Term Loan Tranche, shall be applied:

                   (A) first to reduce scheduled amortization payments occurring within the 12-month period after the date of such payment, and

                   (B) thereafter to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of such Term Borrowings;

                                      -65-

              (ii) Excess Cash Flow pursuant to Section 2.11(d) shall be applied:

                   (A) first to reduce in order of maturity the scheduled
         amortization payments of the Tranche A Term Borrowings occurring within the 12-month period after the date of such payment, and

                   (B) thereafter in accordance with the provisions of Section
         2.10(d)(i); and

              (iii) Net Proceeds from issuances of Equity Interests and any optional prepayments pursuant to Section 2.11(a) shall be applied to prepay
    Term Borrowings as directed by the U.S. Borrower.

         (e) Any Lender holding Tranche B Term Loans may elect, on not less than two Business Days' prior written notice to the Administrative Agent with respect to any mandatory prepayment made pursuant to Section 2.11(c) or 2.11(d), not to have such prepayment applied to such Lender's Tranche B Term Loans, in which case (i) so long as Tranche A Term Borrowings are outstanding (A) an amount equal to 50% of the Dollar Equivalent of the amount not so applied shall be applied to prepay Tranche A Term Borrowings, and shall reduce scheduled payments under Section 2.10(a) after the date of any prepayment on the same basis as is provided for the respective types of payments pursuant to Section 2.10(d) and
(B) 50% of the amount not so applied shall be retained by the U.S. Borrower and
(ii) once all Tranche A Term Borrowings have been repaid in full, the amount not so applied shall be retained by the U.S. Borrower.

         For purposes of determining any allocation made ratably or on a pro rata basis contemplated under Section 2.10(d) at any time, the amount of any
Tranche A-2 Term Loan shall be the Dollar Equivalent of the principal amount thereof, determined using the Exchange Rate calculated as of the date of such prepayment. For purposes of determining the amount of any prepayment of Tranche
A-2 Term Borrowings pursuant to Section 2.11(c) or, 2.11(d), the applicable
Exchange Rate on the date such prepayment is to be made shall be used.

         (f) Prior to any repayment of any Borrowing under any Facility hereunder, the U.S. Borrower or the applicable Foreign Subsidiary Borrower, as applicable, shall select the Borrowing or Borrowings under the applicable
Facility to be repaid and shall notify the Applicable Agent by telephone
(confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time,
(i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three
Business Days before the scheduled date of such repayment. Each repayment of a
Borrowing (x) in the case of the Revolving Facility, shall be applied to the
Revolving Facility Loans included in the repaid Borrowing such that each
Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving
Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing.
Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Dollar Borrowing or a Swingline Euro
Borrowing hereunder, the U.S. Borrower or the applicable Foreign Subsidiary
Borrower, as applicable, shall select the Borrowing or Borrowings to be

                                      -66-

repaid and shall notify the Applicable Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

         SECTION 2.11. Prepayment of Loans.

         (a) The applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing
Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(f).

         (b) In the event and on such occasion that the Revolving Facility
Credit Exposure exceeds (x) 105% of the total Revolving Facility Commitments solely as a result of currency fluctuations or (y) the total Revolving Facility
Commitments (other than as a result of currency fluctuations), the Borrowers under the Revolving Facility shall prepay Revolving Facility Borrowings,
Swingline Dollar Borrower or Swingline Euro Borrowings (or, if no such
Borrowings are outstanding, deposit cash collateral in an account with the
Administrative Agent pursuant to Section 2.05(j)) made to such Borrowers, in an aggregate amount equal to the amount by which the Revolving Facility Credit
Exposure exceeds the total Revolving Facility Commitments.

         (c) Holdings and the U.S. Borrower shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Borrowings in accordance with paragraphs (d) and (e) of Section 2.10.

         (d) Not later than 90 days after the end of each Excess Cash Flow
Period, Holdings shall calculate Excess Cash Flow for such Excess Cash Flow
Period and shall apply an amount equal to the Required Percentage of such Excess
Cash Flow to prepay Term Borrowings in accordance with paragraphs (d) and (e) of
Section 2.10. Not later than the date on which Holdings is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), Holdings will deliver to the Administrative Agent a certificate signed by a Financial Officer of Holdings setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

         (e) The U.S. Borrower shall, following the receipt of any Acquisition
Agreement Payments, prepay Term Borrowings in accordance with paragraphs (d) and
(e) of Section 2.10.

         SECTION 2.12. Fees.

         (a) The U.S. Borrower (on behalf of itself and the Foreign Subsidiary
Borrowers) agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March,
June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a "Commitment Fee") on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with

                                      -67-

the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to 0.50% per annum. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender's Commitment Fee, the outstanding Swingline Loans during the period for which such Lender's Commitment
Fee is calculated shall be deemed to be zero. The Commitment Fee due to each
Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

         (b) The U.S. Borrower (on behalf of itself and the Foreign Subsidiary
Borrowers) from time to time agrees to pay (i) to each Revolving Facility Lender
(other than any Defaulting Lender), through the Administrative Agent, 10
Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility
Commitments of all the Lenders shall be terminated as provided herein, a fee (an
"L/C Participation Fee") on such Lender's Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter
(or shorter period commencing with the Closing Date or ending with the Revolving
Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for
Eurocurrency Revolving Borrowings effective for each day in such period and (ii)
to each Issuing Bank, for its own account, (x) three Business Days after the last day of March, June, September and December of each year and three Business
Days after the date on which the Revolving Facility Commitments of all the
Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the daily average stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank's customary documentary and processing charges (collectively, "Issuing Bank Fees"). All L/C
Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of
360 days.

         (c) The U.S. Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter of even date herewith, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the "Administrative Agent
Fees").

         (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

         SECTION 2.13. Interest.

         (a) The Loans comprising each ABR Borrowing (including each Swingline
Dollar Loan) shall bear interest at the Alternate Base Rate plus the Applicable
Margin.

                                      -68-

         (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such
Borrowing plus the Applicable Margin.

         (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the applicable Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount (x)
payable in Dollars, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section or (y) payable in Euros, the rate set forth in clause (i) of this sentence; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section
9.08.

         (d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility
Loans, upon termination of the Revolving Facility Commitments, (iii) in the case of the Tranche A Term Loans, on the Tranche A Maturity Date and (iv) in the case of the Tranche B Term Loans, on the Tranche B Maturity Date; provided that (i)
interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability
Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest
Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

         (e) All interest hereunder shall be computed on the basis of a year of
360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate,
Adjusted LIBO Rate or LIBO Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

         SECTION 2.14. Alternate Rate of Interest.

         If prior to the commencement of any Interest Period for a Eurocurrency
Borrowing denominated in any currency:

              (a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

              (b) the Applicable Agent is advised by the Required Lenders or the
    Majority Lenders under the Revolving Facility that the Adjusted LIBO Rate or the LIBO

                                      -69-

    Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the Borrowers and the
Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest
Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such
Borrowing is denominated in Euros, as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving Facility and the applicable Borrower shall agree adequately reflects the costs to the Revolving Facility Lenders of making or maintaining their Loans, and (ii) if any Borrowing Request requests a
Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR
Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving Facility shall agree adequately reflects the costs to the
Revolving Facility Lenders of making the Loans comprising such Borrowing.

         SECTION 2.15. Increased Costs.

         (a) If any Change in Law shall:

              (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or those for which payment has been requested pursuant to Section 2.21) or Issuing Bank; or

              (ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement, Eurocurrency Loans or
    Swingline Euro Loans made by such Lender or any Letter of Credit or participation therein (except those for which payment has been requested pursuant to Section 2.21);

and the result of any of the foregoing shall be to increase the cost to such
Lender of making or maintaining any Eurocurrency Loan or Swingline Euro Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any
Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower (in the case of a Loan) or the U.S.
Borrower (in the case of a Letter of Credit) will pay to such Lender or Issuing
Bank, as applicable, such additional amount or amounts as will compensate such
Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

         (b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such

                                      -70-

Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing
Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the
Letters of Credit issued by such Issuing Bank, to a level below that which such
Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy), then from time to time the applicable Borrower (in the case of a
Loan) or the U.S. Borrower (in the case of a Letter of Credit) shall pay to such
Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender's or such
Issuing Bank's holding company for any such reduction suffered.

         (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this
Section shall be delivered to the applicable Borrower (in the case of a Loan) or the U.S. Borrower (in the case of a Letter of Credit) and shall be conclusive absent manifest error. The applicable Borrower (in the case of a Loan) or the
U.S. Borrower (in the case of a Letter of Credit) shall pay such Lender or
Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.(j)Promptly after any Lender or any Issuing
Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or issuing Bank shall notify the applicable Borrower thereof. Failure or delay on the part of any Lender or
Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation; provided that a Borrower shall not be required to compensate a
Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or
Issuing Bank, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or issuing
Bank's intention to claim compensation therefor; provided, further, that, if the
Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

         (d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or issuing Bank shall notify the applicable Borrower thereof.
Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such
Lender's or Issuing Bank's right to demand such compensation; provided that a
Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or issuing Bank's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

         SECTION 2.16. Break Funding Payments.

         In the event of (a) the payment of any principal of any Eurocurrency
Loan or Swingline Euro Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest
Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a
Borrower pursuant to Section 2.19, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan or Swingline Euro Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have

                                      -71-

been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Euros of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this
Section shall be delivered to such Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

         SECTION 2.17. Taxes.

         (a) Any and all payments by or on account of any obligation of any Loan
Party hereunder shall be made free and clear of and without deduction for any
Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then
(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

         (b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

         (c) Each Loan Party shall indemnify the Agents, each Lender and each
Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, Lender or Issuing
Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other
Taxes imposed or asserted on or attributable to amounts payable under this
Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

         (d) As soon as practicable after any payment of Indemnified Taxes or
Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

         (e) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to

                                      -72-

such Borrower (with a copy to the Administrative Agent), to the extent such
Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by such Borrower to permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such
Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

         (f) If an Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other
Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender
(including any Taxes imposed with respect to such refund) as is determined by the Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such
Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan
Parties or any other person.

         SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of
                       Set-offs.

         (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15,
2.16, 2.17 or 2.21, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable
Agent to the applicable account designated to the U.S. Borrower by each
Applicable Agent, except payments to be made directly to the applicable Issuing
Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.21 and 9.05 shall be made directly to the persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated,

                                      -73-

(ii) reimbursement obligations shall, subject to Sections 2.05(e) and 2.05(k), be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars. Any payment required to be made by an Applicable Agent hereunder shall be deemed to have been made by the time required if such Applicable Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Applicable Agent to make such payment. Any amount payable by any Applicable
Agent to one or more Lenders in the national currency of a member state of the
European Union that has adopted the Euro as its lawful currency shall be paid in
Euros.

         (b) If at any time insufficient funds are received by and available to the Applicable Agent from any Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C
Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed
L/C Disbursements then due to such parties.

         (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in
L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving
Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and
participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the
Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

                                      -74-

         (d) Unless the Applicable Agent shall have received notice from a
Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable
Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable
Issuing Bank, as applicable, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative
Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and
(ii) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of an amount denominated in Euros).

         (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the
Applicable Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Applicable Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

         SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

         (a) If any Lender requests compensation under Section 2.15 or 2.21, or if a Borrower is required to pay any additional amount to any Lender or any
Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 2.21, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such
Lender in any material respect. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

         (b) If any Lender requests compensation under Section 2.15 or 2.21, or if a Borrower is required to pay any additional amount to any Lender or any
Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such
Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C
Disbursements and Swingline

                                      -75-

Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts)
and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or 2.21 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting
Lender.

         (c) If any Lender (such Lender, a "Non-Consenting Lender") has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the U.S. Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all
Obligations of Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the U.S. Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

         SECTION 2.20. Foreign Subsidiary Loan Parties.

         On or after the Closing Date, the U.S. Borrower may designate any
Foreign Subsidiary that is a Wholly Owned Subsidiary as a Foreign Subsidiary
Borrower by delivery to the Administrative Agent of a Foreign Subsidiary
Borrower Agreement executed by such Foreign Subsidiary and the U.S. Borrower.
Each such designation shall specify whether such Foreign Subsidiary shall be entitled to make Borrowings under and request Euro Letters of Credit under the
Revolving Facility, and each such designation shall be subject to the consent of the Administrative Agent (which consent shall not unreasonably be withheld).
Upon the execution by the U.S. Borrower and delivery to the Administrative Agent of a Foreign Subsidiary Borrower Termination with respect to any Foreign
Subsidiary Borrower, such Foreign Subsidiary shall cease to be a Foreign
Subsidiary Borrower and a party to this Agreement; provided that no Foreign
Subsidiary Borrower Termination will become effective as to any Foreign
Subsidiary Borrower (other than to terminate such Foreign Subsidiary Borrower's right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Foreign Subsidiary Borrower or any
Euro Letter of Credit for the account of such Foreign Subsidiary Borrower shall be outstanding hereunder. Promptly following receipt of any Foreign Subsidiary
Borrower Agreement or Foreign Subsidiary Borrower Termination, the
Administrative Agent shall send a copy thereof to each Revolving Facility
Lender. The U.S. Borrower shall be entitled to designate any Foreign Subsidiary that complies with the requirements described in Section 5.10(f) as a Foreign
Subsidiary Loan Party.

                                      -76-

         SECTION 2.21. Additional Reserve Costs.

         (a) For so long as any Lender is required to make special deposits with the Bank of England or comply with reserve assets, liquidity, cash margin or other requirements of the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender's Eurocurrency Loans or
Swingline Euro Loans, the applicable Borrower shall pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit H hereto.

         (b) For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the Mandatory Costs Rate) in respect of any of such
Lender's Eurocurrency Euro Loans, the applicable Borrower shall pay, contemporaneously with each payment of interest on each of such Lender's Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

         (c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the applicable Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

                                      -77-

         SECTION 2.22. Increase in Revolving Facility Commitments and/or
Tranche B Term Loan Commitments.

         (a) New Commitments. At any time following the completion of the syndication of the Facilities (as reasonably determined by CGMI), the U.S.
Borrower may by written notice to the Administrative Agent elect to request an increase to the existing Revolving Facility Commitments (any such increase, the
"New Revolving Facility Commitments") and/or the Tranche B Term Loan Commitments
(any such increase, the "New Tranche B Term Commitments" and together with the
New Revolving Facility Commitments, if any, the "New Commitments"), by an amount not in excess of the Dollar Equivalent of $100.0 million in the aggregate or a lesser amount in integral multiples of the Dollar Equivalent of $10.0 million.
Such notice shall (A) specify the date (an "Increased Amount Date") on which the
U.S. Borrower proposes that the New Commitments and, in the case of New Tranche
B Term Commitments, the date for borrowing, as applicable, be made available, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent, and (B) offer each Revolving
Facility Lender (in the case of New Revolving Facility Commitments) and/or
Tranche B Term Lender (in the case of New Tranche B Term Commitments) the right to increase its Revolving Facility Commitment and/or Tranche B Term Loan
Commitment, as applicable, on a pro rata basis. The U.S. Borrower shall notify the Administrative Agent in writing of the identity of each Revolving Facility
Lender, Tranche B Term Lender or other financial institution reasonably acceptable to the Administrative Agent (each, a "New Revolving Facility Lender,"
a "New Tranche B Term Lender" or generally, a "New Lender") to whom the New
Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender approached to provide all or portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective as of such Increased Amount Date, and in the case of New Tranche B Term Commitments, such new Tranche B Term Loans in respect hereof ("New Tranche B Term Loans")
shall be made on such Increased Amount Date; provided that (1) no Default or
Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments and Loans; (2) such increase in the
Revolving Facility Commitments and/or the Tranche B Term Loan Commitments shall be evidenced by one or more joinder agreements executed and delivered to
Administrative Agent by each New Lender, as applicable, and each shall be recorded in the register, each of which shall be subject to the requirements set forth in Section 2.17(e); and (3) the U.S. Borrower shall make any payments required pursuant to Section 2.16 in connection with the provisions of the New
Commitments.

         (b) On any Increased Amount Date on which New Revolving Facility
Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Facility Lenders shall assign to each of the New Revolving Facility Lenders, and each of the New Revolving
Facility Lenders shall purchase from each of the existing Revolving Facility
Lenders, at the principal amount thereof, such interests in the outstanding
Revolving Facility Loans and participations in Letters of Credit and Swingline
Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Facility
Loans and participations in Letters of Credit and Swingline Loans being held by existing Revolving Facility Lenders and New Revolving Facility Lenders ratably in accordance with their Revolving Facility Commitments

                                      -78-

after giving effect to the addition of such New Revolving Facility Commitments to the Revolving Facility Commitments, (ii) each New Revolving Facility
Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving
Facility Loan and have the same terms as any existing Revolving Facility Loan and (iii) each New Revolving Facility Lender shall become a Lender with respect to the Revolving Facility Commitments and all matters relating thereto.

         (c) On any Increased Amount Date on which New Tranche B Term Loan
Commitments are effected and borrowed, subject to the satisfaction of the foregoing terms and conditions, (i) each New Tranche B Term Loan Commitment shall be deemed for all purposes a Tranche B Term Loan Commitment and each Loan made thereunder shall be deemed, for all purposes, a Tranche B Term Loan, (ii)
each New Tranche B Term Lender shall become a Lender with respect to the Tranche
B Term Loan Commitments and all matters relating thereto and (iii) the New
Tranche B Term Loans shall have the same terms as the existing Tranche B Term
Loans and be made by each New Tranche B Term Lender on the Increased Amount
Date. All New Tranche B Term Loans made on any Increased Amount Date will be made in accordance with the procedures set forth in Section 2.03.

         (d) The Administrative Agent shall notify the Lenders promptly upon receipt of the U.S. Borrower's notice of an Increased Amount Date and, in respect thereof, the New Commitments and the New Lenders.

         SECTION 2.23. Illegality.

         (a) If any Lender reasonably determines that it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Revolving Facility Loan denominated in Euros or any Swingline Euro Loan, then, on notice thereof by such
Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue Revolving Facility Loans denominated in Euros or Swingline Euro Loans shall be suspended until such
Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon any of such notice, the applicable Borrower shall upon demand from such Lender (with a copy to the Administrative Agent) prepay such Revolving Facility Loan denominated in Euros or Swingline Euro Loan. Upon any such prepayment, such
Borrower shall also pay accrued interest on the amount so prepaid.

         (b) If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing
Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans (other than as set forth in paragraph
(a) above), then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency
Borrowings shall be suspended until such Lender notifies the Administrative
Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable
Borrower shall upon demand from such Lender (with a copy to the Administrative
Agent), either (i) for Loans denominated in Euros (A) prepay each Loan denominated in

                                      -79-

Euros or (B) keep such Loan denominated in Euros outstanding, in which case the
Adjusted LIBO Rate with respect to such Loan shall be deemed to be the rate determined by such Lender as the all-in-cost of funds to fund such Loan with maturities comparable to the Interest Period applicable thereto, or (ii) for
Loans denominated in Dollars, convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, such Borrower shall also pay accrued interest on the amount so prepaid or converted.

                                   ARTICLE III

                         Representations and Warranties

         Each of Holdings and the Borrowers represents and warrants to each of the Lenders that:

         SECTION 3.01. Organization; Powers.

         Except as set forth on Schedule 3.01, each of Holdings, the U.S.
Borrower and each of their Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing
(or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the
Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

         SECTION 3.02. Authorization.

         The execution, delivery and performance by Holdings, the U.S. Borrower, and each of their Subsidiaries of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the
Transactions (a) have been duly authorized by all corporate, stockholder, limited liability company or partnership action required to be obtained by
Holdings, the U.S. Borrower and such Subsidiaries and (b) will not (i) violate
(A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of
Holdings, the U.S. Borrower or any such Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C)
any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the U.S. Borrower or any such
Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation
(including any payment) or to a loss of a material benefit under any such indenture,

                                      -80-

certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i)
or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the U.S. Borrower or any such
Subsidiary, other than the Liens created by the Loan Documents.

         SECTION 3.03. Enforceability.

         This Agreement has been duly executed and delivered by Holdings and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such
Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors' rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

         SECTION 3.04. Governmental Approvals.

         No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark
Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

         SECTION 3.05. Financial Statements.

         (a) The U.S. Borrower has heretofore furnished to the Lenders

              (i) The audited combined balance sheet as of December 31, 2002 and the related audited combined statements of income and cash flows for the year ended December 31, 2002 of the Ondeo Nalco Group were prepared in accordance with GAAP consistently applied not only during such period but also as compared to the periods covered by the financial statements of the
    Ondeo Nalco Group referred to in paragraphs (iii), (iv) and (v) of this
    Section 3.05 (except as may be indicated in the notes thereto) and fairly present the combined financial position of the Ondeo Nalco Group as of the dates thereof and their combined results of operations and cash flows for the period then ended.

              (ii) The audited consolidated balance sheets as of December 31,
    2000, December 31, 2001 and December 31, 2002 and the related audited consolidated statements of income and cash flows for the years ended
    December 31, 2000, December 31, 2001 and December 31, 2002 of ONC and its
    Subsidiaries were prepared

                                      -81-

    in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of
    ONC and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

              (iii) The unaudited interim combined balance sheet as of June 30,
    2003 and the related unaudited interim combined statements of income and cash flows for the six months ended June 30, 2003 of the Ondeo Nalco Group were prepared in accordance with GAAP consistently applied not only during such period but also as compared to the periods covered by the financial statements of the Ondeo Nalco Group referred to in paragraphs (i), (iv) and
    (v) of this Section 3.05 and fairly present the combined financial position of the Ondeo Nalco Group as of the dates thereof and its combined results of operations and cash flows for the period then ended (subject to normal year-end adjustments and the absence of notes).

              (iv) The unaudited interim combined balance sheet as of June 30,
    2002 and the related unaudited interim combined statements of income and cash flows for the six months ended June 30, 2002 of the Ondeo Nalco Group, reviewed by Ernst & Young pursuant to SAS 100 were prepared in accordance with GAAP consistently applied not only during such period but also as compared to the periods covered by the financial statements of the Ondeo
    Nalco Group referred to in paragraphs (i), (iii) and (v) of this Section
    3.05 (except as may be indicated in the notes thereto) and fairly present the combined financial position of the Ondeo Nalco Group as of the dates thereof and its combined results of operations and cash flows for the periods then ended (subject to normal year-end adjustments).

              (v) The unaudited combined balance sheet as of December 31, 2001 and the related unaudited combined statements of income and cash flows for the year ended December 31, 2001 of the Ondeo Nalco Group were prepared in accordance with GAAP consistently applied not only during such period but also as compared to the periods covered by the financial statements of the
    Ondeo Nalco Group referred to in paragraphs (i), (iii) and (iv) of this
    Section 3.05 and fairly present the combined financial position of the Ondeo
    Nalco Group as of the date thereof and its combined results of operations and cash flows for the period then ended (except for the absence of notes).

         (b) The U.S. Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of June 30, 2003, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Offering Memorandum (which assumptions are believed by the U.S. Borrower to have been reasonable at the time made and to be reasonable as of the Closing
Date (it being understood that such assumptions are based on good faith estimates with respect to certain items and that the actual amounts of such items on the Closing Date is subject to variation)), (ii) subject to the assumptions and qualifications described in the Offering Memorandum, accurately reflects all adjustments necessary to give effect to the Transactions and (iii)
subject to the assumptions and qualifications described in the Offering
Memorandum

                                      -82-

presents fairly, in all material respects, the pro forma financial position of the U.S. Borrower and its Subsidiaries as of June 30, 2003, as if the
Transactions had occurred on such date.

         SECTION 3.06. No Material Adverse Change or Material Adverse Effect.

         Since December 31, 2002, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any material adverse change in the business, assets, results of operations or condition (financial or otherwise) of Holdings and its
Subsidiaries, taken as a whole.

         SECTION 3.07. Title to Properties; Possession Under Leases.

         (a) Each of Holdings, the U.S. Borrower and their Subsidiaries has good and valid record fee simple title (insurable at ordinary rates) to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material
Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or arising by operation of law.

         (b) Each of Holdings, the U.S. Borrower and their Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of Holdings, the U.S. Borrower and each of their
Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (c) Each of Holdings, the U.S. Borrower and their Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a
Material Adverse Effect or except as set forth on Schedule 3.07(c).

         (d) As of the Closing Date, none of Holdings, the U.S. Borrower and their Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the
Closing Date.

         (e) None of Holdings, the U.S. Borrower and their Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell,

                                      -83-

assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

         SECTION 3.08. Subsidiaries.

         (a) After giving effect to the Transactions, Holdings will have no direct Subsidiaries other than the U.S. Borrower and NI Acquisition Co., NI
Acquisition Co. will have no assets or Subsidiaries other than on the Closing
Date substantially all of, and on the Post-Closing Reorganization Date, between approximately 21% and 30% of, the outstanding Equity Interests of NI Holdings, and the U.S. Borrower will own indirectly (through a Domestic Subsidiary Loan
Party) on the Post-Closing Reorganization Date between approximately 70% and 79%
of the outstanding Equity Interests of NI Holdings.

         (b) Schedule 3.08(b) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of
Holdings and, as to each such Subsidiary, the percentage of each class of Equity
Interests owned by Holdings or by any such Subsidiary.

         (c) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Equity Interests of Holdings, NI
Acquisition Co., NI Holdings, the U.S. Borrower or any of the Subsidiaries,
except rights of employees to purchase Equity Interests of Holdings in connection with the Transactions or as set forth on Schedule 3.08(c).

         SECTION 3.09. Litigation; Compliance with Laws.

         (a) Except as set forth on Schedule 3.09, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any
Governmental Authority or in arbitration now pending, or, to the knowledge of
Holdings or the U.S. Borrower, threatened in writing against or affecting
Holdings or the U.S. Borrower or any of their Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the
Transactions or (ii) as to which an adverse determination is reasonably probable and which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the
Transactions.

         (b) None of Holdings, the U.S. Borrower, their Subsidiaries and their respective properties or assets is in violation of (nor will the continued
operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building,
Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any
Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.10. Federal Reserve Regulations.

                                      -84-

         (a) None of Holdings, the U.S. Borrower and their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

         (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

         SECTION 3.11. Investment Company Act; Public Utility Holding Company
                       Act.

         None of Holdings, NI Acquisition Co., the U.S. Borrower and their
Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a
"holding company" as defined in, or subject to regulation under, the Public
Utility Holding Company Act of 1935, as amended.

         SECTION 3.12. Use of Proceeds.

         The Borrowers will use the proceeds of the Revolving Facility Loans and
Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes. The U.S. Borrower will use the proceeds of the Term
Loans and up to $25.0 million in principal amount of Revolving Facility Loans to consummate the Acquisition and the Transactions.

         SECTION 3.13. Tax Returns.

         Except as set forth on Schedule 3.13:

              (a) Each of Holdings, the U.S. Borrower and their Subsidiaries (i)
has timely filed or caused to be timely filed all federal, state, local and
non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects and (ii) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material
Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the U.S. Borrower or any of their Subsidiaries (as the case may
be) has set aside on its books adequate reserves;

              (b) Each of Holdings, the U.S. Borrower and their Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, could individually or in the aggregate reasonably be expected to have a
Material Adverse Effect; and

              (c) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with

                                      -85-

respect to each of Holdings, the U.S. Borrower and their Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

              SECTION 3.14. No Material Misstatements.

              (a) All written information (other than the Projections, estimates and information of a general economic nature) (the "Information") concerning
Holdings, the U.S. Borrower, their Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the
Transactions or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such
Information was furnished to the Lenders and as of the Closing Date and did not
contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

              (b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the U.S. Borrower or any of its representatives and that have been made available to any Lenders or the
Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the U.S. Borrower to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the
Initial Lenders and as of the Closing Date, and (ii) as of the Closing Date,
have not been modified in any material respect by the U.S. Borrower.

              SECTION 3.15. Employee Benefit Plans.

              (a) Each of the Borrowers, Holdings, their Subsidiaries and the
ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that could not reasonably be expected to have a Material
Adverse Effect. No Reportable Event has occurred during the past five years as to which the Borrowers, Holdings, any of their Subsidiaries or any ERISA
Affiliate was required to file a report with the PBGC, other than reports that have been filed and reports the failure of which to file could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of the
Borrowers, Holdings, their Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse
Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the

                                      -86-

value of the assets of all such under funded Plans could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA
Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. None of the Borrowers, Holdings, their Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has had or could reasonably be expected to have, through increases in the contributions required to be made to such Plan or otherwise, a Material Adverse
Effect.

              (b) Each of Holdings, the U.S. Borrower and their Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

              SECTION 3.16. Environmental Matters.

              Except as disclosed on Schedule 3.16 and except as to matters that could not reasonably be expected to have, individually or in the aggregate, a
Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by the U.S. Borrower or any of its
Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the U.S. Borrower or any of its Subsidiaries, (ii) each of the U.S. Borrower and its Subsidiaries has all environmental permits necessary for its operations to comply with all applicable
Environmental Laws and is, and since January 1, 2001 has been, in compliance with the terms of such permits and with all other applicable Environmental Laws,
(iii) there has been no written environmental audit conducted since January 1,
2000 by the U.S. Borrower or any of its Subsidiaries of any property currently owned or leased by the U.S. Borrower or any of its Subsidiaries which has not been made available to the Administrative Agent prior to the date hereof, (iv)
no Hazardous Material is located at any property currently owned, operated or leased by the U.S. Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the U.S. Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous
Material has been generated, owned or controlled by the U.S. Borrower or any of its Subsidiaries and transported to or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the U.S. Borrower or any of its Subsidiaries under any Environmental Laws, and (v) there are no acquisition agreements entered into after December 31, 1996 in which the U.S. Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

              SECTION 3.17. Security Documents.

                                      -87-

              (a) The U.S. Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the U.S.
Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the U.S. Collateral Agreement
(other than the Intellectual Property (as defined in the U.S. Collateral
Agreement)), when financing statements and other filings specified on Schedule 6 of the U.S. Perfection Certificate in appropriate form are filed in the offices specified on Schedule 7 of the U.S. Perfection Certificate, the Collateral Agent
(for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial
Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person
(except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

              (b) When the U.S. Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United
States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent
(for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the
United States Patent and Trademark Office and the United States Copyright Office
may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

              (c) Each Foreign Pledge Agreement and each Foreign Security
Agreement delivered after the Closing Date will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in a Foreign
Pledge Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and, in the case of the Collateral described in a Foreign Security Agreement, when filings are made in the appropriate offices in each relevant jurisdiction and the other actions, if any, specified on such Schedule are taken, the Collateral
Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by
Section 6.02 and Liens having priority by operation of law).

              (d) The Mortgages set forth on Schedule 5.15 executed and
delivered after the Closing Date pursuant to Section 5.15 and the Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 shall be effective to create in favor of the Collateral Agent (for the benefit of the
Secured Parties) a legal, valid and enforceable Lien on all of the Loan

                                      -88-

Parties' right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such
Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02(a) and Liens having priority by operation of law.

              SECTION 3.18. Location of Real Property and Leased Premises.

              (a) Schedule 8 to the U.S. Perfection Certificate and each Foreign
Perfection Certificate lists completely and correctly as of the Closing Date all material real property owned by Holdings, the U.S. Borrower and the Subsidiary
Loan Parties and the addresses thereof. As of the Closing Date, Holdings, the
U.S. Borrower and their Subsidiaries own in fee all the real property set forth as being owned by them on such Schedules.

              (b) Schedule 8 to the U.S. Perfection Certificate lists completely and correctly as of the Closing Date all material real property leased by
Holdings, the U.S. Borrower and the Domestic Subsidiary Loan Parties and the
addresses thereof. As of the Closing Date, Holdings, the U.S. Borrower and the
Domestic Subsidiary Loan Parties have valid leases in all the real property set forth as being leased by them on such Schedules.

              SECTION 3.19. Solvency.

              (a) Immediately after giving effect to the Transactions (i) the fair value of the assets of the U.S. Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the
U.S. Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the
U.S. Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the U.S. Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the U.S. Borrower (individually)
and Holdings and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the U.S.
Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

              (b) None of Holdings or the U.S. Borrower intend to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

                                      -89-

              SECTION 3.20. Labor Matters.

              There are no strikes pending or threatened against Holdings, the
U.S. Borrower or any of their Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of Holdings, the U.S. Borrower and their Subsidiaries have not been in violation in any material respect of the
Fair Labor Standards Act or any other applicable law dealing with such matters.
All material payments due from Holdings, the U.S. Borrower or any of their
Subsidiaries or for which any claim may be made against Holdings, the U.S.
Borrower or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the U.S. Borrower or such Subsidiary to the extent required by GAAP. Except as set forth on Schedule 3.20, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the U.S. Borrower or any of their Subsidiaries (or any predecessor) is a party or by which Holdings, the U.S. Borrower or any of their
Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to Holdings, the U.S. Borrower and their Subsidiaries, taken as a whole.

              SECTION 3.21. Insurance.

              Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the U.S.
Borrower or their Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. The U.S. Borrower believes that the insurance maintained by or on behalf of Holdings, the U.S. Borrower and their
Subsidiaries is adequate.

              SECTION 3.22. Representations and Warranties in Acquisition
                            Agreement.

              All representations and warranties of each Loan Party set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated
to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

                                   ARTICLE IV

                              Conditions of Lending

              The obligations of (a) the Lenders (including the Swingline
Lenders) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a "Credit
Event") are subject to the satisfaction of the following conditions:

                                      -90-

              SECTION 4.01. All Credit Events.

              On the date of each Borrowing (other than (other than with respect to clause (a) below) a Borrowing on the Closing Date) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

              (a) The Administrative Agent shall have received, in the case of a
    Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing
    Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by
    Section 2.05(b).

              (b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, extension or renewal of a
    Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of
    Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

              (c) At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no
    Event of Default or Default shall have occurred and be continuing.

         Each Borrowing and each issuance, amendment, extension or renewal of a
Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower (in the case of a Borrowing) and each Applicant Party
(in the case of a Letter of Credit) on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

         SECTION 4.02. First Credit Event.

         On the Closing Date:

              (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the
    Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

              (b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on the
    Closing Date, a favorable written opinion of (i) Simpson Thacher & Bartlett
    LLP, special counsel for Holdings and the U.S. Borrower, in form and substance reasonably satisfactory to the Administrative Agent and (ii) local
    U.S. and/or foreign counsel reasonably satisfactory to the Administrative
    Agent as specified on Schedule 4.02(b), in each case (A) dated the

                                      -91-

    Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the
    Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the
    Transactions as the Administrative Agent shall reasonably request, and each of Holdings and the U.S. Borrower hereby instructs its counsel to deliver such opinions.

              (c) All legal matters incident to this Agreement, the borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent, to the Lenders and to
    each Issuing Bank on the Closing Date.

              (d) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii)
    and (iv) below:

         (i) a copy of the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing
    (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such
    Secretary of State (or other similar official) or (B) in the case of a partnership of or limited liability company, certified by the Secretary or
    Assistant Secretary of each such Loan Party;

         (ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

              (A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

              (B) that attached thereto is a true and complete copy of
         resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of a Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

              (C) that the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

                                      -92-

              (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

              (E) as to the absence of any pending proceeding for the
         dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

         (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

         (iv) such other documents as the Administrative Agent, the Lenders and any Issuing Bank on the Closing Date may reasonably request (including without limitation, tax identification numbers and addresses).

              (e) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received completed
    Perfection Certificates dated the Closing Date and signed by a Responsible
    Officer of the U.S. Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code
    (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificates and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

              (f) The Acquisition shall have been consummated or shall be consummated simultaneously with or immediately following the closing under this Agreement in accordance with the Acquisition Agreement and all other related documentation (without material amendment, modification or waiver thereof which is adverse to the Lenders (as reasonably determined by the
    Administrative Agent) without the prior consent of the Administrative
    Agent).

              (g) The Equity Financing shall have been consummated. The terms and conditions of the Equity Financing shall be as set forth in the Equity
    Commitment Letters or otherwise reasonably satisfactory in all respects to the Administrative Agent.

              (h) The U.S. Borrower shall have received net cash proceeds from the issuance of (U)200.0 million and $665.0 million of Senior Notes pursuant to the Senior Note Indenture and (U)200.0 million and $465.0 million of
    Senior Subordinated Notes pursuant to the Senior Subordinated Note
    Indenture.

              (i) The terms and conditions of the Senior Notes and the Senior
    Subordinated Notes (in each case including terms and conditions relating to the interest rate, fees, amortization, maturity, subordination, covenants, defaults and remedies) shall be as set forth in the Offering Memorandum or otherwise reasonably satisfactory to the Administrative Agent.

                                      -93-

              (j) The Lenders shall have received the financial statements referred to in Section 3.05.

              (k) The Lenders shall have received a pro forma consolidated balance sheet (calculated at the most recently available balance sheet date)
    of the U.S. Borrower, after giving effect to the Transactions, together with a certificate of the chief financial officer or another Responsible Officer of the U.S. Borrower to the effect that such statements accurately present the pro forma financial position of the U.S. Borrower and its Subsidiaries in accordance with GAAP.

              (l) After giving effect to the Transactions and the other
    transactions contemplated hereby, Holdings, the U.S. Borrower and their
    Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) the Senior Notes,
    (iii) the Senior Subordinated Notes, (iv) the Existing Notes and (v) other
    Indebtedness permitted pursuant to Section 6.01.

              (m) The Lenders shall have received a solvency certificate substantially in the form of Exhibit I and signed by the chief financial officer or another Responsible Officer of each of Holdings and the U.S.
    Borrower confirming the solvency of Holdings, the U.S. Borrower and its
    Subsidiaries on a consolidated basis after giving effect to the
    Transactions.

              (n) There has not been any event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any material adverse change in the business, assets, results of operations or condition (financial or otherwise) of the U.S. Borrower or any of its Subsidiaries, after giving effect to the Transactions, taken as a whole, since December 31, 2002.

              (o) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the
    Transactions, and all material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Transactions shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not be material to the U.S. Borrower and its Subsidiaries, taken as a whole.

              (p) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and U.S. and foreign local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

              (q) The representations and warranties set forth in Sections 3.02,
    3.03, 3.04 and 3.17 hereof shall be true and correct in all material respects on and as of the Closing Date.

                                      -94-

         SECTION 4.03. Credit Events Relating to Foreign Subsidiary Borrowers.

         The obligations of (x) the Lenders (including the Swingline Euro
Lenders) to make Loans to any Foreign Subsidiary that becomes a Foreign
Subsidiary Borrower after the Closing Date and (y) any Issuing Bank to issue
Letters of Credit for the account of any such Foreign Subsidiary Borrower, in each case to the extent designated in accordance with Section 2.20, are subject to the satisfaction of the following conditions (which are in addition to the conditions contained in Section 4.01):

              (a) With respect to the initial Loan made to or the initial Letter of Credit issued at the request of, such Foreign Subsidiary Borrower, whichever comes first,

         (i) the Administrative Agent (or its counsel) shall have received a
    Foreign Subsidiary Borrower Agreement with respect to such Foreign
    Subsidiary Borrower duly executed by all parties thereto; and

         (ii) the Administrative Agent shall have received such documents
    (including legal opinions) and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Foreign Subsidiary Borrower, the authorization of
    Borrowings as they relate to such Foreign Subsidiary Borrower, creation and perfection of security and enforceability of Loan Documents and any other legal matters relating to such Foreign Subsidiary Borrower or its Foreign
    Subsidiary Borrower Agreement and all applicable Security Documents, all inform and substance reasonably satisfactory to the Administrative Agent and its counsel.

              (b) The Administrative Agent shall be reasonably satisfied that
    Section 5.10(f) shall have been complied with in respect of such Foreign
    Subsidiary Borrower and that the Collateral and Guarantee Requirement shall have been satisfied with respect to such Foreign Subsidiary Borrower and its subsidiaries.

                                    ARTICLE V

                             Affirmative Covenants

         Each of Holdings and the Borrowers covenants and agrees with each
Lender that so long as this Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrowers will, and will cause each of the Subsidiaries to:

         SECTION 5.01. Existence; Businesses and Properties.

         (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of
Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by a

                                      -95-

Borrower or a Wholly Owned Subsidiary of a Borrower in such liquidation or dissolution; provided that Subsidiaries that are Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

         (b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

         SECTION 5.02. Insurance.

         (a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

         (b) Cause all such property and casualty insurance policies with respect to the Mortgaged Properties to be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the
Collateral Agent, which endorsement shall provide that, from and after the
Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the U.S. Borrower or the Loan Parties under such policies directly to the
Collateral Agent; cause all such policies to provide that neither the U.S.
Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a "Replacement Cost Endorsement,"
without any deduction for depreciation, and such other provisions as the
Administrative Agent or the Collateral Agent may reasonably (in light of a
Default or a material development in respect of the insured Mortgaged Property)
require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed upon less than 30 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent;
deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewable of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral
Agent), or insurance certificate with respect

                                      -96-

thereto, together with evidence satisfactory to the Administrative Agent and the
Collateral Agent of payment of the premium therefor.

         (c) If at any time the area in which the Premises (as defined in the
Mortgages) are located is designated a "flood hazard area" in any Flood
Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the
Administrative Agent or the Collateral Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

         (d) With respect to each Mortgaged Property, carry and maintain comprehensive general liability insurance including the "broad form CGL endorsement" and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the
Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

         (e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by Holdings, the U.S. Borrower or any of the Subsidiaries; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

         (f) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

              (i) none of the Agents, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this
    Section 5.02, it being understood that (A) the U.S. Borrower and the other
    Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of
    Holdings, and the U.S. Borrower hereby agree, to the extent permitted by law, to waive, and to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

              (ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent under this
    Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the

                                      -97-

    business of Holdings, the U.S. Borrower and their Subsidiaries or the protection of their properties.

         SECTION 5.03. Taxes.

         Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings, the U.S. Borrower or the affected
Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

         SECTION 5.04. Financial Statements, Reports, etc.

         Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

              (a) within 90 days (or such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K) after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners' equity showing the financial position of
    Holdings and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Holdings of
    Annual Reports on Form 10-K of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such
    Annual Reports include the information specified herein);

              (b) within 45 days (or such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial
    Officer of Holdings, on behalf of Holdings, as fairly presenting, in all material respects, the financial position and results of operations of
    Holdings and the Subsidiaries on a consolidated basis in accordance with
    GAAP (subject to normal year-end audit adjustments and the absence of footnotes (it

                                      -98-

    being understood that the delivery by Holdings of Quarterly Reports on Form
    10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

              (c) (x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of Holdings (i)
    certifying that no Event of Default or Default has occurred or, if such an
    Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal period ending December 31, 2003, setting forth computations in reasonable detail satisfactory to the
    Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12 and (y) concurrently with any delivery of financial statements under (a) above, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any
    Default or Event of Default (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

              (d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by
    Holdings, the U.S. Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable;

              (e) if, as a result of any change in accounting principles and policies from those as in effect on the Closing Date, the consolidated financial statements of Holdings and the Subsidiaries delivered pursuant to paragraphs (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) and (b) above following such change, a schedule prepared by a Financial Officer on behalf of Holdings reconciling such changes to what the financial statements would have been without such changes;

              (f) within 90 days after the beginning of each fiscal year, an operating and capital expenditure budget, in form satisfactory to the
    Administrative Agent prepared by Holdings for each of the four fiscal quarters of such fiscal year prepared in reasonable detail, of Holdings and the Subsidiaries, accompanied by the statement of a Financial Officer of
    Holdings to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby;

              (g) upon the reasonable request of the Administrative Agent, deliver updated Perfection Certificates (or, to the extent such request relates to specified information contained in the Perfection Certificates, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.10(e);

                                      -99-

              (h) promptly, a copy of all reports submitted to the Board of
    Directors (or any committee thereof) of any of Holdings, the U.S. Borrower or any Subsidiary in connection with any material interim or special audit made by independent accountants of the books of Holdings, the U.S. Borrower or any Subsidiary;

              (i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the
    U.S. Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

              (j) promptly upon request by the Administrative Agent, copies of:
    (i) each Schedule B (Actuarial Information) to the annual report (Form 5500
    Series) filed with the Internal Revenue Service with respect to a Plan; (ii)
    the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the
    Administrative Agent shall reasonably request.

         SECTION 5.05. Litigation and Other Notices.

         Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the U.S. Borrower obtains actual knowledge thereof:

              (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

              (b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the U.S. Borrower or any of the Subsidiaries as
to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

              (c) any other development specific to Holdings, the U.S. Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse
Effect; and

              (d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a
Material Adverse Effect.

              SECTION 5.06. Compliance with Laws.

              Comply with all laws, rules, regulations and orders of any
Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that

                                     -100-

this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section
5.03.

         SECTION 5.07. Maintaining Records; Access to Properties and
                       Inspections.

         Maintain all financial records in accordance with GAAP and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the U.S. Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the U.S. Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of
Default, any Lender upon reasonable prior notice to Holdings or the U.S.
Borrower to discuss the affairs, finances and condition of Holdings, the U.S.
Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

         SECTION 5.08. Use of Proceeds.

         Use the proceeds of the Revolving Facility Loans, Swingline Loans and
request issuance of Letters of Credit solely for general corporate purposes. Use the proceeds of the Term Loans to consummate the Acquisition and the other
Transactions.

         SECTION 5.09. Compliance with Environmental Laws.

         Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 5.10. Further Assurances; Additional Mortgages.

         (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the
Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security
Documents.

         (b) If any asset (including any real property (other than real property covered by Section 5.10(c) below) or improvements thereto or any interest therein) that has an individual fair market value in an amount having a Dollar
Equivalent greater than $5.0 million is acquired

                                     -101-

by Holdings, the U.S. Borrower or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such
Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.

         (c) In the case of the U.S. Borrower, grant and cause each of the
Domestic Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in such real property of the U.S. Borrower or any such
Domestic Subsidiary Loan Parties as are not covered by the original U.S.
Mortgages, to the extent acquired after the Closing Date and having a value at the time of acquisition in excess of $5.0 million pursuant to documentation substantially in the form of the U.S. Mortgages delivered to the Collateral
Agent on the Closing Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an "Additional Mortgage") and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third persons subject to no other Liens except as are permitted by Section 6.02 or arising by operation of law, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the
Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g)
below. With respect to each such Additional Mortgage, the U.S. Borrower shall deliver to the Collateral Agent contemporaneously therewith a title insurance policy, a survey, an opinion of counsel and a Real Property Officers'
Certificate meeting the requirements of subsection (i) of the definition of the term "Collateral and Guarantee Requirement."

         (d) If any additional direct or indirect Subsidiary of Holdings (other than any Subsidiary of NI Acquisition Co.) is formed or acquired after the
Closing Date and if such Subsidiary is a Domestic Subsidiary Loan Party, within five Business Days after the date such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired, cause the Collateral and
Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

         (e) In the case of the U.S. Borrower, (i) furnish to the Collateral
Agent prompt written notice of any change (A) in any Loan Party's corporate or organization name, (B) in any Loan Party's identity or organizational structure or (C) in any Loan Party's organizational identification number; provided that the U.S. Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the
Uniform Commercial Code or otherwise that are required in order for the
Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and

                                     -102-

(ii) promptly notify the Administrative Agent if any material portion of the
Collateral is damaged or destroyed.

         (f) Prior to any Foreign Subsidiary becoming a Foreign Subsidiary
Borrower, cause (i) the Collateral and Guarantee Requirement to be satisfied with respect to such Foreign Subsidiary and, to the extent legally permitted and not resulting in material adverse tax or legal consequences (as determined by the U.S. Borrower reasonably and in good faith), each of its Wholly Owned
Subsidiaries, (ii) the Equity Interests and Pledged Collateral (if any) of such
Foreign Subsidiary and to the extent legally permitted and not resulting in material adverse tax or legal consequences (as determined by the U.S. Borrower reasonably and in good faith), each of its Wholly Owned Subsidiaries to be pledged pursuant to a Foreign Pledge Agreement and (iii) after giving effect to paragraph (g) below, at least a substantial portion of the assets (as reasonably determined by the Administrative Agent) of such Foreign Subsidiary to be subject to a valid first lien in favor of the Collateral Agent for the benefit of the
Secured Parties.

         (g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any real property held by the U.S. Borrower or any of its Subsidiaries as a lessee under a lease,
(ii) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity
Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary
(provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary), (iii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to
Section 6.02(i)), (iv) any asset of a Foreign Subsidiary if the granting of a
Lien on such asset would result in materially adverse tax or legal consequences to Holdings and its Subsidiaries (as determined by the U.S. Borrower reasonably and in good faith), (v) any asset of a Foreign Subsidiary if the U.S. Borrower demonstrates to the Collateral Agent and the Collateral Agent determines (in its reasonable discretion) that the cost of the satisfaction of the Collateral and
Guarantee Requirement of this Section 5.10 with respect thereto exceeds the value of the security offered thereby or (vi) any assets or properties acquired directly by NI Acquisition Co. or NI Holdings; provided that, upon the reasonable request of the Collateral Agent, Holdings shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (ii) and
(iii) above, other than those set forth in joint venture agreements to which
Holdings or a Subsidiary is party.

         SECTION 5.11. Fiscal Year; Accounting.

         In the case of Holdings and the U.S. Borrower, cause its fiscal year to end on December 31.

                                     -103-

         SECTION 5.12. Interest Rate Protection Agreements.

         In the case of the U.S. Borrower, as promptly as practicable and in any event within 90 days after the Closing Date, enter into, and for a period of not less than three years after the Closing Date maintain in effect, one or more
Swap Agreements with one or more of the Lenders (or Affiliates thereof), the effect of which is that at least 50% of Consolidated Debt will bear interest at a fixed or capped rate or the interest cost in respect of which will be fixed or capped, in each case on terms and conditions reasonably acceptable, taking into account current market conditions, to the Administrative Agent.

         SECTION 5.13. Proceeds of Certain Dispositions.

         If, as a result of the receipt of any cash proceeds by the U.S.
Borrower or any Subsidiary in connection with any sale, transfer, lease or other disposition of any asset, including any Equity Interest, the U.S. Borrower would be required by the terms of the Senior Note Indenture or Senior Subordinated
Note Indenture to make an offer to purchase any Senior Notes or Senior
Subordinated Notes, as applicable, then, in the case of the U.S. Borrower or a
Subsidiary, prior to the first day on which the U.S. Borrower would be required to commence such an offer to purchase, (i) prepay Loans in accordance with
Section 2.11 or (ii) acquire assets, Equity Interests or other securities in a manner that is permitted by Section 6.04 or Section 6.05, in each case in a manner that will eliminate any such requirement to make such an offer to purchase.

         SECTION 5.14. Post-Closing Reorganization.

         Holdings and the U.S. Borrower shall use their commercially reasonable efforts to cause the Post-Closing Reorganization to be consummated as soon as reasonably practicable after the Closing Date.

         SECTION 5.15. Post-Closing Matters.

         Execute and deliver the documents and complete the tasks (i) set forth on Schedule 5.15, in each case within the time limits specified on such schedule and (ii) set forth in the definition of "Collateral and Guarantee Requirement"
on the Post Closing Reorganization Date for matters to be completed on the Post
Closing Reorganization Date.

                                   ARTICLE VI

                               Negative Covenants

         Each of Holdings and the Borrowers covenants and agrees with each
Lender that, so long as this Agreement shall remain in effect and until the
Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the
Required Lenders shall otherwise consent in writing, neither Holdings nor the
U.S. Borrower will, or will cause or permit any of the Subsidiaries to:

                                     -104-

         SECTION 6.01. Indebtedness.

         Incur, create, assume or permit to exist any Indebtedness, except:

              (a) Indebtedness existing on the Closing Date, including without limitation, Indebtedness of Foreign Subsidiaries that may be incurred under committed and uncommitted working capital, letter of credit or bank guarantee lines outstanding and in effect on the Closing Date, and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to
    Refinance such Indebtedness (or working capital, letter of credit or bank guarantee lines) (other than intercompany indebtedness Refinanced with
    Indebtedness owed to a person not affiliated with Holdings or any subsidiary);

              (b) Indebtedness created hereunder and under the other Loan
    Documents;

              (c) Indebtedness of Holdings and the Subsidiaries pursuant to Swap
    Agreements permitted by Section 6.13;

              (d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit
    of) any person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers' compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

              (e) Indebtedness of any Borrower to any Subsidiary and of any
    Subsidiary to any Borrower or any other Subsidiary, provided that (i)
    Indebtedness of any Subsidiary that is not a Domestic Subsidiary Loan Party to the Loan Parties shall be subject to Section 6.04(b) and (ii)
    Indebtedness of any Borrower to any Subsidiary and Indebtedness of any other
    Loan Party to any Subsidiary that is not a Domestic Subsidiary Loan Party
    (the "Subordinated Intercompany Debt") shall be subordinated to the
    Obligations on terms reasonably satisfactory to the Administrative Agent;

              (f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

              (g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x)
    such Indebtedness (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

                                     -105-

              (h) (i) Indebtedness of a Subsidiary acquired after the Closing
    Date or a corporation merged into or consolidated with the U.S. Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted
    Refinancing Indebtedness incurred to Refinance such Indebtedness, provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h), paragraph (i) of this Section
    6.01 and the Remaining Present Value of outstanding leases permitted under
    Section 6.03), would not exceed 3.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, for which financial statements have been delivered pursuant to Section 5.04;

              (i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by Holdings or any Subsidiary prior to or within
    270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01, this paragraph (i) and the
    Remaining Present Value of leases permitted under Section 6.03) would not exceed 3.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

              (j) Capital Lease Obligations incurred by Holdings or any
    Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;

              (k) other Indebtedness of Holdings or any Subsidiary, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of $150.0 million; provided that the aggregate amount of Indebtedness of all Subsidiaries that are not Domestic Subsidiary
    Loan Parties outstanding pursuant to this paragraph (k) shall not at any time exceed $75.0 million;

              (l) Indebtedness of the U.S. Borrower (i) pursuant to the Senior
    Notes in an aggregate principal amount that is not in excess of the sum of
    $665.0 million and (U)200.0 million and any Permitted Refinancing
    Indebtedness incurred to Refinance such Indebtedness in the form of
    Permitted Debt Securities, and (ii) pursuant to the Senior Subordinated
    Notes in an aggregate principal amount that is not in excess of the sum of
    $465.0 million and (U)200.0 million and any Permitted Refinancing
    Indebtedness incurred to Refinance such Indebtedness in the form of
    Permitted Senior Subordinated Debt Securities;

                                     -106-

              (m) Guarantees (i) by Holdings and the Domestic Subsidiary Loan
    Parties of the Indebtedness of the U.S. Borrower described in paragraph (l), so long as the Guarantee of the Senior Subordinated Notes or any Permitted
    Refinancing thereof is subordinated substantially on terms as set forth in the Senior Subordinated Note Indenture, as applicable, (ii) by Holdings, the
    U.S. Borrower or any Domestic Subsidiary Loan Party of any Indebtedness of
    the U.S. Borrower or any Domestic Subsidiary Loan Party expressly permitted to be incurred under this Agreement, (iii) by the U.S. Borrower or any
    Domestic Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of any Subsidiary that is not a Domestic Subsidiary Loan Party to the extent permitted by Section 6.04(b), (iv) by any Foreign Subsidiary that is not a Loan Party of Indebtedness of another Foreign Subsidiary that is not a Loan Party; provided that all Foreign Subsidiaries may guarantee obligations of other Foreign Subsidiaries under ordinary course cash management obligations, and (v) by the U.S. Borrower of Indebtedness of
    Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under 6.01(a), (k) or (u); provided that
    Guarantees by Holdings or any Domestic Subsidiary Loan Party under this
    Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the
    Obligations to the same extent as the Guarantee of the Senior Subordinated
    Notes is under the Senior Subordinated Note Indenture;

              (n) Indebtedness arising from agreements of Holdings or any
    Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than
    Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

              (o) Indebtedness in connection with Permitted Receivables
    Financings; provided that the proceeds thereof are applied in accordance with Section 2.11(c);

              (p) letters of credit or bank guarantees (other than Letters of
    Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of $30.0 million;

              (q) unsecured letters of credit issued to satisfy obligations under the Sublease Agreement (as in effect on the Closing Date);

              (r) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

              (s) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

                                     -107-

              (t) Indebtedness consisting of Permitted Debt Securities to the extent the Net Proceeds in respect thereof are actually utilized to repay
    Term Borrowings;

              (u) Indebtedness of Foreign Subsidiaries for working capital purposes incurred in the ordinary course of business on ordinary business terms in an aggregate amount not to exceed $75.0 million outstanding at any time; and

              (v) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (u) above.

         Notwithstanding anything to the contrary herein, Holdings shall not be permitted to incur any Indebtedness other than Indebtedness under Section
6.01(m).

         SECTION 6.02. Liens.

         Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any subsidiary of Holdings or the U.S. Borrower) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

              (a) Liens on property or assets of Holdings and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the
    Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of Holdings or any Subsidiary;

              (b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

              (c) any Lien on any property or asset of Holdings or any
    Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h), provided that such Lien (i) does not apply to any other property or assets of Holdings or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing
    Indebtedness and other obligations incurred prior to such date and which
    Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii)
    in the case of a Lien securing Permitted Refinancing Indebtedness, any such
    Lien is permitted, subject to compliance with clause (e) of the definition of the term "Permitted Refinancing Indebtedness";

              (d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with
    Section 5.03;

                                     -108-

              (e) landlord's, carriers', warehousemen's, mechanics',
    materialmen's, repairmen's, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or any
    Subsidiary shall have set aside on its books reserves in accordance with
    GAAP;

              (f) (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers' compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and
    (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any
    Subsidiary;

              (g) deposits to secure the performance of bids, trade contracts
    (other than for Indebtedness), leases (other than Capital Lease
    Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

              (h) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings or any Subsidiary;

              (i) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by Holdings or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing
    Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by Holdings or any Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of Holdings or any Subsidiary (other than to accessions to such equipment or other property or improvements);
    provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

                                     -109-

              (j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

              (k) Liens securing judgments that do not constitute an Event of
    Default under Section 7.01(j);

              (l) other Liens with respect to property or assets of Holdings or any Subsidiary not constituting Collateral for the Obligations with an aggregate fair market value (valued at the time of creation thereof) of not more than $25.0 million at any time;

              (m) Liens disclosed by the title insurance policies delivered on the Closing Date and pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal;
    provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

              (n) Liens in respect of Permitted Receivables Financings;

              (o) any interest or title of a lessor under any leases or
    subleases entered into by Holdings or any Subsidiary in the ordinary course of business;

              (p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of
    Holdings and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any Subsidiary in the ordinary course of business;

              (q) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights;

              (r) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) or (p) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

              (s) licenses of intellectual property granted in a manner
    consistent with past practice;

              (t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                                     -110-

              (u) Liens on the assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness of such Foreign
    Subsidiary that is not otherwise secured by a Lien on the Collateral under the Loan Documents and that is permitted to be incurred under Section
    6.01(a), (k) or (u);

              (v) Liens upon specific items of inventory or other goods and proceeds of Holdings or any of the Subsidiaries securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods; and

              (w) Liens solely on any cash earnest money deposits made by
    Holdings or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder.

         Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral, other than Liens in favor of the
Collateral Agent and Liens permitted by Section 6.02(d), (e) or (q).

         SECTION 6.03. Sale and Lease-Back Transactions.

         Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "Sale and Lease-Back Transaction"), provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease, the
Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (h) and (i) of Section 6.01 and the Remaining Present
Value of outstanding leases previously entered into under this Section 6.03)
would not exceed 3.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such lease is entered into for which financial statements have been delivered pursuant to Section 5.04.

         SECTION 6.04. Investments, Loans and Advances.

         Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger)
any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and the Subsidiaries) to or Guarantees of
the obligations of, or make or permit to exist any investment or any other interest in (each, an "Investment"), in any other person, except:

              (a) Investments by Holdings in the Equity Interests of NI
    Acquisition Co. and the U.S. Borrower;

              (b) (i) Investments by any Borrower or any Subsidiary in the
    Equity Interests of any Borrower

                                     -111-

    or any Subsidiary; (ii) intercompany loans from any Borrower or any
    Subsidiary to any Borrower or any Subsidiary; and (iii) Guarantees by the
    U.S. Borrower or any Domestic Subsidiary Loan Party of Indebtedness
    otherwise expressly permitted hereunder of the U.S. Borrower or any
    Subsidiary; provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Domestic Subsidiary Loan Parties, plus (B) intercompany loans after the Closing Date to Subsidiaries that are not Domestic Subsidiary Loan Parties pursuant to clause (ii), plus (C)
    Guarantees of Indebtedness after the Closing Date of Subsidiaries that are not Domestic Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate amount equal to (x) $175.0 million (plus any return of capital actually received by the respective investors in respect of investments theretofore made by them pursuant to this paragraph b(i)), plus
    (y) the portion, if any, of the Available Investment Basket Amount on the
    date of such election that Holdings elects to apply to this Section 6.04(b);

              (c) Permitted Investments and investments that were Permitted
    Investments when made;

              (d) Permitted NI Holdings Purchases;

              (e) intercompany loans from NI Holdings to the U.S. Borrower;
    provided that such loans are subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent;

              (f) Investments arising out of the receipt by Holdings or any
    Subsidiary of noncash consideration for the sale of assets permitted under
    Section 6.05;

              (g) (i) loans and advances to employees of Holdings or any
    Subsidiary in the ordinary course of business not to exceed $10.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

              (h) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

              (i) Swap Agreements permitted pursuant to Section 6.13;

              (j) Investments existing on the Closing Date and set forth on
    Schedule 6.04;

              (k) Investments resulting from pledges and deposits referred to in
    Sections 6.02(f) and (g);

                                     -112-

              (l) other Investments by Holdings or any Subsidiary in an
    aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i)
    $100.0 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (l)), plus (ii) the portion, if any, of the
    Available Investment Basket Amount on the date such election is made that the U.S. Borrower elects to apply to this paragraph (l);

              (m) Investments constituting Permitted Business Acquisitions in an aggregate amount, which shall be deemed to include the principal amount of
    Indebtedness that is assumed pursuant to Section 6.01 in connection with such Permitted Business Acquisitions, not to exceed (i) $150.0 million (net of any return representing return of capital in respect of any such investment and valued at the time of the making thereof); provided that (x)
    during any Permitted Business Acquisition Step-Up Period, such amount shall be increased to $250.0 million, plus (y) the portion, if any, of the
    Available Investment Basket Amount on the date such election is made that the U.S. Borrower elects to apply to this paragraph (m), (ii) if any person acquired in a Permitted Business Acquisition is not merged into the U.S.
    Borrower or a Domestic Subsidiary Loan Party or does not become upon consummation of such Permitted Business Acquisition a Domestic Subsidiary
    Loan Party, the aggregate amount expended in respect thereof and for all such similar Permitted Business Acquisitions shall not exceed an amount equal to 50% of the amount of Permitted Business Acquisitions otherwise permitted under this Section 6.04(m) and (iii) that if the amount of
    Investments constituting Permitted Business Acquisitions in accordance with this Section 6.04(m) and outstanding at the time a Permitted Business
    Acquisition Step-Up Period ends exceeds the amount of Investments constituting Permitted Business Acquisitions that would be permitted under this Section 6.04(m) immediately after the end of such Permitted Business
    Acquisition Step-Up Period, then the amount of such excess (less the amount by which investments constituting Permitted Business Acquisitions are reduced from such time until the commencement of the next Permitted Business
    Acquisition Step-Up Period, if any) shall be deemed to be permitted under this Section 6.04(m); provided, further, that such excess, if any, shall be deemed an election by the U.S. Borrower to utilize the Available Investment
    Basket Amount in any amount equal to such excess;

              (n) additional Investments may be made from time to time to the extent made with proceeds of Equity Interests (excluding proceeds received as a result of the exercise of Cure Rights pursuant to Section 7.03) of
    Holdings, which proceeds or Investments in turn are contributed (as common equity) to the U.S. Borrower or NI Acquisition Co.;

              (o) intercompany loans between Foreign Subsidiaries that are not
    Loan Parties or from a Foreign Subsidiary to any Domestic Subsidiary of NI
    Holdings that is not a Loan Party and Guarantees permitted by Section
    6.01(m)(i), (ii), (iv) and (v);

              (p) Investments arising as a result of Permitted Receivables
    Financings;

                                     -113-

              (q) the Transactions and the Post-Closing Reorganization;

              (r) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

              (s) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the U.S. Borrower or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the
    Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were inexistence on the date of such acquisition, merger or consolidation;

              (t) Investments constituting Equity Interests of Nalco India that represent the purchase of a minority interest in Nalco India not owned on the Closing Date and required to be purchased as a result of the
    Transactions; and

              (u) Guarantees by the Borrowers or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Subsidiary in the ordinary course of business.

         SECTION 6.05. Mergers, Consolidations, Sales of Assets and
                       Acquisitions.

         Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the U.S. Borrower or any Subsidiary or preferred equity interests of Holdings, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:

              (a) (i) the purchase and sale of inventory in the ordinary course of business by Holdings or any Subsidiary, (ii) the acquisition of any other asset in the ordinary course of business by Holdings or any Subsidiary,
    (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by Holdings or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

              (b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Subsidiary into a Borrower (including, without limitation, the merger of NI Holdings with and into the U.S. Borrower, with the U.S.
    Borrower as the surviving person) in a transaction in which such Borrower is the surviving corporation, (ii) the merger or consolidation of any
    Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party (which shall be a Domestic Subsidiary Loan Party if any party to such merger or consolidation shall be a Domestic Subsidiary) and, in the case of each of clauses (i) and (ii), no person other than a Borrower or Subsidiary

                                     -114-

    Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other
    Subsidiary that is not a Subsidiary Loan Party or (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than a
    Borrower) if Holdings determines in good faith that such liquidation or dissolution is in the best interests of Holdings and is not materially disadvantageous to the Lenders;

              (c) sales, transfers, leases or other dispositions to Holdings or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a
    Subsidiary that is not a Domestic Subsidiary Loan Party shall be made in compliance with Section 6.07; provided, further that the aggregate gross proceeds of any sales, transfers, leases or other dispositions by a Loan
    Party to a Subsidiary that is not a Domestic Subsidiary Loan Party in reliance upon this paragraph (c) and the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (h) below shall not exceed, in any fiscal year of Holdings, 5% of Consolidated Total
    Assets as of the end of the immediately preceding fiscal year;

              (d) Sale and Lease-Back Transactions permitted by Section 6.03;

              (e) Investments permitted by Section 6.04, Liens permitted by
    Section 6.02 and Dividends permitted by Section 6.06;

              (f) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables
    Financings;

              (g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

              (h) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph
    (h) and in reliance upon the second proviso to paragraph (c) above shall not exceed, in any fiscal year of Holdings, 5% of Consolidated Total Assets as of the end of the immediately preceding fiscal year; provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.11(c)

              (i) any merger or consolidation in connection with a Permitted
    Business Acquisition, provided that following any such merger or consolidation (i) involving a Borrower, such Borrower is the surviving corporation, (ii) involving a domestic Subsidiary, the surviving or resulting entity shall be a Domestic Subsidiary Loan Party that is a Wholly
    Owned Subsidiary and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Foreign Subsidiary Loan Party that is a Wholly
    Owned Subsidiary;

              (j) any transactions pursuant to the Post-Closing Reorganization;

                                     -115-

              (k) licensing and cross-licensing arrangements involving any technology or other intellectual property of the U.S. Borrower or any
    Subsidiary in the ordinary course of business; and

              (l) sales, leases or other dispositions of inventory of Holdings and its Subsidiaries determined by the management of Holdings or the U.S.
    Borrower to be no longer useful or necessary in the operation of the business of Holdings or any of the Subsidiaries; provided that the Net
    Proceeds thereof are applied in accordance with Section 2.11(c).

         Notwithstanding anything to the contrary contained in Section 6.05 above, (i) Holdings shall at all times own, directly or indirectly, 100% of the
Equity Interests of the U.S. Borrower and NI Acquisition Co. and directly at least a majority of the Equity Interests of the U.S. Borrower, (ii) the U.S.
Borrower shall at all times after the Post-Closing Reorganization Date own directly or indirectly through a Domestic Subsidiary Loan Party at least 70% of the Equity Interests of NI Holdings; provided that the foregoing clause (ii)
shall not apply after any merger of NI Holdings with and into the U.S. Borrower, with the U.S. Borrower as the surviving person, (iii) neither Holdings nor any
Subsidiary that owns Equity Interests in the U.S. Borrower or in any other
Subsidiary that directly owns Equity Interests in the U.S. Borrower shall sell, dispose of, grant a Lien on or otherwise transfer such Equity Interests in the
U.S. Borrower or in such Subsidiary, as applicable (other than a sale of Equity
Interests in NI Acquisition Co. to the U.S. Borrower and Permitted NI Holdings
Purchases), (iv) each Foreign Subsidiary Borrower shall be a Wholly Owned
Subsidiary, (iv) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to Loan Parties pursuant to paragraph (c) hereof and purchases, sales or transfers pursuant to paragraph (f) hereof) unless such disposition is for fair market value, (v) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d) or (l) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (vi) no sale, transfer or other disposition of assets in excess of $10.0 million shall be permitted by paragraph (h) of this Section 6.05 unless such disposition is for at least 75%
cash consideration; provided that for purposes of clauses (v) and (vi), the amount of any secured Indebtedness or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on Holdings' or such Subsidiary's most recent balance sheet or in the notes thereto) of Holdings or any Subsidiary of Holdings that is assumed by the transferee of any such assets shall be deemed cash.

         SECTION 6.06. Dividends and Distributions.

         Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests
(other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire)
any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, however, that:

                                     -116-

              (a) any subsidiary of the U.S. Borrower or NI Acquisition Co. may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to Holdings, the U.S. Borrower or NI Acquisition Co. or
    to any Wholly Owned Subsidiary of the U.S. Borrower or NI Acquisition Co.
    (or, in the case of non-Wholly Owned Subsidiaries, to the U.S. Borrower or
    NI Acquisition Co. or any subsidiary that is a direct or indirect parent of such subsidiary and to each other owner of Equity Interests of such subsidiary on a pro rata basis (or more favorable basis from the perspective of the U.S. Borrower, NI Acquisition Co. or such subsidiary) based on their relative ownership interests);

              (b) the U.S. Borrower and NI Acquisition Co. may declare and pay dividends or make other distributions to Holdings in respect of (i)
    overhead, tax liabilities of Holdings or its direct or indirect owners, including, without limitation, to make distributions under Section 6.06(e)
    hereof, legal, accounting and other professional fees and expenses, (ii)
    fees and expenses related to any equity offering, investment or acquisition permitted hereunder (whether or not successful) and (iii) other fees and expenses in connection with the maintenance of its existence and its ownership of the U.S. Borrower and NI Acquisition Co., and in order to permit Holdings to make payments permitted by Sections 6.07(b) and (c);

              (c) Holdings may purchase or redeem (and the U.S. Borrower and NI
    Acquisition Co. may declare and pay dividends or make other distributions to
    Holdings, the proceeds of which are used so to purchase or redeem) Equity
    Interests of Holdings (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings or any of the Subsidiaries or by any Plan
    upon such person's death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued, provided that the aggregate amount of such purchases or redemptions under this paragraph (c)
    shall not exceed in any fiscal year $7.5 million (plus the amount of net proceeds (x) received by Holdings during such calendar year from sales of
    Equity Interests of Holdings to directors, consultants, officers or employees of Holdings or any Subsidiary in connection with permitted employee compensation and incentive arrangements), which, if not used in any year, may be carried forward to any subsequent calendar year and (y) of any key-man life insurance policies recorded during such calendar year;

              (d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and

              (e) (i) with respect to each tax year (or portion thereof) that
    Holdings qualifies as a Flow Through Entity, the distribution by Holdings to the holders of the Equity Interests of Holdings of an amount equal to the product of (A) the amount of aggregate net taxable income allocated by
    Holdings to the direct or indirect holders of the Equity Interests of
    Holdings for such period and (B) the Presumed Tax Rate for such period and
    (ii) with respect to any tax year (or portion thereof) that Holdings does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any

                                     -117-

    direct or indirect parent company of Holdings in amounts required for such parent company to pay federal, state or local income taxes (as the case may
    be) imposed directly on such parent company to the extent such income taxes are attributable to the income of Holdings and its Subsidiaries (including without limitation, by virtue of such parent company being the common parent of a consolidated or combined tax group of which Holdings and/or its
    Subsidiaries are members); provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that
    Holdings and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Holdings and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group).

         SECTION 6.07. Transactions with Affiliates.

         (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of capital stock of Holdings, unless such transaction is (i) otherwise permitted (or required) under this Agreement (including in connection with any
Permitted Receivables Financing) or (ii) upon terms no less favorable to
Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm's-length transaction with a person that is not an Affiliate;
provided that this clause (ii) shall not apply to (A) the payment to the Funds of the monitoring and management fees referred to in paragraph (c) below or fees payable on the Closing Date or (B) the indemnification of directors of Holdings and the Subsidiaries in accordance with customary practice.

         (b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

              (i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Holdings,

              (ii) loans or advances to employees of Holdings or any of the
    Subsidiaries in accordance with Section 6.04(g),

              (iii) transactions among the Borrowers and the Subsidiary Loan
    Parties and transactions among the Subsidiary Loan Parties otherwise permitted by this Agreement,

              (iv) the payment of fees and indemnities to directors, officers and employees of Holdings and the Subsidiaries in the ordinary course of business,

              (v) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

              (vi) any employment agreements entered into by Holdings or any of the Subsidiaries in the ordinary course of business,

                                     -118-

              (vii) dividends, redemptions and repurchases permitted under
    Section 6.06,

              (viii) any purchase by the Funds or any Fund Affiliate of Equity
    Interests of Holdings or any contribution by Holdings to, or purchase by
    Holdings of, the equity capital of the U.S. Borrower and/or NI Acquisition
    Co.; provided that any Equity Interests of the U.S. Borrower and/or NI
    Acquisition Co. purchased by Holdings shall be pledged to the Collateral
    Agent on behalf of the Lenders pursuant to the U.S. Collateral Agreement,

              (ix) payments by Holdings or any of the Subsidiaries to the Funds or any Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors of Holdings, in good faith,

              (x) subject to paragraph (c) below, the existence of, or the performance by Holdings, the U.S. Borrower or any of the Subsidiaries of its
    obligations under the terms of, the Acquisition Agreement, or any agreement contemplated thereunder to which it is a party as of the Closing Date;
    provided, however, that the existence of, or the performance by Holdings, the U.S. Borrower or any subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause
    (x) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respect,

              (xi) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

              (xii) any transaction in respect of which Holdings delivers to the
    Administrative Agent (for delivery to the Lenders) a letter addressed to the
    Board of Directors of Holdings from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of Holdings qualified to render such letter and
    (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm's-length transaction with a person that is not an Affiliate,

              (xiii) subject to paragraph (c) below, the payment of all fees, expenses, bonuses and awards related to the Transactions contemplated by the
    Acquisition Agreement, including fees to the Funds or any Fund Affiliate,

              (xiv) transactions pursuant to the Post-Closing Reorganization,

              (xv) transactions pursuant to any Permitted Receivables Financing,
    and

                                     -119-

              (xvi) transactions with joint ventures for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice.

         (c) Make any payment of or on account of monitoring or management or similar fees payable to the Funds or any Fund Affiliate in an aggregate amount in any fiscal year in excess of the greater of (x) $10.0 million and (y) 2% of
EBITDA of Holdings and its Subsidiaries for the immediately preceding fiscal year, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods.

         SECTION 6.08. Business of Holdings and the Subsidiaries.

         Notwithstanding any other provisions hereof:

              (a) Engage at any time in any business or business activity other than:

         (i) in the case of the U.S. Borrower and any Subsidiary (other than the
    Subsidiaries specified in clause (b)(ii) below), any business or business activity conducted by it on the Closing Date and on the Post-Closing
    Reorganization Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions, or

         (ii) in the case of Holdings, (i) ownership of the Equity Interests in the U.S. Borrower and NI Acquisition Co., together with activities directly related thereto, (ii) performance of its obligations under and in connection with the Loan Documents, the Acquisition Agreement and the other agreements contemplated by the Acquisition Agreement, the Senior Note Documents and the
    Senior Subordinated Note Documents, (iii) actions incidental to the consummation of the Transactions, (iv) the Guarantees permitted pursuant to
    Section 6.01(m), (v) actions required by law to maintain its existence and
    (vi) the issuance of common Equity Interests.

              (b) in the case of NI Acquisition Co., NI Holdings or a Special
    Purpose Receivables Subsidiary, engage at any time in any business or business activity, incur any Indebtedness or other obligation (monetary or otherwise) or permit or suffer to exist any Lien other than:

         (i) in the case of NI Acquisition Co., ownership of not in excess of between approximately 21% and 30% of the Equity Interests of NI Holdings,
    together with incidental activities reasonably related thereto,

         (ii) in the case of NI Holdings, ownership of the Equity Interests of
    Foreign Subsidiaries of Holdings, ownership of limited partnership Equity
    Interests owned as of the Closing Date, Permitted NI Holdings Purchases and
    the making of subordinated loans to the U.S. Borrower, together with incidental activities reasonably related thereto, or

                                     -120-

         (iii) in the case of a Special Purpose Receivables Subsidiary, engaging in Permitted Receivables Financings.

              (c) Holdings shall not permit any Subsidiary to make intercompany loans to any Subsidiary of NI Acquisition Co. or NI Holdings unless the terms of such intercompany loans expressly provide that neither NI
    Acquisition Co. or NI Holdings will have any liability or obligations under such intercompany loans and, in the event that a claim is made against NI
    Acquisition Co. or NI Holdings under such intercompany loans, Holdings and the U.S. Borrower agree to assume (and such Subsidiary releases) all liabilities and obligations of NI Holdings and NI Acquisition Co. under such intercompany loans and Holdings and the U.S. Borrower agreed to indemnify NI
    Holdings and NI Acquisition Co. against all claims, liabilities or obligations arising under or in connection with such intercompany loans.

         SECTION 6.09. Limitation on Modifications of Indebtedness;
Modifications of Certificate of Incorporation, By-Laws and Certain Other
Agreements; etc.

         (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of Holdings, the U.S. Borrower or any of the Subsidiaries or the Acquisition Agreement.

         (b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Senior Notes or the Senior Subordinated Notes or any Permitted Debt Securities, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Senior Notes or the
Senior Subordinated Notes or any Permitted Debt Securities (except for
Refinancings permitted by Section 6.01(l)), except for payments of regularly scheduled interest, other than payments in respect of the Senior Subordinated
Notes or any Permitted Senior Subordinated Debt Securities prohibited by the subordination provisions thereof; or

         (ii) Amend or modify, or permit the amendment or modification of, any provision of any Senior Note, any Senior Subordinated Note or any Permitted Debt
Securities, any Permitted Receivables Document or any agreement (including any
Senior Notes Document or Senior Subordinated Notes Document or any document relating to any Permitted Debt Securities) relating thereto, other than amendments or modifications that are not in any manner materially adverse to
Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders.

         (c) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Subsidiary to Holdings or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by such Subsidiary pursuant to the Security Documents,

                                     -121-

in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

              (A) restrictions imposed by applicable law;

              (B) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary;

              (C) contractual encumbrances or restrictions in effect on the
         Closing Date under (x) any Senior Note Document or any Senior
         Subordinated Note Document or (y) any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

              (D) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

              (E) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

              (F) any restrictions imposed by any agreement relating to secured
         Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such
         Indebtedness;

              (G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

              (H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

              (I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

              (J) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section
         6.05 pending the consummation of such sale; or

              (K) any agreement in effect at the time such subsidiary becomes a
         Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary.

         SECTION 6.10. Capital Expenditures.

         Permit Holdings or the Subsidiaries to make any Capital Expenditure, except that:

                                     -122-

              (a) During any fiscal year Holdings and the Subsidiaries may make
    Capital Expenditures so long as the aggregate amount thereof does not exceed the amount set forth opposite such fiscal year below:

                           Year                         Amount
                           ----                      ------------
                           2004                      $150,000,000
                           2005                      $175,000,000
                           2006                      $175,000,000
                           2007                      $175,000,000
                           2008                      $175,000,000
                           2009                      $175,000,000
                           2010                      $175,000,000

              (b) Notwithstanding anything to the contrary contained in
    paragraph (a) above, to the extent that the aggregate amount of Capital
    Expenditures made by Holdings and the Subsidiaries in any fiscal year of
    Holdings pursuant to Section 6.10(a) is less than the amount set forth for such fiscal year, the amount of such difference may be carried forward and used to make Capital Expenditures in the two succeeding fiscal years;
    provided that in any fiscal year, the amount permitted to be applied to make
    Capital Expenditures pursuant to this paragraph (b) shall in no event exceed an amount equal to 50% of the amount set forth in Section 6.10(a) for such fiscal year.

              (c) In addition to the Capital Expenditures permitted pursuant to the preceding paragraphs (a) and (b), Holdings and the Subsidiaries may make additional Capital Expenditures at any time in an amount not to exceed the portion, if any, of the Available Investment Basket Amount on the date of such Capital Expenditure that the U.S. Borrower elects to apply to this
    Section 6.10(c).

         SECTION 6.11. Interest Coverage Ratio.

         Permit the ratio (the "Interest Coverage Ratio") on the last day of any fiscal quarter occurring in any period set forth below, for the four quarter period ended as of such day of (a) EBITDA to (b) Cash Interest Expense to be less than the ratio set forth below for such period; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to
Section 6.05 has been obtained) or incurrence or repayment of Indebtedness
(excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest
Coverage Ratio shall be determined for the respective Test Period on a Pro Forma
Basis for such occurrences.

             Period                                                   Ratio
             ------                                                   -----
January 1, 2004 - December 31, 2004                               1.65 to 1.00
January 1, 2005 - December 31, 2005                               1.70 to 1.00
January 1, 2006 - December 31, 2006                               1.75 to 1.00
January 1, 2007 - December 31, 2007                               1.80 to 1.00
January 1, 2008 - December 31, 2008                               1.85 to 1.00

                                     -123-

             Period                                                   Ratio
             ------                                                   -----
January 1, 2009 - December 31, 2009                               1.90 to 1.00
January 1, 2010 - Tranche B Maturity Date                         2.25 to 1.00

         SECTION 6.12. Leverage Ratio.

         Permit the Leverage Ratio on the last day of any fiscal quarter occurring in any period set forth below, to be in excess of the ratio set forth below for such period.

             Period                                                   Ratio
             ------                                                   -----
January 1, 2004 - December 31, 2004                               6.75 to 1.00
January 1, 2005 - December 31, 2005                               6.50 to 1.00
January 1, 2006 - December 31, 2006                               6.00 to 1.00
January 1, 2007 - December 31, 2007                               5.50 to 1.00
January 1, 2008 - December 31, 2008                               5.25 to 1.00
January 1, 2009 - December 31, 2009                               5.00 to 1.00
January 1, 2010 - Tranche B Maturity Date                         4.75 to 1.00

         SECTION 6.13. Swap Agreements.

         Enter into any Swap Agreement, other than (a) Swap Agreements required by Section 5.12 or any Permitted Receivables Financing, (b) Swap Agreements
entered into in the ordinary course of business to hedge or mitigate risks to which Holdings or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, and (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings or any
Subsidiary.

         SECTION 6.14. No Other "Designated Senior Indebtedness".

         None of Holdings or any Borrower shall designate, or permit the designation of, any Indebtedness (other than under this Agreement or the other
Loan Documents) as "Designated Senior Indebtedness" or any other similar term for the purpose of the definition of the same or the subordination provisions contained in the Senior Subordinated Note Indenture or any indenture governing any Permitted Senior Subordinated Debt Securities.

                                  ARTICLE VII

                                Events of Default

         SECTION 7.01. Events of Default.

         In case of the happening of any of the following events ("Events of
Default"):

              (a) any representation or warranty made or deemed made by
    Holdings, the U.S. Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan

                                     -124-

    Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Holdings, the U.S.
    Borrower or any other Loan Party;

              (b) default shall be made in the payment of any principal of any
    Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

              (c) default shall be made in the payment of any interest on any
    Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan
    Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

              (d) default shall be made in the due observance or performance by
    Holdings, the U.S. Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to
    Holdings or a Borrower), 5.05(a), 5.08, 5.10(d) or in Article VI;

              (e) default shall be made in the due observance or performance by
    Holdings, the U.S. Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the
    Administrative Agent or any Lender to the U.S. Borrower;

              (f) (i) any event or condition occurs that (A) results in any
    Material Indebtedness becoming due prior to its scheduled maturity or (B)
    enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, any Borrower or any of the
    Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

              (g) there shall have occurred a Change in Control;

              (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i)
    relief in respect of Holdings, any Borrower or any of the Subsidiaries, or
    of a substantial part of the property or assets of Holdings, any Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for
    Holdings, any Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, any

                                     -125-

    Borrower or any of the Subsidiaries or (iii) the winding-up or liquidation of Holdings, any Borrower or any Subsidiary (except, in the case of any
    Subsidiary (other than any Borrower), in a transaction permitted by Section
    6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

              (i) Holdings, any Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Subsidiaries or
    for a substantial part of the property or assets of Holdings, any Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

              (j) the failure by Holdings, the U.S. Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $25.0 million, which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the U.S.
    Borrower or any Subsidiary to enforce any such judgment;

              (k) (i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a
    United States district court to administer any Plan, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) Holdings, the U.S. Borrower or any
    Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal
    Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner,
    (iv) Holdings, the U.S. Borrower or any Subsidiary or any ERISA Affiliate
    shall have been notified by the sponsor of a Multiemployer Plan that such
    Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (v) Holdings, the U.S. Borrower or any
    Subsidiary or any ERISA Affiliate shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the
    Code) involving any Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i)
    through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a
    Material Adverse Effect; or

              (l) (i) any Loan Document shall for any reason be asserted in writing by Holdings, any Borrower or any Subsidiary not to be a legal, valid and binding

                                     -126-

    obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, any Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the U.S.
    Borrower or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant
    Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreements or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender's title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, (iii) the Guarantees pursuant to the Security Documents by Holdings, the U.S. Borrower or the Subsidiary Loan
    Parties of any of the Obligations shall cease to be in full force and effect
    (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the U.S. Borrower or any Subsidiary Loan Party not to
    be in effect or not to be legal, valid and binding obligations or (iv) the
    Obligations of the Borrowers or the Guarantees thereof by Holdings, the U.S.
    Borrower, and the Subsidiary Loan Parties pursuant to the Security Documents shall cease to constitute senior indebtedness under the subordination provisions of the Senior Subordinated Note Documents or such subordination provisions shall be invalidated or otherwise cease, or shall be asserted in writing by Holdings, the U.S. Borrower or any Subsidiary to be invalid or to cease, to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the
Required Lenders, shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the
Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(j); and in any event with respect to a
Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan
Document, shall automatically become due and payable and the Administrative
Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the
Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

                                     -127-

         SECTION 7.02. Exclusion of Immaterial Subsidiaries.

         Solely for the purposes of determining whether an Event of Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such clause to any subsidiary shall be deemed not to include any subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the U.S. Borrower most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or
5.0% of total revenues of Holdings and the Subsidiaries as of such date;
provided that if it is necessary to exclude more than one Subsidiary from clause
(h) or (i) of Section 7.01 pursuant to this Section 7.02 in order to avoid an
Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

         SECTION 7.03. Holdings' Right to Cure.

         (a) Financial Performance Covenants. Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings fails to comply with the requirements of any Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to
Section 5.04(c), Holdings shall have the right to issue Permitted Cure
Securities for cash or otherwise receive cash contributions to the capital of
Holdings, and, in each case, to contribute any such cash to the capital of the
U.S. Borrower (collectively, the "Cure Right"), and upon the receipt by U.S.
Borrower of such cash (the "Cure Amount") pursuant to the exercise by Holdings of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

              (i) EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this
    Agreement, by an amount equal to the Cure Amount; and

              (ii) If, after giving effect to the foregoing recalculations,
    Holdings shall then be in compliance with the requirements of all Financial
    Performance Covenants, Holdings shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the
    Financial Performance Covenants that had occurred shall be deemed cured for this purposes of the Agreement.

         (b) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (b) in each eight-fiscal-quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised and (c)
the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants.

                                     -128-

                                   ARTICLE VIII

                                   The Agents

         SECTION 8.01. Appointment.

         (a) In order to expedite the transactions contemplated by this
Agreement, (i) Citicorp North America, Inc. is hereby appointed to act as
Administrative Agent and Collateral Agent, (ii) Deutsche Bank Securities Inc.,
J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P. and UBS
Securities LLC are each hereby appointed to act as a Co-Syndication Agent and
(iii) Bank of America, N.A. is hereby appointed to act as Documentation Agent.
In addition, each of Credit Lyonnais New York Branch, The Royal Bank of Scotland
plc and Bank One, NA shall have the title of Senior Managing Agent under this
Agreement (each, a "Senior Managing Agent"). Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative
Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative
Agent is hereby expressly authorized by the Lenders and each Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the
Lenders and such Issuing Bank all payments of principal of and interest on the
Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder, and promptly to distribute to each
Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative
Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by any Borrower pursuant to this Agreement as received by the Administrative Agent. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the
Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the
Security Documents. In the event that any party other than the Lenders and the
Agents shall participate in all or any portion of the Collateral pursuant to the
Security Documents, all rights and remedies in respect of such Collateral shall be controlled by the Collateral Agent.

         (b) Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the
Borrowers or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the
Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the

                                     -129-

Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to any Borrower or any other
Loan Party or any other party hereto on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing
Bank on account of the failure of or delay in performance or breach by any other
Lender or Issuing Bank or any Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents, employees or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

         SECTION 8.02. Nature of Duties.

         The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any person. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan
Documents or otherwise exist against the Administrative Agent. Each Lender recognizes and agrees that Global Coordinators, the Documentation Agent, the
Co-Syndication Agents, the Joint Lead Arrangers and the Senior Managing Agents
shall have no duties or responsibilities under this Agreement or any other Loan
Document, or any fiduciary relationship with any Lender, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as the Global Coordinators, the Documentation Agent, the Co-Syndication Agents, the
Joint Lead Arrangers or as the Senior Managing Agents hereunder.

         SECTION 8.03. Resignation by the Agents.

         Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the U.S. Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the U.S. Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the U.S. Borrower and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders with the consent of the U.S. Borrower (not to be unreasonably withheld or delayed), appoint a successor Agent which shall be a bank with an office in New
York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus having a Dollar
Equivalent that is not less than $500.0 million or an Affiliate of any such bank. Upon the

                                     -130-

acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         SECTION 8.04. Each Agent in Its Individual Capacity.

         With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any of the
Subsidiaries or other Affiliates thereof as if it were not an Agent.

         SECTION 8.05. Indemnification.

         Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such
Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) of any reasonable expenses incurred for the benefit of the Lenders by the Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the U.S. Borrower and (b)
to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the U.S. Borrower, provided that no
Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

         SECTION 8.06. Lack of Reliance on Agents.

         Each Lender acknowledges that it has, independently and without reliance upon the Agents and any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

                                     -131-

         SECTION 8.07. Designation of Affiliates for Loans Denominated in Euros.

         The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the
Administrative Agent and/or the Collateral Agent hereunder with respect to
Loans, Borrowings and Letters of Credit denominated in Euros. The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis.

                                   ARTICLE IX

                                  Miscellaneous

         SECTION 8.08. Notices.

         (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

              (i) if to any Loan Party, to it at Nalco Holdings LLC, Ondeo Nalco
    Center, Naperville, Illinois 60563, with a copy to (A) Blackstone Capital
    Partners IV L.P. 345 Park Avenue, New York, New York 10154, (B) Apollo
    Investment Fund V, L.P. 1301 Avenue of the Americas, New York, New York
    10019 and (C) GS Capital Partners 2000, L.P. 85 Broad Street, New York, New
    York 10004;

              (ii) if to the Administrative Agent or the Collateral Agent, to
    Citicorp North America, Inc., 2 Penns Way, Suite 200, New Castle, Delaware
    19720, attention: Betsy Wier (telecopy (212) 994-0961) (e-mail:
    elizabeth.j.wier@citigroup.com, with a copy to Cahill Gordon & Reindel LLP,
    80 Pine Street, New York, New York 10005, attention: Michael E. Michetti,
    Esq. (telecopy: (212) 269-5420);

              (iii) if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing; and

              (iv) if such notice relates to a Revolving Facility Borrowing denominated in Euros, to the Applicable Agent.

         (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the
Applicable Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and the U.S. Borrower (on behalf of itself and the Foreign
Subsidiary Borrowers) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

         (c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent

                                     -132-

permitted by paragraph (b) above) electronic means or on the date five Business
Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this
Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

         (d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

         SECTION 9.02. Survival of Agreement.

         All covenants, agreements, representations and warranties made by the
U.S. Borrower and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan
Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any
Loan or L/C Disbursement or any Fee or any other amount payable under this
Agreement or any other Loan Document is outstanding and unpaid or any Letter of
Credit is outstanding and so long as the Commitments have not been terminated.
Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

         SECTION 9.03. Binding Effect.

         This Agreement shall become effective when it shall have been executed by Holdings, the U.S. Borrower and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrowers, each Issuing Bank, the
Agents and each Lender and their respective permitted successors and assigns.

         SECTION 9.04. Successors and Assigns.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any
Letter of Credit), except that (i) other than pursuant to a merger permitted by
Section 6.05(b) or 6.05(i), no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each
Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this
Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing

                                     -133-

Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders)
any legal or equitable right, remedy or claim under or by reason of this
Agreement.

         (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its
Commitment and the Loans at the time owing to it) with the prior written consent
(such consent not to be unreasonably withheld or delayed) of:

              (A) the U.S. Borrower; provided that no consent of the U.S.
         Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing or during the primary syndication of the Facilities
         (as determined by the Administrative Agent), any other assignee
         (provided that any liability of the Borrowers to an assignee that is an
         Approved Fund or Affiliate of the assigning Lender under Section 2.15,
         2.17 or 2.21 shall be limited to the amount, if any, that would have been payable hereunder by such Borrower in the absence of such assignment); and

              (B) the Administrative Agent and, in the case of Revolving
         Facility Commitment, the Swingline Lenders; provided that no consent of the Administrative Agent or the Swingline Lenders, as applicable, shall be required for an assignment of (i) a Revolving Facility Commitment to an assignee that is a Lender with a Revolving Facility Commitment immediately prior to giving effect to such assignment, or (ii) a Term
         Loan to a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

         (ii) Assignments shall be subject to the following additional conditions:

              (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the commitment of the assigning Lender subject to each such assignment
         (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $5.0 million, in the case of Revolving Facility
         Commitments and Revolving Facility Loans, (y) (U)1.0 million in the case of Tranche A-2 Term Loans denominated in Euros and (z) $1.0 million, in the case of Tranche A-1 Term Loans and Tranche B Term
         Loans, unless each of the U.S. Borrower and the Administrative Agent otherwise consent; provided that no such consent of the U.S. Borrower shall be required if an Event of Default under paragraph (b), (c), (h)
         or (i) of Section 7.01 has occurred and is continuing;

                                     -134-

              (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

              (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that no such recordation fee shall be due in connection with an assignment to an existing Lender or Affiliate of a Lender or an assignment by the
         Administrative Agent; and

              (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

         For purposes of this Section 9.04(b), the term "Approved Fund" shall have the following meaning:

         "Approved Fund" shall mean any person (other than a natural person)
    that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

              (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and
Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this
Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a
Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

              (iv) The Administrative Agent, acting for this purpose as an agent of the U.S. Borrower, shall maintain at one of its offices a copy of each
Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the U.S. Borrower, the Agents, each Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this
Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the U.S. Borrower, any Issuing Bank and any Lender,
at any reasonable time and from time to time upon reasonable prior notice.

                                     -135-

              (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed
Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and
Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

         (c) (i) Any Lender may, without the consent of the U.S. Borrower, the
Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement
(including all or a portion of its Commitment and the Loans owing to it);
provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the
Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument (oral or written)
pursuant to which a Lender sells such a participation shall provide that such
Lender shall retain the sole right to enforce this Agreement and the other Loan
Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the
Participant, agree to any amendment, modification or waiver described in Section
9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement
(oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, each of the
Borrowers agrees that each Participant shall be entitled to the benefits of
Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

              (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such
Participant, unless the sale of the participation to such Participant is made with the U.S. Borrower's prior written consent (which shall not be unreasonably withheld). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such
Participant fails to comply with Section 2.17(e) as though it were a Lender.

         (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a
Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                                     -136-

         SECTION 9.05. Expenses; Indemnity.

         (a) The U.S. Borrower agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Agents in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents in connection with the syndication of the Commitments or the administration of this
Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the U.S. Borrower and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents or any
Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Agents and the Joint Lead Arrangers, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel) (including the reasonable allocated costs of internal counsel for the Agents, the Joint Lead Arrangers, any Issuing Bank or any Lender
(but no more than one such counsel for any Lender).

         (b) The U.S. Borrower agrees to indemnify the Agents, the Joint Lead
Arrangers, each Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby,
(ii) the use of the proceeds of the Loans or the use of any Letter of Credit or
(iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result primarily from the gross negligence or willful misconduct of such Indemnitee (treating, for this purpose only, any Agent, any Joint Lead Arranger, any Issuing Bank, any
Lender and any of their respective Related Parties as a single Indemnitee).
Subject to and without limiting the generality of the foregoing sentence, the
U.S. Borrower agrees to indemnify each Indemnitee against, and hold each
Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to Holdings, the U.S. Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Property or any property owned, leased or operated by any predecessor of Holdings, the U.S. Borrower or any of their Subsidiaries, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the

                                     -137-

gross negligence or willful misconduct of such Indemnitee or any of its Related
Parties. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank or any Lender. All amounts due under this
Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

         (c) Unless an Event of Default shall have occurred and be continuing, the U.S. Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the U.S. Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding the U.S. Borrower's election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the U.S. Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the U.S. Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the U.S. Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the U.S. Borrower
(in which case the U.S. Borrower shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) the U.S. Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv)
the U.S. Borrower shall authorize in writing such Indemnitee to employ separate counsel at the U.S. Borrower's expense. The U.S. Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the U.S. Borrower's consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.

         (d) Except as expressly provided in Section 9.05(a) with respect to
Other Taxes, which shall not be duplicative with any amounts paid pursuant to
Section 2.17, this Section 9.05 shall not apply to Taxes.

         SECTION 9.06. Right of Set-off.

         If an Event of Default shall have occurred and be continuing, each
Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing
Bank to or for the credit or the account of Holdings, the U.S. Borrower or any
Subsidiary against any of and all the obligations of Holdings or the U.S.
Borrower now or hereafter existing under this Agreement or any other Loan
Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this
Agreement or such other Loan Document and although the

                                     -138-

obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

         SECTION 9.07. Applicable Law.

         THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF
CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN
ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

         SECTION 9.08. Waivers; Amendment.

         (a) No failure or delay of the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan
Document or consent to any departure by Holdings, any Borrower or any other Loan
Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

         (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrowers and the Required Lenders and (y) in the
case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

              (i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C
    Disbursement, without the prior written consent of each Lender directly affected thereby; provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

              (ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or
    Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

                                     -139-

              (iii) extend or waive any Installment Date or reduce the amount due on any Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

              (iv) amend or modify the provisions of Section 2.18(b) or (c) or
    Article X in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

              (v) amend or modify the provisions of this Section or the
    definition of the terms "Required Lenders," "Majority Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each
    Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

              (vi) release all or substantially all the Collateral or release any of Holdings, the U.S. Borrower or any Subsidiary Loan Party from its
    Guarantee under the U.S. Collateral Agreement or the Foreign Guarantee, as
    applicable, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of (i) other than with respect to a release of the U.S. Borrower from its Guarantee, each Lender and (ii) with respect to a release of the U.S. Borrower from its Guarantee, each Lender adversely affected thereby;

              (vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of
    Lenders participating in any Facility differently from those of Lenders participating in other Facilities, without the consent of the Majority
    Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or
    Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such
Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this
Section 9.08 shall bind any assignee of such Lender.

         (c) Without the consent of any Global Coordinator, Documentation Agent,
Co-Syndication Agent, Joint Lead Arranger or Lender, the Loan Parties and the
Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent

                                     -140-

required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

         (d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the
Administrative Agent, Holdings and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

         (e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the
Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Tranche B Term Loans
("Refinanced Term Loans") with a replacement "B" term loan tranche hereunder which shall be Loans hereunder ("Replacement Term Loans"); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable
Margin for such Replacement Term Loans shall not be higher than the Applicable
Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such
Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

         (f) Notwithstanding the foregoing, (i) technical and conforming modifications to the Loan Documents may be made with the consent of Holdings and the U.S. Borrower and the Administrative Agent to the extent necessary to integrate any New Term B Commitments or New Revolving Facility Commitments on
substantially the same basis as the Tranche B Term Loans or Revolving Facility
Loans, as applicable, or (ii) technical and administrative modifications to
Section 2.04 of this Agreement and related defined terms in Section 1.01 of this
Agreement may be made to the extent relating to Swingline Euro Loans with the consent of the U.S. Borrower and the Administrative Agent in connection with the initial selection of a Swingline Euro Lender to the extent such changes are not adverse to any Revolving Facility Lender.

         SECTION 9.09. Interest Rate Limitation.

         Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law

                                     -141-

(collectively, the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

         SECTION 9.10. Entire Agreement.

         This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.
Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this
Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

         SECTION 9.11. WAIVER OF JURY TRIAL.

         EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY
APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY
LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH
THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A)
CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS
REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE
EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES
THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS
AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS,
THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

         SECTION 9.12. Severability.

         In the event any one or more of the provisions contained in this
Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                                     -142-

         SECTION 9.13. Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section
9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

         SECTION 9.14. Headings.

         Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

         SECTION 9.15. Jurisdiction; Consent to Service of Process.

         (a) Each of Holdings and each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Nothing in this Agreement shall affect any right that any Lender or any Issuing
Bank may otherwise have to bring any action or proceeding relating to this
Agreement or the other Loan Documents against Holdings, any Borrower or any Loan
Party or their properties in the courts of any jurisdiction.

         (b) Each of Holdings and each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         SECTION 9.16. Confidentiality.

         (a) The Loan Parties, the Global Coordinators, the Agents, the
Documentation Agent, the Co-Syndication Agents, the Joint Lead Arrangers and the
Lenders (collectively, the "Parties") hereby agree that each Party and each of its respective officers, directors, employees, agents, accountants, attorneys and other advisors are, and have been from the commencement of discussions with respect to the transactions contemplated herein, permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment (as such terms are used in Treas. Reg. (section)1.6011-4) of the transactions contemplated

                                     -143-

herein, and all materials of any kind (including opinions or other tax analyses)
that are or have been provided to the Parties related to such tax structure and tax treatment. In this regard, each Party acknowledges and agrees that its disclosure of the tax structure or tax treatment of the transactions contemplated herein is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). To the extent that disclosure of the tax structure or tax treatment of the transactions contemplated herein by the
Parties is limited by any existing agreement between the Parties, such limitation is agreed to be void ab initio and such agreement is hereby amended to permit disclosure of the tax structure and tax treatment of the transactions contemplated herein as provided in this paragraph (a).

         (b) Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to
Holdings, the U.S. Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the U.S. Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person's knowledge, no obligations of confidentiality to Holdings, the U.S. Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this
Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National
Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to
Governmental Authorities or the National Association of Insurance Commissioners,
(C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this
Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section
9.16) and (F) to any direct or indirect contractual counterparty in Swap
Agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section).

         SECTION 9.17. Conversion of Currencies.

         (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Foreign Subsidiary Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

                                     -144-

         (b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable
Creditor") shall, notwithstanding any judgment in a currency (the "Judgment
Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in
accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the
Agreement Currency so purchased is less than the sum originally due to the
Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the
Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

         SECTION 9.18. Citigroup Direct Website Communications.

         (a) Delivery. (i) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A)
relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor,
(C) provides notice of any Default or Event of Default under this Agreement or
(D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the
"Communications"), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to
oploanswebadmin@citigroup.com. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document but only to the extent requested by the Administrative Agent. Nothing in this Section 9.18 shall prejudice the right of the Agents, the Co-Syndication Agents, the Documentation
Agent, the Joint Lead Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan
Document in any other manner specified in this Agreement or any other Loan
Document.

         (ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each
Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender's e-mail address to which the foregoing notice

                                     -145-

may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

         (b) Posting. Each Loan Party further agrees that the Administrative
Agent may make the Communications available to the Lenders by posting the
Communications on Intralinks or a substantially similar electronic transmission system (the "Platform").

         (c) The Platform is provided "as is" and "as available." The Agent
Parties (as defined below) do not warrant the accuracy or completeness of the
Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent
Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents advisors or representatives
(collectively, "Agent Parties") have any liability to the Loan Parties, any
Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any
Loan Party's or the Administrative Agent's transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party's gross negligence or willful misconduct.

         SECTION 9.19. Release of Liens and Guarantees.

         In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity
Interests or assets of any Subsidiary Loan Party (other than the Equity
Interests of a Borrower) to a person that is not (and is not required to become)
a Loan Party in a transaction not prohibited by Section 6.05, the Administrative
Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the
U.S. Borrower and at the U.S. Borrower's expense to release any Liens created by any Loan Document in respect of such Equity Interests, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party that is not a
Borrower in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such
Subsidiary Loan Party's obligations under its Guarantee. In addition, the
Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by Holdings or the U.S. Borrower and at the U.S. Borrower's
expense to terminate the Liens and security interests created by the Loan
Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity
Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

                                     -146-

                                    ARTICLE X

                         Collection Allocation Mechanism

         SECTION 10.01. Implementation of CAM.

         (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 7.01, (ii) each
Revolving Facility Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Applicable Agent in accordance with
Section 2.04(c)) participations in the Swingline Loans (other than any Swingline
Euro Loan in respect of which Revolving Facility Lenders have funded their purchase of participations pursuant to Section 2.04(c)) in an amount equal to such Revolving Facility Lender's ratable share (based on the respective
Revolving Facility Commitments of the Revolving Facility Lenders immediately prior to the CAM Exchange Date) of each Swingline Euro Loan outstanding on such date, (iii) each Revolving Facility Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Applicable Agent in accordance with Section 2.04(c)) participations in the Swingline Dollar Loans
(other than any Swingline Dollar Loan in respect of which the Revolving Facility
Lenders have funded their purchase of participations pursuant to Section
2.04(c)) in an amount equal to such Revolving Facility Lender's Revolving
Facility Percentage of each Swingline Dollar Loan outstanding on such date, (iv)
simultaneously with the automatic conversions pursuant to clause (v) below, the
Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04) be deemed to have exchanged interests in the Loans
(other than the Swingline Loans), Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including such Lender's interest in the Obligations of each Loan Party in respect of each such Loan and Letter of
Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and a participation in every one of the Swingline
Loans and Letters of Credit (including the Obligations of each Loan Party in respect of each such Loan), whether or not such Lender shall previously have participated therein, equal to such Lender's CAM Percentage thereof and (v)
simultaneously with the deemed exchange of interests pursuant to clause (iv)
above, (A) in the case of the CAM Euro Lenders, the interest in the Loans denominated in a currency other than Euros to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Euro Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the CAM Euro Lenders in respect of such Obligations shall accrue and be payable in Euros at the rates otherwise applicable hereunder and (B) in the case of the CAM Dollar Lenders, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the CAM Dollar Lenders in respect of such
Obligation shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan. Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to

                                     -147-

evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the
Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

         (b) As a result of the CAM Exchange, upon and after the CAM Exchange
Date, each payment received by the Applicable Agent or the Collateral Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the Collateral Agent pursuant to any Security Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Applicable Agent for distribution to the Lenders in accordance herewith.

                            [Signature Pages Follow]

                                     -148-

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

                                   NALCO HOLDINGS LLC

                                   By: /s/ William H. Joyce
                                       ------------------------
                                       Name: William H. Joyce
                                       Title: Chief Executive Officer

                                   NALCO COMPANY, as U.S. Borrower

                                   By: /s/ William H. Joyce
                                       ------------------------
                                       Name: William H. Joyce
                                       Title: Chief Executive Officer

                        [Nalco Company Credit Agreement]

                                   CITIGROUP GLOBAL MARKETS INC.,
                                     as Global Coordinator, Joint Lead
                                     Arranger and Joint Book Manager

                                   By: /s/ Julie Persily
                                       ------------------------
                                       Name: Julie Persily
                                       Title: Managing Director

                                   CITICORP NORTH AMERICA, INC.,as
                                     Administrative Agent and as Lender

                                   By: /s/ Julie Persily
                                       ------------------------
                                       Name: Julie Persily
                                       Title: Managing Director
                                              and Vice President

                        [Nalco Company Credit Agreement]

                                   BANC OF AMERICA SECURITIES LLC, as
                                     Global Coordinator, Joint Lead
                                     Arranger and Joint Book Manager

                                   By: /s/ James Yuhas
                                       ------------------------
                                       Name: James Yuhas
                                       Title: Vice President

                                   BANK OF AMERICA, N.A., as Documentation
                                     Agent, Lender and Issuing Bank

                                   By: /s/ Robert Klawinski
                                       ------------------------
                                       Name: Robert Klawinski
                                       Title: Managing Director

                        [Nalco Company Credit Agreement]

                               DEUTSCHE BANK SECURITIES INC.,as Joint Lead
                                 Arranger, Joint Book Manager and
                                 Co-Syndication Agent

                               By: /s/ Sean Murphy
                                   ------------------------
                                   Name: Sean Murphy
                                   Title: Director

                               By: /s/ Vikrant Sawhney
                                   ------------------------
                                   Name: Vikrant Sawhney
                                   Title: Director

                               DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Lender

                               By: /s/ Scottye Lindsey
                                   ------------------------
                                   Name: Scottye Lindsey
                                   Title: Vice President

                               By: /s/ Susan LeFevre
                                   ------------------------
                                   Name: Susan LeFevre
                                   Title: Director

                        [Nalco Company Credit Agreement]

                                   GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint
                                     Lead Arranger, Joint Book Manager,
                                     Co-Syndication Agent and Lender

                                   By: /s/ Robert Wagner
                                       ------------------------
                                       Name: Robert Wagner
                                       Title: Authorized Signatory

                        [Nalco Company Credit Agreement]

                                   J.P. MORGAN SECURITIES INC.as Joint Lead
                                     Arranger, Joint Book Manager and
                                     Co-Syndication Agent

                                   By: /s/ Pierre Maman
                                       ------------------------
                                       Name: Pierre Maman
                                       Title: Managing Director

                                   JPMORGAN CHASE BANK, as Lender

                                   By: /s/ Stacey L. Haimes
                                       ------------------------
                                       Name: Stacey L. Haimes
                                       Title: Vice President

                        [Nalco Company Credit Agreement]

                                   UBS SECURITIES LLC, as Joint Lead Arranger,
                                     Joint Book Manager and Co-Syndication Agent

                                   By: /s/ David A. Juge
                                       ------------------------
                                       Name: David A. Juge
                                       Title: Managing Director

                                   By: /s/ Oliver O. Trumbo II
                                       ------------------------
                                       Name: Oliver O. Trumbo II
                                       Title: Director

                                   UBS LOAN FINANCE LLC, as Lender

                                   By: /s/ Patricia O'Kicki
                                       ------------------------
                                       Name: Patricia O'Kicki
                                       Title: Director

                                   By: /s/ Joselin Fernandes
                                       ------------------------
                                       Name: Joselin Fernandes
                                       Title: Associate Director
                                              Banking Products
                                              Services, US

                        [Nalco Company Credit Agreement]

                                   BANK ONE, NA, as Lender

                                   By: /s/ John A. Horst
                                       ------------------------
                                       Name: John A. Horst
                                       Title: Director

                        [Nalco Company Credit Agreement]

                                   CREDIT LYONNAIS NEW YORK BRANCH, as Lender

                                   By: /s/ Alex Averbukh
                                       ------------------------
                                       Name: Alex Averbukh
                                       Title: Vice President

                        [Nalco Company Credit Agreement]

                                   THE ROYAL BANK OF SCOTLAND PLC, as Lender

                                   By: /s/ Paul Horton
                                       ------------------------
                                       Name: Paul Horton
                                       Title: Director

                        [Nalco Company Credit Agreement]

                                   ERSTE BANK DER OESTERREICHISCHEN
                                     SPARKASSEN AG, as Lender

                                   By: /s/ Gregory T. Aptman
                                       ------------------------
                                       Name: Gregory T. Aptman
                                       Title: Vice President

                                   By: /s/ Bryan Lynch
                                       ------------------------
                                       Name: Bryan Lynch
                                       Title: First Vice President

                        [Nalco Company Credit Agreement]